     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2000.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------

                                   FORM 10/A
                                AMENDMENT NO. 1

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          IMPERIAL PARKING CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                       31-1534011
      (State or Other Jurisdiction of               (I.R.S. Employer Identification No.)
       Incorporation or Organization)

     601 West Cordova Street, Suite 300                           V6B 1G1
            Vancouver, BC Canada
  (Address of Principal Executive Offices)                       (Zip Code)

       Registrant's telephone number, including area code: (604) 681-7311

       Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
            -------------------                        ------------------------------
               Common Stock,                              American Stock Exchange
          par value $.01 per share

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          IMPERIAL PARKING CORPORATION

                 INFORMATION INCLUDED IN INFORMATION STATEMENT

              CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

ITEM              FORM 10 ITEM CAPTION                    CAPTION IN INFORMATION STATEMENT
----              --------------------                    --------------------------------
 1.    Business...................................   Summary -- Background and Reasons for the
                                                       Distribution, Pre-Distribution
                                                       Transactions, Impark, Management of
                                                       Impark, Summary Financial Data; The
                                                       Distribution -- Pre-Distribution
                                                       Transactions; Historical Selected
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Business
 2.    Financial Information......................   Summary -- Summary Financial Data;
                                                       Capitalization; Historical Selected
                                                       Financial Data; Management's Discussion
                                                       and Analysis of Financial Condition and
                                                       Results of Operations; Index to Financial
                                                       Statements
 3.    Properties.................................   Business -- Parking Facilities and Surface
                                                     Lots
 4.    Security Ownership of Certain Beneficial
       Owners and Management......................   Security Ownership of Certain Beneficial
                                                     Owners and Management
 5.    Directors and Executive Officers...........   Management -- Executive Officers and
                                                     Directors
 6.    Executive Compensation.....................   Management -- Executive Compensation
 7.    Certain Relationship and Related
       Transactions...............................   Summary -- Background and Reasons for the
                                                       Distribution; Pre-Distribution
                                                       Transactions, Trading Market; The
                                                       Distribution -- Reasons for the
                                                       Distribution, Pre-Distribution
                                                       Transactions; Listing and Trading of
                                                       Impark Common Stock; Certain Transactions
 8.    Legal Proceedings..........................   Business -- Litigation
 9.    Market Price of and Dividends on the
       Registrant's Common Equity and Related
       Shareholder Matters........................   Summary -- Distribution Ratio and
                                                     Mechanics, Trading Market,
                                                       Post-Distribution Dividend Policy; Risk
                                                       Factors -- Market Risks Associated with
                                                       New Public Companies; Listing and Trading
                                                       of Impark Common Stock, Description of
                                                       Capital Stock
10.    Recent Sales of Unregistered Securities....   Not Applicable
11.    Description of Registrant's Securities to
       be Registered..............................   Description of Capital Stock
12.    Indemnification of Directors and
       Officers...................................   Indemnification of Directors and Officers

ITEM              FORM 10 ITEM CAPTION                    CAPTION IN INFORMATION STATEMENT
----              --------------------                    --------------------------------
13.    Financial Statements and Supplementary
       Data.......................................   Index to Financial Statements
14.    Changes in and Disagreements With
       Accountants on Accounting and Financial
       Disclosure.................................   Not Applicable
15.    Financial Statements and Exhibits..........   F-1; A-1

                [FIRST UNION CORPORATION AND IMPARK LETTERHEAD]

                      ------------------------------------

                                                                  March 27, 2000

Dear Shareholder:

     First Union Real Estate Equity and Mortgage Investments is making a special distribution of our subsidiary, Imperial Parking Corporation, known as Impark. You are receiving one share of Impark common stock for every 20 shares of First Union you own on March 20, 2000. Immediately following consummation of the distribution, Impark will be owned by its shareholders in the same proportions as those shareholders own First Union shares.

     First Union is a real estate investment trust whose primary business has been to manage and own retail, apartment, office and parking properties throughout the United States. In 1997, First Union acquired the parking properties of Impark Holdings, Inc. and our affiliate First Union Management, Inc. acquired the parking services and ancillary businesses of Impark Holdings, Inc. As a result of tax legislation enacted in 1998, our ability to grow these businesses was substantially curtailed. Additionally, we believe the investment characteristics of Impark and First Union are substantially different. First Union's board of trustees has therefore unanimously approved the distribution as being in the best interests of First Union's shareholders.

     We have applied to list Impark's shares on the American Stock Exchange under the symbol "IPK." The distribution of Impark's shares is the first public distribution of those shares. Accordingly, we can provide no assurance to you as to what their market price may be.

     The enclosed Information Statement provides important information regarding the distribution and Impark's organization, business, properties and historical and pro forma financial information. Shareholders are encouraged to read this material carefully.

     First Union shareholders on the record date for the distribution are not required to take any action to participate in the distribution. Shareholder approval of the distribution is not required, and First Union is therefore not soliciting your proxy. On behalf of First Union, we thank you for your continued support. On behalf of Impark, we welcome you as a new shareholder.

                                          Sincerely,

                                                /s/ DANIEL P. FRIEDMAN
                                          --------------------------------------
                                          DANIEL P. FRIEDMAN
                                          President and Chief Executive Officer
                                          of First Union

                                               /s/ CHARLES E. HUNTZINGER
                                          --------------------------------------
                                          CHARLES E. HUNTZINGER
                                          President and Chief Executive Officer
                                          of Impark

                   SUBJECT TO COMPLETION DATED MARCH 2, 2000

                             INFORMATION STATEMENT

                             IMPERIAL PARKING LOGO

                          IMPERIAL PARKING CORPORATION
                          DISTRIBUTION OF COMMON STOCK

     We are furnishing you with this Information Statement in connection with the distribution by First Union Real Estate Equity and Mortgage Investments, an Ohio business trust known as First Union, of all of the outstanding shares of common stock, $.01 par value per share, of Imperial Parking Corporation, a Delaware corporation owned by First Union, to the shareholders of First Union. We generally refer to Imperial Parking Corporation in this Information Statement as Impark.

     First Union is distributing the shares of Impark's common stock to holders of First Union shares on the basis of one share of Impark common stock for every 20 First Union shares held on March 20, 2000. No consideration will be payable by First Union shareholders for the Impark shares, nor will they be required to surrender or exchange shares of First Union, or take any other action in order to receive the Impark common stock.

     There is currently no public market for shares of Impark, although it is expected that a "when issued" trading market may develop prior to the time of the Distribution. We have applied to have our common stock listed on the American Stock Exchange under the symbol "IPK." See "Listing and Trading of Impark Common Stock."

     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 18.

                      ------------------------------------

           NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THE
              DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

                      ------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

          THE DATE OF THIS INFORMATION STATEMENT IS           , 2000.

     No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and if given or made, such information or representations must not be relied upon as having been authorized. This Information Statement does not constitute an offer to sell or a solicitation of any offer to buy any securities. This Information Statement presents information concerning Impark believed by Impark to be accurate as of the date set forth on the cover hereof. This Information Statement presents information concerning First Union believed by First Union to be accurate as of the date set forth on the cover hereof. Changes may occur in the presented information after that date. Neither Impark nor First Union plans to update said information except in the course of fulfilling their respective normal public reporting and disclosure obligations.

     Certain statements in this Information Statement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Impark to differ materially from those indicated by such forward-looking statements, including among others, those set forth in this Information Statement under the heading "Risk Factors."

                               TABLE OF CONTENTS

ITEM                                                          PAGE
----                                                          ----
SUMMARY.....................................................     3
THE DISTRIBUTION............................................     9
RISK FACTORS................................................    18
LISTING AND TRADING OF IMPARK COMMON STOCK..................    22
CAPITALIZATION..............................................    23
HISTORICAL SELECTED FINANCIAL DATA..........................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    27
BUSINESS....................................................    32
MANAGEMENT..................................................    42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    47
CERTAIN TRANSACTIONS........................................    49
DESCRIPTION OF CAPITAL STOCK................................    50
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................    52
AVAILABLE INFORMATION.......................................    52
INDEX TO FINANCIAL STATEMENTS...............................   F-1

                                    SUMMARY

     This summary highlights information contained elsewhere in this document. You should read the entire document carefully. This document contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this document.

                                THE DISTRIBUTION

Background and Reasons for
the Distribution...........  First Union Real Estate Equity and Mortgage
                             Investments, which we refer to as First Union, is a real estate investment trust. It manages and owns real estate. First Union has an affiliate, First Union Management, Inc., which we refer to as FUMI. FUMI, through its subsidiaries, is an operating company primarily engaged in managing real estate through management contracts and leases. A trust holds all of the shares of FUMI for the sole benefit of the shareholders of First Union. This type of arrangement is commonly referred to as a stapled REIT. In April 1997, as part of a strategy to grow its management business and to assist First Union in managing parking properties which it owned, FUMI acquired the parking services and ancillary businesses of Impark Holdings, Inc., which, through its operating subsidiaries, was a major provider of parking services in Canada as well as an owner of parking properties. After FUMI acquired these businesses, First Union purchased the parking properties of Impark Holdings.

                             In July 1998 the United States enacted tax legislation which posed certain limitations on the activities of stapled REITs with respect to properties acquired or committed to be acquired after March 26, 1998. As a result of this development, the trustees of First Union reviewed the advisability of having FUMI continue to own its parking services business. The First Union trustees concluded that it would be in the best interests of First Union's shareholders to combine the parking services and ancillary businesses operated by FUMI with the parking properties business in Canada owned by First Union, and then distribute the stock of that corporation to the shareholders of First Union. In this Information Statement we refer to this distribution of stock as the Distribution. The new company will be a Delaware corporation named Imperial Parking Corporation, which we refer to as Impark.

                             The First Union board believes that the
                             Distribution will benefit both First Union and Impark by:

                             -  Improving each company's access to capital;

                             - Improving the focus of management and employees of each company on the performance of their respective businesses; and

                             - Providing management incentives linked to the objective performance of each company's shares in the public markets.

                             The estimated cost of planning and implementing the Distribution and its antecedent transactions is approximately $2.5 million. First Union will be responsible for paying these costs.

Pre-Distribution
Transactions...............  Prior to the Distribution, Impark's parking services and related business were owned by FUMI and its parking properties were owned by First Union. In preparation for the Distribution, First Union and FUMI have taken, or will take, a number of actions to organize Impark and to establish Impark on a sound financial footing with the capacity to grow. These actions include:

                             - Hiring a new chief executive officer and senior vice president, operations to lead Impark;

                             - Disposing of some of the ancillary businesses of FUMI and one of the parking businesses of FUMI;

                             - Combining the parking services and related business of FUMI with the parking properties in Canada owned by First Union; and

                             - Providing working capital to Impark in the form of both contributions of cash and debt.

                             Please see "The Distribution -- Pre-Distribution Transactions" for a more detailed description of these transactions.

Impark.....................  Following the Distribution, Impark will be a leading provider of parking services in North America. From our base in Vancouver and our regional offices in Calgary, Edmonton, Toronto, Winnipeg and Minneapolis, we employ more than 2,000 employees in both Canada and the United States. As of December 31, 1999, we managed, leased or owned over 1,400 parking facilities and lots in Canada and the United States, containing more than 250,000 parking spaces, making us the largest parking provider in Canada and one of the four largest in North America. We also provide parking lot patrolling, ticketing and collection services for our own lots and for those operated by other parties.

Management of Impark.......  The current executive officers of Impark will continue to serve as such following the
                             Distribution. They are Charles E. Huntzinger, president and chief executive officer, J. Bruce Newsome, senior vice president and chief financial officer, and Bryan L. Wallner, senior vice president of operations. In addition, two executive officers of First Union, Daniel P. Friedman and David Schonberger, will also be employed by Impark on a part-time basis. Messrs. Huntzinger, Newsome and Wallner have over 45 years of combined experience in the parking industry. They have operated major parking operations throughout the United States and Canada and have been involved in numerous acquisitions.

Shares to be distributed...  First Union will distribute approximately 2.1 million shares of Impark common stock, representing 100% of the total outstanding shares of Impark common stock. This number will be reduced to the extent that cash payments are made in lieu of the issuance of fractional shares of Impark common stock.

Distribution Ratio and
Mechanics..................  One share of Impark common stock will be distributed for every 20 First Union shares held at the close of business on March 20, 2000. No fractional shares of Impark common stock will be issued in connection with the Distribution. Instead of fractional shares, our distribution agent will
                             (a) aggregate all fractional shares of common stock which would otherwise be issuable in connection with the Distribution, (b) sell those shares in the open market for cash and (c) mail to each First Union shareholder, in lieu of the fractional share the shareholder would otherwise receive, a check in an amount equal to the shareholder's pro rata share in the aggregate amount received for such shares. First Union will not require or accept any payment from the holders of its shares for the Impark common stock to be received by them in the Distribution. Furthermore, First Union beneficiaries will not be required to surrender or exchange First Union shares in order to receive Impark common stock in the Distribution.

Risk factors...............  The shares of Impark common stock that First Union will distribute involve a high degree of risk. Shareholders should consider and read carefully the factors discussed under "Risk Factors."

Federal income tax
consequences of the
  Distribution.............  As a result of the Distribution, each shareholder will be treated for federal income tax purposes as having received a distribution from First Union in an amount equal to the fair market value of the Impark shares received by the beneficiary. In general, the distribution will be taxable as a dividend to the extent of First Union's current or accumulated earnings and profits. Any excess will be treated as a return of the shareholder's investment in his First Union shares and then as gain from the sale of such shares. A portion of the Distribution received by a shareholder otherwise taxable as a dividend may be characterized as a capital gain dividend to the extent that First Union has capital gains for the year of the Distribution and elects to so characterize a portion of the Distribution. The taxable value of the Distribution will be determined with reference to all relevant facts and circumstances at the time of the Distribution. If the Impark shares are immediately tradable, the most relevant fact for establishing their value will likely be their trading price immediately following the Distribution.

Anti-takeover provisions...  Provisions of Impark's charter and bylaws and
                             Delaware corporate law will have the effect of making more difficult a change of control of Impark in a transaction not approved by the Impark board of directors.

Distribution agent.........  National City Bank will be the distribution agent for the Distribution of the Impark common stock.

Record date................  March 20, 2000.

Distribution effective
date.......................  March 27, 2000. Shortly after the Distribution of the Impark common stock, the distribution agent will begin mailing certificates for Impark common stock to First Union shareholder as of the record date. First Union shareholders will not be required to make any payment or to take any other action in order to receive the Impark common stock to which they are entitled in the Distribution.

Trading market.............  There is currently no public market for the Impark common stock. We have applied to list the Impark common stock on the American Stock Exchange under the symbol "IPK."

Post-Distribution dividend
policy.....................  Following the Distribution, Impark intends to retain earnings, if any, to fund the development and growth of its business. Therefore, we do not anticipate the payment of any dividends on Impark common stock in the foreseeable future.

Information about Impark...  The principal executive office of Impark is located at 601 West Cordova Street, Suite 300, Vancouver, BC Canada V6B 1G1 and its telephone number is (604) 681-7311.

                             SUMMARY FINANCIAL DATA

     The financial data presented below is based on the consolidated and combined financial statements of Impark. Adjusted pro forma information for the year ended December 31, 1999 has been extracted from pro forma financial statements included elsewhere in this Information Statement. The adjusted pro forma financial data reflects the historical actual operating results for the periods presented adjusted to give effect to the transactions that will result in the formation of Impark as well as the elimination of the revenues and expenses associated with businesses sold in 1999 which do not meet the definition of a discontinued operation for accounting purposes. Please see note 3 to the adjusted pro forma financial statements to see how the adjustment was done. For a description of the transactions that have been taken into account by the pro forma financial statements see note 2 to the pro forma financial statements.

     This summary financial data should be read in conjunction with the pro forma consolidated and combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Information Statement.

                                                                                       ADJUSTED PRO
                                                                                          FORMA
                                       NINE MONTHS             YEARS ENDED              YEAR ENDED
                                          ENDED                DECEMBER 31,            DECEMBER 31,
                                       DECEMBER 31,   ------------------------------   ------------
                                           1996         1997       1998       1999         1999
                                       ------------   --------   --------   --------   ------------
                                                          (THOUSANDS OF DOLLARS)
STATEMENT OF OPERATIONS DATA
Revenues.............................    $ 35,755     $ 50,775   $ 54,087   $ 60,145     $ 56,354
Direct costs.........................      25,209       37,076     39,196     44,359       42,210
                                         --------     --------   --------   --------     --------
Gross margin.........................      10,546       13,699     14,891     15,786       14,144
General and administrative
  expenses...........................       7,568       11,073     14,972     10,236       11,585
Depreciation and amortization........       2,567        4,951      5,443      5,027        4,984
                                         --------     --------   --------   --------     --------
Operating income (loss)..............         411       (2,325)    (5,524)       523       (2,425)
Other income (expense)...............          87       (4,311)   (21,458)    (5,163)        (282)
                                         --------     --------   --------   --------     --------
Income (loss) from continuing
  operations.........................    $    498     $ (6,636)  $(26,982)  $ (4,640)    $ (2,707)
                                         ========     ========   ========   ========     ========
BALANCE SHEET DATA
  (DECEMBER 31, 1999)
Cash.................................                                       $  3,378     $  7,680
Working capital......................                                        (30,144)      (4,779)
Fixed assets.........................                                         13,705       13,320
Goodwill.............................                                         43,344       43,498
Total assets.........................                                         76,176       76,662
Total liabilities....................                                         84,407       18,012
Total stockholders' equity
  (deficiency).......................                                         (8,230)      58,650
OTHER
Cash provided by (used in)
  Operating activities...............    $    297     $   (762)  $ (5,610)  $  4,478     $  3,225
  Financing activities...............      45,360       35,248     18,943        666           --
  Investing activities...............     (45,040)     (34,228)   (13,135)    (2,863)      (3,262)
Gross collections....................     126,458      172,729    173,925    177,833      172,670
EBITDA...............................       2,978        2,626        (81)     5,550        2,559

     Other income (expense) principally includes gains or losses on the sale or write-downs of assets, other interest expense and income taxes. In the year ended December 31, 1998, other income (expense) included a write-down of goodwill of $15.0 million. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The gross collections amount represents the aggregate cash collected from the revenue generating activities of our operations that will be continuing subsequent to the Distribution for the periods presented. It includes revenues reported under generally accepted accounting principles as well as collections made on parking facilities for which we have management contracts. Gross collections are not a measure under generally accepted accounting principles and are not an alternative to revenues or cash flows. Gross collections are significant to an understanding of the operations of the predecessor entities to Impark because:

     - Management uses gross collections as a key indicator of its business opportunities;

     - Gross collections demonstrates the magnitude of our historical business activities;

     - Management contract revenues are partly based on the level of gross collections; and

     - Management decisions on the allocation of resources among its business activities is in part based on the level of gross collections.

     EBITDA equals operating income as shown in the table above, plus depreciation and amortization expense. EBITDA is included because management believes that it is a useful tool for measuring our ability to generate cash flow from operations. EBITDA does not represent cash flow from operations, is not a measure under generally accepted accounting principles and should be considered together with the other financial information included in this table and presented elsewhere in this Information Statement. EBITDA measures as presented may not be comparable to similarly titled measures of other entities.

     The adjusted pro forma financial data does not give effect to any additional costs that we may incur due to being a public company or a registrant with the SEC.

                                THE DISTRIBUTION

INTRODUCTION

     On March 7, 2000 (the "Declaration Date"), the First Union board of trustees declared a dividend of one share of Impark common stock for every 20 First Union shares held of record on March 20, 2000. On March 27, 2000, First Union will effect the Distribution by delivering all of the issued and outstanding shares of Impark common stock to the distribution agent for transfer and distribution to the holders of record of First Union shares on March 20, 2000. We expect that certificates representing shares of Impark common stock will be mailed to First Union shareholders on or about March 27, 2000. As a result of the Distribution, 100% of the outstanding shares of Impark common stock will be distributed to First Union shareholders.

     First Union shareholders of record with inquiries relating to the Distribution should contact the distribution agent, by telephone at (800) 622-6757 or First Union in writing at First Union Real Estate Equity and Mortgage Investments, 551 Fifth Avenue, Suite 1416, New York, NY 10176-1499,
Attention: Brenda Mixson, Chief Financial Officer.

REASONS FOR THE DISTRIBUTION

     First Union is a real estate investment trust, or REIT. It manages and owns real estate. First Union's affiliate, FUMI, through its subsidiaries, is an operating company primarily engaged in managing real estate through management contracts and leases. Adolph Posnik, one of FUMI's three directors, is the trustee of the trust that holds all of the shares of FUMI for the sole benefit of the First Union shareholders. This type of arrangement is commonly referred to as a stapled REIT. In April 1997, as part of a strategy to grow its management business and to assist First Union in managing parking properties which it owned, FUMI acquired the parking services and ancillary businesses of Impark Holdings, Inc. Impark Holdings, through its operating subsidiaries, was a major provider of parking services in Canada as well as an owner of parking properties. After FUMI acquired the parking services businesses of Impark Holdings, First Union purchased the parking properties of Impark Holdings.

     In July 1998 the United States enacted tax legislation which posed certain limitations on the activities of stapled REITs with respect to properties acquired or committed to be acquired after March 26, 1998. The new legislation made it likely that the income from new lease transactions and new capital investments made by FUMI would be non-qualified income attributed to First Union. First Union will not be able to maintain its tax status as a REIT if it has exceeded a prescribed percentage of non-qualified income. If First Union does not qualify as a REIT, it could be subject to substantial additional taxation. The First Union board of trustees and management were concerned about the new legislation at the time it was enacted. They did not immediately take action with respect to the legislation for several reasons. First, the current trustees of First Union were appointed only a brief time before the enactment of the new legislation and the newly appointed senior executives of First Union were not in place until November 1998. In addition, this new team operating First Union concentrated their efforts during the period from mid-1998 to mid-1999 on restructuring existing debt of First Union, selling a number of properties and conducting a rights offering.

     After completing those important tasks, they turned their attention to determining what, if any, steps should be taken to address the effects of the new legislation, as well as to the more general strategic question of whether First Union should maintain its investment in the Imperial Parking business. First Union hired several brokers to explore the potential sale of various assets. This process resulted in the sale of a number of individual assets of First Union, primarily shopping malls, office buildings and apartment complexes. With the approval of the FUMI board, the Impark assets were marketed for sale as part of this sales program. The marketing effort did not produce a sales proposal acceptable to management and the Impark assets were not sold at that time.

     In the fall of 1999 the First Union board directed management to prepare a feasibility study with respect to the possible liquidation of the assets of First Union and the spin-off to shareholders of an entity

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

owning the Imperial Parking assets. The board of FUMI acknowledged the advisability of restructuring the relationship with First Union as respects the Imperial Parking assets and approved the feasibility study with respect to the Imperial Parking assets. First Union and FUMI engaged a financial advisor to assist in this examination. The feasibility study took the following factors, among others, into account:

     -  the amount and nature of distributions to shareholders;

     -  tax and REIT qualification considerations; and

     -  other relevant legal and business considerations.

Management then presented two alternatives to the boards:

     - adoption by First Union, FUMI and other affiliated companies of plans of settlement and reorganization which would result in a single entity owning the Imperial Parking assets of First Union and FUMI, the shares of which would be distributed to the shareholders of First Union; or

     - transferring the real estate assets of First Union to a separate company, the shares of which would be distributed to the First Union shareholders (under this alternative, the Imperial Parking assets would be consolidated in First Union, which would ultimately be converted from a REIT to a subchapter "C" corporation).

     After consideration of the various factors involved, including the importance of the maintenance of the REIT status of First Union and the federal tax effects of transferring the real estate assets of First Union, and after consultation with its professional advisors, the First Union board concluded that it would be in the best interests of First Union's shareholders to combine the parking services business operated by FUMI with the parking properties in Canada owned by First Union and then distribute the stock of that corporation to the beneficiaries of First Union. The FUMI board determined that it would be in the best interests of the FUMI shareholders to approve the plan adopted by the First Union board and approved such plan.

     The First Union board believes that the Distribution will benefit both First Union and Impark in several ways:

     - It will improve each company's access to capital. With respect to First Union, REIT investors generally prefer to invest in real estate assets, and the parking management business is inconsistent with this preference. Imperial Parking will benefit in two ways. As a subchapter "C" corporation it will not be constrained by REIT rules requiring that 95% of its annual income be distributed to shareholders and, therefore, will be able to provide capital for operations and future growth in part from internally generated funds. Also, as an independent entity it is able to provide a clear, uncomplicated business plan to prospective investors.

     - It will focus the management and employees of each company on the performance of their respective businesses.

     - It will provide management incentives linked to the objective performance of each company's shares in the public markets.

        PRE-DISTRIBUTION TRANSACTIONS

     While considering the possibility of the Distribution, First Union and FUMI developed a plan for the organization and funding of Impark as an independent company. The goal of the plan was to create a parking services company with a sound financial footing and the capacity to grow. The key aspects of this plan are described below.

     Hire New Management Team. In early 1999, Charles E. Huntzinger was hired to be president and chief executive officer of the businesses that would become Impark and Bryan L. Wallner was hired to serve those businesses as senior vice-president for operations. These individuals have substantial experience in the parking services industry. They, along with chief financial officer J. Bruce Newsome, have had key

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

roles in planning the organization of Impark, including the dispositions of businesses and the provision of financing resources described below.

     Dispose of Businesses. While planning Impark's organization, the new management team determined that it was necessary to streamline the company's operations by disposing of entities that were not part of its core business. This included the disposal of the security business, equipment business and the non-North American parking operations. In addition, Robbins Parking Service, Ltd. was sold as part of the termination settlement with the former President and CEO of Impark.

     - Inner-Tec Security Consultants Ltd., a security business, was sold in June 1999. The sale was made to a former executive officer of Impark's predecessor and formed part of the terms of the settlement of severance obligations. In the financial information in this Information Statement results of operations of Inner-Tec have been recorded as discontinued operations in the FUMI Parking Business for all periods presented. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the FUMI Parking Business. Inner-Tec was recorded as a discontinued operation in the FUMI Parking Business and therefore no revenue has been recorded. Inner-Tec earned net income of $0.2 million for 1999 and $0.1 million for 1998.

     - Imperial Parking (Asia) Ltd., an Asian parking business, was sold in September 1999. The sale was to an unrelated party. The financial condition and operating results of this business have been eliminated from the Pro Forma Consolidated and Combined Financial Statements as part of "Businesses sold" to form the Adjusted Pro Forma Combined Statement of Operations. Asia represented 3.3% of revenues for 1999 and 4.3% for 1998 and represented 0.2% of net loss for 1999 and 0.3% for 1998 in the FUMI Parking Business Financial Statements.

     - VenTek International, Inc., a parking equipment distributorship, was a subsidiary of one of Impark's predecessors. That Impark predecessor was an indirect subsidiary of FUMI. The Impark predecessor is selling VenTek to FUMI prior to the Distribution. VenTek was recorded as a discontinued operation in the FUMI Parking Business and therefore no revenue has been recorded. VenTek represented 25.8% of net loss for 1999 and 6.5% for 1998 in the FUMI Parking Business Financial Statements.

     - Robbins Parking Services Ltd., a parking subsidiary, was sold in April 1999. The sale was made to the former president and chief executive officer of one of Impark's predecessors and formed an important part of the settlement of severance obligations. As Robbins did not meet generally accepted accounting principles requirements to be a discontinued operation, its results are included in the FUMI Parking Business in all periods presented. The operating results of Robbins were eliminated for all periods from the Pro Forma Combined Statement of Operations as part of "Businesses sold" to form the Adjusted Pro Forma Combined Statement of Operations. Robbins represented 1.2% of revenue in 1999 and 4.1% in 1998, and its operations and related adjustments contributed to the FUMI Parking Business net income in the amount of $1.9 million in 1999 and represented 8.1% of the net loss in 1998 disclosed in the FUMI Parking Business Financial Statements.

     Combine First Union Properties in Canada with FUMI Parking and Other Businesses. Immediately prior to the Distribution, First Union and FUMI will implement a series of transactions which will result in the parking services and other business of FUMI being combined with the parking properties in Canada owned by First Union. These assets will be held in Impark or its subsidiaries. Impark will be a wholly-owned subsidiary of First Union until the Distribution.

     Eliminate Debt and Provide Working Capital. In order to place Impark on sound financial footing, First Union and FUMI will take a number of actions prior to the Distribution, as follows:

     - A subsidiary of First Union will purchase the credit facilities of entities within the FUMI Parking Business with HSBC Bank Canada and Deutsche Bank Canada for cash consideration. The cash will be contributed to the First Union subsidiary by First Union in consideration for common
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

       shares. The credit facilities are estimated to have a balance of approximately $23.5 million at closing. The common shares to be given as consideration for the repayment will be of a predecessor of Impark. Through the plan of reorganization and distribution those shares will become part of the approximately 2.1 million shares of Impark being distributed pursuant to this Information Statement. The repayment and issuance of shares have been recorded in the Pro Forma Consolidated Balance Sheet and the related interest on long-term debt and bank indebtedness has been eliminated from the Pro Forma Combined Statement of Operations.

     - Since the acquisition of the parking properties and business of Impark Holdings, Inc. by First Union and FUMI, there have been a series of loans and transactions between First Union, FUMI, the FUMI Parking Business and the FUR Parking Business. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the FUR Parking Business. The loans and the other amounts of approximately $40.0 million are to be extinguished as part of the combination of the FUMI Parking Business and the FUR Parking Business. The debt extinguished and common shares issued have been recorded in the Pro Forma Combined Balance Sheet. The common shares to be given as consideration for the extinguishing of loans and other amounts will be of a predecessor of Impark. Through the plan of reorganization and distribution those shares will become part of the approximately 2.1 million shares of Impark being distributed pursuant to this Information Statement. The interest expense and income between related parties have been eliminated from the Pro Forma Combined Statement of Operations. In addition, management fee income earned by Impark on U.S. properties leased to FUMI by First Union has been eliminated from the Pro Forma Combined Statement of Operations for all periods as this fee will not continue to be earned subsequent to the Distribution.

     - First Union will contribute up to $7.0 million in cash in consideration for common shares of Impark. Of this amount, $2.0 million will be restricted cash to be utilized to repay a tax liability discussed in note 16(c)(i) to the FUMI Parking Business Financial Statements. The $7.0 million has been included in cash and stockholders' equity in the Pro Forma Consolidated and Combined Financial Statements of Impark.

     - First Union will provide a secured line of credit to Impark in the amount of $8.0 million. See "Liquidity and Capital Resources" for more information on the First Union line of credit.

     - First Union will contribute its interest in a limited liability company, the members of which are an entity within the FUMI Parking Business and First Union, to develop approximately 4,900 parking spaces for the new San Francisco Giants baseball park, "Pacific Bell Park" to Impark. The First Union investment in the limited liability company will be up to $6.7 million. In addition, the FUMI Parking Business expects to invest $1.1 million in this limited liability company. At December 31, 1999, $1.3 million was invested in the limited liability company by First Union and is included in other assets in the Pro Forma Consolidated Balance Sheet of Impark. Because operation of the lot commences in 2000, no results from operations have been recorded in the Pro Forma Combined Statement of Operations.

     - First Union will indemnify Impark for any liability resulting from an existing legal dispute regarding a software contract between an Impark subsidiary and Oracle. The liabilities on the books of Impark relating to this litigation have been eliminated from the Pro Forma Consolidated and Combined Financial Statements of Impark.

     - First Union will indemnify Impark for any liability which may arise from $11.5 million of performance bonds for the manufacture and installation of transit equipment as described in note 16(c)(ii) to the FUMI Parking Business on page F-27.

     Taken together, these pre-distribution transactions make up a complicated series of steps and we may encounter difficulties in implementing them. For example, the pre-distribution transactions will require coordinating the efforts of many entities. Also, we will have to obtain approval from various Canadian

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

regulatory bodies. Finally, there may be adverse tax consequences to First Union in the event that we are unable to complete these transactions in a timely manner.

MANNER OF EFFECTING THE DISTRIBUTION

     We expect that the date of the Distribution will be March 27, 2000. At the time of the Distribution, First Union will deliver share certificates for Impark common stock to the distribution agent. The distribution agent will then begin mailing the share certificates to holders of First Union shares as of the March 20, 2000 record date. The Distribution consists of one share of Impark common stock for every 20 First Union shares held on the record date. We will not issue certificates representing fractional shares of Impark common stock in connection with the Distribution. Instead, the distribution agent will (a) aggregate all fractional shares of common stock which would otherwise be issuable in connection with the Distribution, (b) sell those shares in the open market for cash and (c) mail to each First Union shareholder, in lieu of the fractional share the shareholder would otherwise receive, a check in an amount equal to the shareholder's pro rata share in the aggregate amount received for such shares.

     Prior to the Distribution, inquiries relating to the Distribution should be directed to the distribution agent at National City Bank, Corporate Trust Operations, 3rd Floor, North Annex, Location 5352, 4100 West 150th Street, Cleveland, Ohio 44135-1385, or by telephone at (800)622-6757, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Cleveland Time). After the Distribution, inquiries may be directed to the distribution agent or Impark Investor Relations, at Suite 300, The Station, 601 West Cordova Street, Vancouver, British Columbia, VGB 1G1, (604) 681-7311, Attention: Mr. Bruce Newsome, Monday through Friday, 9:00 a.m. to 5:00 p.m. (Vancouver Time).

     NO HOLDER OF FIRST UNION SHARES WILL BE REQUIRED TO MAKE ANY PAYMENT FOR THE SHARES OF IMPARK COMMON STOCK TO BE RECEIVED IN THE DISTRIBUTION OR TO SURRENDER OR EXCHANGE FIRST UNION SHARES OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE IMPARK COMMON STOCK TO WHICH SUCH HOLDER IS ENTITLED IN THE DISTRIBUTION.

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Introduction. The following is a summary of the material U.S. federal income tax considerations associated with the Distribution. This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Information Statement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, shareholders who hold their shares as part of a hedge, appreciated financial position straddle or conversion transaction and beneficiaries who do not own their shares as a capital asset). In addition, this discussion does not address any state, local or foreign considerations that may be relevant to particular investors. No ruling on the federal, state or local tax considerations relevant to the operation of First Union or Impark or to the Distribution is being requested from the Internal Revenue Service or from any other tax authority.

     ALL FIRST UNION SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Taxation of Impark. Impark will not seek to qualify for taxation as a real estate investment trust. Accordingly, Impark will be taxed as a C corporation, subject to regular corporate income tax rates.

     Income Recognition by First Union as a Result of the Distribution. At the time of the Distribution, First Union will recognize gain on the Distribution to the extent that the value of the Impark common

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

stock distributed by First Union exceeds the basis that First Union has in such stock. The gain, if any, will increase First Union's earnings and profits. First Union will realize loss on the Distribution to the extent that the value of the Impark common stock distributed by First Union is less than the basis that First Union has in such stock. Although no deduction would be allowable for any such loss, First Union would be able to currently reduce its earnings and profits by the amount of the loss. First Union will make a determination of the fair market value of the Impark common stock as of the date of the Distribution with reference to all relevant facts and circumstances at such time. If the Impark common stock is immediately tradable, the most relevant fact for establishing its value will likely be the trading price immediately following the Distribution. There can be no assurance that the Internal Revenue Service or the courts will agree with the value determined by First Union.

     First Union's tax basis in the Impark common stock at the time of the Distribution is expected to generally equal the sum of the fair market value of the parking services and ancillary businesses acquired from FUMI and First Union's tax basis in the parking properties that are contributed to Impark. Recent appraisals of the parking properties indicate that they have an aggregate value approximately equal to their aggregate tax basis. Accordingly, we expect that the basis that First Union has in the Impark common stock at the time of the Distribution will substantially equal the value of such stock so that little gain or loss will be recognized by First Union on the Distribution. However, as previously mentioned, the determination of the fair market value of assets or businesses is dependant on all relevant facts and circumstances, and no assurances can be given that the Internal Revenue Service will agree with the values determined by First Union.

     Taxation of Taxable Domestic Shareholders of First Union as a Result of the Distribution. The Distribution will be treated as a distribution the amount of which is equal to the value of the Impark common stock distributed plus any cash in lieu of fractional shares.

     Provided First Union qualifies as a REIT under Sections 856 through 860 of the Internal Revenue Code in the year of the Distribution, the portion of the Distribution made to First Union's taxable U.S. shareholders out of First Union's current or accumulated earnings and profits (including earnings and profits attributable to any gain realized by First Union as a result of the Distribution as discussed above under "Income Recognition by First Union as a Result of the Distribution") will be taken into account by such U.S. shareholders as ordinary income except to the extent First Union designates a portion of the dividend as a capital gain dividend under the applicable REIT rules (not to exceed the amount of capital gains recognized by First Union during 2000). For corporate shareholders, any dividend from First Union will not be eligible for the dividends-received deduction. Any portion of the Distribution in excess of current and accumulated earnings and profits allocable to the Distribution will not be taxable to a First Union shareholder to the extent that such portion does not exceed the adjusted basis of the shareholder's First Union shares, but rather will reduce the shareholder's adjusted basis of such shares. To the extent that the amount of the Distribution exceeds First Union's current and accumulated earnings and profits and exceeds the adjusted basis of a shareholder's First Union shares, the excess will be included in income as capital gain (taxable at the short-term or long-term rates depending on the period of time that the shareholder has held the shares) assuming the shares are a capital asset in the hands of the shareholder.

     To the extent that First Union designates a portion of the Distribution as a capital gain dividend, such portion will be taxable to First Union beneficiaries as gain from the sale of a capital asset held for more than one year, without regard to the period for which the shareholder has held its First Union common shares. U.S. beneficiaries that are corporations, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The REIT qualification requirements are complicated. Moreover, the determination of whether an entity satisfies such requirements is made as of the end of the entity's taxable year. Accordingly, the determination of whether First Union will qualify as a REIT for 2000 cannot be made until December 31, 2000. In the event that First Union does not qualify as a REIT for 2000, the portion of the Distribution made to First Union's taxable U.S. shareholders out of First Union's current or accumulated earnings and profits (including any earnings and profits attributable to gain realized by First Union as a result of the Distribution as discussed above under "Income Recognition by First Union as a Result of the Distribution") will be taken into account by each such U.S. shareholders as ordinary income, and, for corporate shareholders, would be eligible for the dividends received deduction. Any portion of the Distribution in excess of current and accumulated earnings and profits will not be taxable to the shareholder to the extent that such portion does not exceed the adjusted basis of the shareholders's First Union shares, but rather will reduce the shareholders's adjusted basis in such shares. To the extent that the amount of the Distribution exceeds First Union's current and accumulated earnings and profits and exceeds the adjusted basis of a shareholder's First Union shares, the excess will be included in income as capital gain (taxed at the short-term or long-term rates depending on the period of time that the beneficiary has held the shares) assuming the shares are a capital asset in the hands of the shareholder.

     First Union beneficiaries will receive a basis in Impark common stock equal to the value thereof at the time of the Distribution. A First Union beneficiary's holding period in the Impark common stock will not include any period during which such stock was held by First Union.

     Taxation of Tax-Exempt Shareholders of First Union as a Result of the Distribution. Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income," or UBTI, as defined in Section 512(a) of the Internal Revenue Code. The Distribution to a First Union shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its First Union common shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the First Union common shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. First Union has not been and does not expect to be treated as a pension-held REIT for purposes of this rule. In the event that First Union does not qualify as a REIT for 2000, the tax consequences of the Distribution to First Union's tax-exempt shareholders will be the same as described above.

     Taxation of Foreign Shareholders of First Union as a Result of the Distribution. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders, whom we refer to collectively as non-U.S. shareholders, are complex, and no attempt will be made in this Information Statement to provide more than a summary of such rules. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws with regard to the Distribution, including any reporting requirements. In general, as is the case with domestic taxable shareholders of First Union, the Distribution is treated as a distribution the amount of which is equal to the value of the Impark common stock distributed plus any cash in lieu of fractional shares, and non-U.S. shareholders will receive a basis in Impark common stock equal to the fair market value thereof at the time of the Distribution.

     The Distribution will be treated as an ordinary income dividend to the extent that it is made out of current and accumulated earnings and profits of First Union and is neither attributable to gain from sale or exchange by First Union of U.S. real property interests nor designated by First Union as a capital gain dividend. The portion of the Distribution that will be treated as an ordinary income dividend ordinarily will be subject to a withholding tax equal to 30% of the gross amount thereof, unless an applicable tax treaty reduces or eliminates that tax. First Union expects to withhold U.S. income tax at the rate of 30% on the gross amount of the Distribution made to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder has filed the required IRS Form 1001 with First Union or (ii) the non-U.S. shareholder files an IRS Form 4224 with First Union claiming that the Distribution is effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business. The portion of the Distribution that is in excess of First Union's current and accumulated earnings and profits allocable to the Distribution will be subject to a 10% withholding requirement but will not be taxable to a shareholder to the extent that such excess does not exceed the adjusted basis of the shareholder's First Union common shares, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the

Distribution in excess of current and accumulated earnings and profits allocable to the Distribution exceeds the adjusted basis of a non-U.S. shareholder's shares, the Distribution will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the First Union common shares.

     Provided that First Union is a "domestically-controlled REIT" for federal income tax purposes, a non-U.S. shareholder would be subject to taxation on gain from the sale or disposition of First Union common shares only if (i) the investment in the First Union common shares were treated as effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the non-U.S. shareholder were a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case the gain would be subject to a 30% tax. We believe that First Union is and will continue to be a domestically-controlled REIT.

     As First Union will not be able to determine, at the time that the Distribution is made, the portion of the distribution, if any, that will be in excess of the current and accumulated earnings and profits, the Distribution will be subject to withholding as though the entire distribution (apart from any portion designated as a capital gain dividend) were an ordinary income dividend. However, a non-U.S. shareholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that a portion of the distribution was, in fact, in excess of First Union's current and accumulated earnings and profits.

     It is possible that the Impark common stock may constitute a U.S. real property interest if 50% or more of the fair market value of Impark's assets constitute interests in real property located in the United States. To the extent that a portion of the Distribution were to be treated as attributable to gain upon the disposition of a U.S. real property interest, a non-U.S. shareholder would be subject to tax on such portion as though it were gain that was effectively connected with a United States trade or business of such non-U.S. shareholder. Thus, non-U.S. shareholders would be taxed on such portion of the Distribution at the normal capital gain rates applicable to U.S. shareholders. First Union is required under applicable Treasury Regulations to withhold 35% of any distribution to a non-U.S. shareholder that could be designated by First Union as a capital gain dividend. The amount so withheld is creditable against the non-U.S. shareholder's U.S. tax liability and the non-U.S. shareholders may seek a refund to the extent the amount withheld exceeds such non-U.S. shareholders U.S. tax liability.

     In the event that First Union does not qualify as a REIT for 2000, the Distribution will be treated as an ordinary income dividend to the non-U.S. shareholder to the extent that it is made out of current and accumulated earnings and profits of First Union. Any portion of the Distribution in excess of First Union's current and accumulated earnings and profits will not be taxable to the non-U.S. shareholder to the extent that such excess does not exceed the adjusted basis of such beneficiary's First Union common shares, but rather will reduce the adjusted basis of such shares. To the extent that the portion of the Distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a non-U.S. shareholder's shares, the Distribution will give rise to a tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of the First Union common shares.

     A non-U.S. shareholder would be subject to taxation on gain from the sale or disposition of First Union common shares only if (i) the First Union common shares were treated as a United States real property interest, (ii) the investment in the First Union common shares were treated as effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder would be subject to the same treatment as U.S. shareholder's with respect to such gain, or (iii) the non-U.S. shareholder were a nonresident alien individual who was present in the United States for 183 or more days during the taxable year and either the individual has a "tax home" in the United States or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States, in which case the gain would be subject to a 30% tax. We believe that the First Union common shares would be a United States real property interest. The Distribution would be subject to withholding in the same manner as described above.

     Amounts required to be withheld from payments to non-U.S. shareholders will be collected by converting a portion of the Impark common stock to be distributed into cash.

LISTING AND TRADING OF IMPARK COMMON STOCK

     There is currently no public market for Impark common stock. Although we currently expect to list the Impark common stock on the American Stock Exchange following the Distribution, there can be no assurance that a regular trading market in Impark common stock will develop or, if a public market develops, will be sustained or provide liquidity.

     At the time of the Distribution, Impark will have approximately 9,000 stockholders, based on the number of beneficiaries of First Union shares on the record date. The transfer agent and registrar for the Impark common stock will be National City Bank.

SHARES AVAILABLE FOR FUTURE SALE

     Impark common stock issued in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Impark under the Securities Act. Persons who may be deemed to be affiliates of Impark after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Impark and include directors and executive officers, as well as principal stockholders of Impark. Persons who are affiliates of Impark will be permitted to sell their shares of Impark common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Impark is not able to predict whether substantial amounts of Impark common stock will be sold in the open market following the Distribution. Sale of substantial amounts of Impark common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of Impark common stock.

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information in this document, including our financial statements and related notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

     If any of the following risks actually occur, our business, financial condition and future operating results could be adversely affected. The trading price of Impark common stock could decline due to any of these risks, and you could lose all or part of your investment. This document contains forward-looking statements that involve risks, uncertainties and assumptions. These statements relate to our beliefs, intentions, plans and strategies regarding the future. These forward-looking statements are usually accompanied by words such as "intends," "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors discussed below and elsewhere in this Information Statement.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE

     We have incurred both historical and pro forma net losses in every fiscal period since 1996. We cannot be certain when we will become profitable, if at all. Failure to achieve profitability may adversely affect the market price of our common stock. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis.

WE MAY NOT BE ABLE TO RETAIN OUR MANAGEMENT CONTRACTS AND LEASES

     Approximately 20 of our 1,405 management contracts and leases may be cancelled by the owner in the event of a change of control. It is possible that some of the third parties with whom we have management contracts and leases may seek to characterize the Distribution as a change of control. If most or all of the third parties with the right to terminate management contracts and leases in the event of a change of control chose to terminate or renegotiate those agreements and were successful in asserting that the Distribution is a change of control, our business would be harmed.

OUR GROWTH STRATEGY MAY NOT SUCCEED

     As part of our business strategy, we intend to pursue acquisitions of other parking operators. In executing our acquisition strategy, we may be unable to identify suitable acquisition candidates. In addition, we expect to face competition from other parking providers for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms. If we pursue any acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition. If we complete an acquisition, we may have to devote a significant amount of management resources to integrating the acquired business with our existing business. An acquisition might not produce the revenue or earnings that we anticipated, and an acquired operation may not perform as expected. Accordingly, our acquisition efforts may not succeed. In addition, from an accounting perspective, an acquisition may result in non-recurring charges or involve amortization of significant amounts of goodwill that could adversely affect our operating results.

     To pay for an acquisition, we might use capital stock or cash. Alternatively, we might borrow money from a bank or other lender. If we use capital stock, our stockholders may experience dilution. If we use cash or debt financing, our financial liquidity would be reduced. We cannot be certain that we will have sufficient access to capital to permit us to implement our acquisition strategies.

SEVERE WINTER WEATHER MAY ADVERSELY AFFECT OUR BUSINESS

     The parking business depends on the free flow of vehicular traffic. Severe winter weather conditions in Canada and the northern United States could close or significantly slow roadways. This, in turn, may harm our business and adversely effect our cash flow by reducing the demand for parking and increasing our snow removal costs.

OUR MANAGEMENT TEAM IS NEW AND MAY NOT BE ABLE TO PERFORM SUCCESSFULLY

     The current management structure and the senior management team of Impark have been in place for a relatively short time. Mr. Huntzinger, the president and chief executive officer, began his employment in January 1999. Mr. Wallner, the senior vice president, operations, began his employment in March 1999. These individuals have not, therefore, been significantly involved in other than the most recent operating history of Impark. Our future success depends in large part on the successful and continued service of our key management personnel.

CHANGES IN PRIVACY LEGISLATION COULD HARM OUR BUSINESS BY MAKING COLLECTIONS MORE DIFFICULT AND COSTLY

     City Collections, an Impark subsidiary, identifies vehicle owners through searches based on license plate numbers. The license plate data are maintained by each province. Although most provinces have enacted privacy legislation regulating access to such data, City Collections has entered into access agreements with several provinces. Should more restrictive privacy legislation be enacted it could adversely affect City Collections' business. In addition, fees charged for searches of motor vehicle registration are also set by provincial governments and any increase in these fees will have an adverse effect on City Collections' business.

AN INCREASE IN THE COST OF INSURANCE CLAIMS COULD INCREASE OUR COSTS

     We typically have a large number of small property or personal injury claims. We have insurance to cover the cost of these claims, to the extent such costs exceed a deductible. However, a major increase in the number and cost of claims to the insurance company could significantly increase the amount that we pay to insure against these claims.

CURRENCY FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     While our consolidated financial statements are prepared in United States dollars, most of our operations are conducted in Canadian dollars. Fluctuations in exchange rates may have a material adverse effect on our financial results, particularly our operating margins, and could also result in exchange losses. To date we have not sought to hedge these risks, but may undertake hedging transactions in the future. We cannot be certain, however, that any hedging techniques would be successful in preventing or limiting the adverse financial effects of exchange rate fluctuations.

WE FACE RISKS ASSOCIATED WITH ENVIRONMENTAL REGULATIONS

     Various federal, state, provincial and local environmental laws and regulations impose liabilities on a current or previous owner or operator of real property for the cost of removal or remediation of hazardous or toxic substances on the property. These laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. In connection with our ownership or operation of parking facilities, we may be potentially liable for such costs. Although we are currently not aware of any material environmental claims pending or threatened against us or any of our owned or operated parking facilities, we cannot give any assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. We could face significant costs in defending against claims of liability or in remediating a contaminated property.

AN INCREASE IN GOVERNMENT REGULATION OR TAXATION COULD HARM OUR BUSINESS

     The parking business is subject to a significant degree of government regulation. The regulations include potentially costly matters such as requiring improvements to meet civic by-laws, worker's compensation regulations and, labor standards, as well as environmental and other potentially costly legislation. Any new or increased levels of regulation could adversely impact our business.

     The parking industry is also subject to increased taxation from the various levels of government. Historically, it has been considered as an environmentally unfriendly industry due to its primary purpose, which is to park automobiles driven into downtown business districts. Consequently the parking industry has been the subject of significant taxation including federal and provincial sales taxes, property taxes, business taxes and federal and provincial/state income taxes. Our business will be adversely affected by any significant new tax legislation or increased levels of taxation.

     Various other governmental regulations affect our operation of parking facilities, both directly and indirectly, including air quality laws, licensing laws and the Americans with Disabilities Act of 1990. Under the ADA, all public accommodations, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. Although we believe that the parking facilities we own and operate are in substantial compliance with these requirements, a determination that we or the facility owner is not in compliance with the ADA could result in the imposition of fines or damage awards against us.

     In addition, several provincial, state and local laws have been passed in recent years that encourage car pooling and the use of mass transit, including, for example, laws prohibiting employers from reimbursing employee parking expenses. Laws and regulations that reduce the number of cars and vehicles being driven could hurt our business.

WE HAVE SIGNIFICANT COMPETITION FROM A VARIETY OF SOURCES

     The parking industry is highly competitive. Our competitors range from small single-lot operators to large regional and national multi-facility operators, and include municipal and other governmental entities. Some of our present and potential competitors have or may obtain greater financial and marketing resources than we have. Furthermore, we compete for qualified management personnel with other parking facility operators, with property management companies and with property owners. We may encounter increased competition in the future. Among other things, increased construction of parking facilities could limit our ability to attract customers, expand our business or maintain profitable pricing levels and could decrease our market share. We compete for acquisitions with other parking facility operators, real estate developers and real estate investment trusts. We may encounter increased competition for acquisitions in the future, and this competition could hurt our ability to complete acquisitions or have the effect of increasing the prices we must pay for acquisitions.

     We believe that there will be rapid business consolidation in the parking services industry. If this occurs and we are unable to participate successfully in the business consolidation, our business and financial results could be harmed.

YOU WILL HAVE A NUMBER OF MARKET RISKS TYPICALLY ASSOCIATED WITH NEW PUBLIC COMPANIES

     Before the Distribution, there has been no public market for our common stock. Although we currently expect that our common stock will be listed on the American Stock Exchange, an active trading market may not develop and be sustained after this Distribution.

     The stock market in general has recently experienced extreme price and volume fluctuations. In particular, the market prices of shares in newly public companies have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The market price of our common stock could be highly volatile and subject to wide fluctuations in response to many factors, including the following:

     -  Quarterly variations in our operating results;

     -  Adverse business developments;

     -  Changes in financial estimates by securities analysts;

     -  Investor perception of Impark; and

     -  General economic conditions both in Canada and the United States.

     In the event of broad fluctuations in the market price of our common stock, you may be unable to resell your shares at or above the fair market value at the time of the Distribution.

PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER OF OUR COMPANY MORE DIFFICULT

     Delaware corporate law and our certificate of incorporation and by-laws contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Impark or our management. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. Some of these provisions:

     - Authorize the issuance of "blank check" preferred stock (preferred stock that can be created and issued by our board of directors without prior stockholders' approval) with rights senior to those of common stock;

     - Provide for a staggered board of directors (so that it would take three successive annual meetings to replace all directors);

     -  Prohibit stockholder action by written consent; and

     - Establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

A LABOR STRIKE COULD HURT OUR COMPETITIVENESS

     A significant number of our employees are members of labor unions. As a result there is a risk of work stoppages due to strikes which could potentially be costly to us because increased labor costs could adversely affect our ability to retain management contracts and to remain competitive in the marketplace.

                   LISTING AND TRADING OF IMPARK COMMON STOCK

     First Union presently owns 100% of the outstanding shares of Impark common stock. No trading prices are available with respect to such shares. There can be no assurance as to the price at which First Union shares or Impark common stock may be traded after the Distribution or whether their initial combined price will be higher or lower than the price of the First Union shares prior to the Distribution. After the Distribution, approximately 2.1 million shares of Impark common stock will be issued and outstanding. In addition, shortly following the Distribution Date, it is anticipated that Impark will grant (i) options covering an aggregate of 196,562 shares of Impark common stock to employees of Impark and
(ii) shares, in an amount to be determined, of Impark common stock to each of its outside directors. See "Management -- Stock Plans" and "Management -- Director Compensation."

     Impark has applied to list its common stock on the American Stock Exchange. Based on the expected number of holders of First Union shares of record as of the Record Date, Impark is expected initially to have approximately 9,000 shareholders of record on the Distribution Date. The transfer agent and registrar for the Impark common stock will be National City Bank. There can be no assurance that an active trading market in Impark common stock will develop or, if a market does develop, at what prices Impark common stock will trade.

     Although shares of Impark common stock will not trade on the American Stock Exchange on a "when-issued" basis, it is expected that a "when-issued" trading market in Impark common stock may develop prior to the Record Date. We cannot predict where such a trading market will develop. A "when-issued" trading market occurs when trading in shares begins after the declaration of the dividend, but prior to the time stock certificates are actually available or issued.

     Shares of Impark common stock distributed to First Union beneficiaries will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Impark under the Securities Act. Persons who may be deemed to be affiliates of Impark after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Impark, and will include: (a) the directors and executive officers of Impark and
(b) Gotham Partners, L.P., Gotham Partners International, Limited, Gotham Partners III, L.P., Apollo Real Estate Investment Fund II, L.P. and Magten Asset Management Corp. All of the shares of Impark common stock held by affiliates of Impark may generally only be resold (i) in compliance with the applicable provisions of Rule 144 under the Securities Act, (ii) under an effective registration statement under the Securities Act or (iii) pursuant to an exemption from the registration requirements of the Securities Act.

     Under Rule 144, an affiliate is entitled to sell, within any three-month period, a number of shares of Impark common stock that does not exceed the greater of 1% of the then outstanding shares of Impark common stock (approximately 21,000 shares immediately after the Distribution) or the average weekly trading volume of the Impark common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

     Upon consummation of the Distribution, affiliates of Impark will hold approximately 770,000 shares of Impark common stock. Following the Distribution Date, Impark will file with the Commission a Registration Statement on Form S-8 to register under the Securities Act the 315,000 shares of Impark common stock which have been reserved for issuance pursuant to the 2000 Stock Incentive Plan.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Impark as of December 31, 1999:

     - On an actual basis combining the FUR Parking Business and FUMI Parking Business; and

     - On a pro forma basis giving effect to the pro forma transactions described in note 2 to the Pro Forma Financial Statements.

     You should read the capitalization information set forth in the table below in conjunction with the financial statements and notes appearing elsewhere in this Information Statement.

                                                                AS AT DECEMBER 31, 1999
                                                                -----------------------
                                                                 ACTUAL      PRO FORMA
                                                                --------     ----------
                                                                    (IN THOUSANDS)
Long-term debt:
Term facility (current portion).............................    $21,229       $    --
Advances payable to FUMI, unsecured, non-interest bearing
  and having no specific terms of repayment.................     11,607            --
Promissory note payable to First Union, unsecured, bearing
  interest at 11.875% per annum and maturing April 17,
  2009......................................................     28,061            --
Other.......................................................        356            --
                                                                -------       -------
                                                                 61,253            --
Stockholders' equity
Owners' deficiency..........................................     (8,230)           --
Capital stock
  Preferred Stock, $.01 par value per share; 2,000,000
     shares authorized; no shares issued and outstanding....         --            --
  Common Stock, $.01 par value per share; 10,000,000 shares
     authorized; no shares issued and outstanding, actual;
     2,100,000 shares issued and outstanding, pro forma.....         --        58,650
                                                                -------       -------
                                                                $53,023       $58,650
                                                                =======       =======

     First Union will repay the term facility prior to the Distribution. In addition, FUMI will capitalize the advances payable and First Union will capitalize the promissory note and other long-term debt prior to the Distribution.

     First Union will provide an $8.0 million line of credit to Impark prior to the Distribution. Amounts drawn under this line of credit will bear interest at LIBOR plus 4.5% per annum, be secured by real estate owned by Impark as well as being full recourse to Impark. The line of credit will have a term of six months from the date of issuance with two three-month extension options.

                       HISTORICAL SELECTED FINANCIAL DATA

     The historical selected financial data presented below has been calculated by combining information in the combined financial statements of the FUR Parking Business and the FUMI Parking Business and from the consolidated financial statements of Impark Holdings Inc. These combined and consolidated financial statements are included in this Information Statement. The selected financial data for all periods has been extracted from audited financial statements.

     The amounts presented below have been extracted from the historical financial statements and are presented on a combined basis without giving effect to any accounting adjustments that may be required to be given effect prior to the completion of the plan of organization of Impark. As Impark's predecessor changed its fiscal year end in 1996 from March 31st to December 31st to be consistent with that of its then parent company, information for 1996 is presented for nine months only.

     This financial data should be read in conjunction with the consolidated and combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   NINE MONTHS
                                                      ENDED          YEAR ENDED DECEMBER 31,
                                                   DECEMBER 31,   ------------------------------
                                                       1996         1997       1998       1999
                                                   ------------   --------   --------   --------
                                                              (THOUSANDS OF DOLLARS)
STATEMENT OF OPERATIONS DATA(1),(2)
Revenues........................................     $ 35,755     $ 50,775   $ 54,087   $ 60,145
Direct costs....................................       25,209       37,076     39,196     44,359
                                                     --------     --------   --------   --------
Gross margin....................................       10,546       13,699     14,891     15,786
General and administrative expenses.............        7,568       11,073     14,972     10,236
Depreciation and amortization...................        2,567        4,951      5,443      5,027
                                                     --------     --------   --------   --------
Operating income (loss).........................          411       (2,325)    (5,524)       523
Interest expense................................         (587)      (3,335)    (5,574)    (4,884)
Other income (expense)(3).......................          674         (976)   (15,884)      (279)
                                                     --------     --------   --------   --------
Income (loss) from continuing operations........     $    498     $ (6,636)  $(26,982)  $ (4,640)
                                                     ========     ========   ========   ========
BALANCE SHEET DATA (END OF PERIOD)(1),(2)
Working capital.................................     $ (7,833)    $ (7,023)  $ (8,181)   (30,144)
Fixed assets....................................       11,479       14,259     13,888     13,705
Goodwill........................................       31,457       66,560     45,379     43,344
Total assets....................................       69,499       99,423     74,923     76,176
Long-term liabilities...........................       26,351       52,365     55,219     40,024
Total liabilities...............................       44,472       84,656     77,720     84,407
Total owners' equity (deficiency)...............       25,027       14,767     (2,797)    (8,230)
OTHER INFORMATION(1),(2)
Cash provided by (used in)
  Operating activities..........................     $    297     $   (762)  $ (5,610)  $  4,478
  Financing activities..........................       45,360       35,248     18,943        666
  Investing activities..........................      (45,040)     (34,228)   (13,135)    (2,863)
Gross collections(4)............................      126,458      172,729    173,925    177,833
EBITDA(5).......................................        2,978        2,626        (81)     5,550

---------------

(1) The amounts presented for the nine months ended December 31, 1996 have been extracted from the consolidated financial statements of Impark Holdings Inc., which, for accounting and SEC reporting purposes, represents a predecessor entity to Impark.

(2) The amounts presented for these captions have been accumulated as follows:

                                                       YEAR ENDED                                       YEAR ENDED
                                                    DECEMBER 31, 1997                               DECEMBER 31, 1998
                                   ---------------------------------------------------   ----------------------------------------
                                   IMPARK     FUMI       FUR     ELIMINATION    TOTAL     FUMI      FUR     ELIMINATION    TOTAL
                                   ------   --------   -------   -----------   -------   -------   ------   -----------   -------
                                                                       (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS DATA
   Revenues......................  14,065     36,710       302        (302)     50,775    54,087      454        (454)     54,087
   Direct costs..................  11,724     25,654        --        (302)     37,076    39,638       12        (454)     39,196
                                   ------   --------   -------                 -------   -------   ------                 -------
   Gross margin..................  2,341      11,056       302                  13,699    14,449      442                  14,891
   General and administrative
     expenses....................  3,547       7,526        --          --      11,073    14,972       --          --      14,972
   Depreciation and
     amortization................  1,066       3,854        31          --       4,951     5,398       45          --       5,443
                                   ------   --------   -------                 -------   -------   ------                 -------
   Operating income (loss).......  (2,272)      (324)      271                  (2,325)   (5,921)     397                  (5,524)
   Interest expense..............   (453)     (4,650)     (904)      2,672      (3,335)   (6,542)  (2,757)      3,725      (5,574)
   Other income (expense)........     67        (370)    1,999      (2,672)       (976)  (15,492)   3,333      (3,725)    (15,884)
                                   ------   --------   -------                 -------   -------   ------                 -------
   Income (loss) from continuing
     operations..................  (2,658)    (5,344)    1,366                  (6,636)  (27,955)     973                 (26,982)
   BALANCE SHEET DATA (END OF
     YEAR)
   Working capital...............     --      (7,375)      352          --      (7,023)   (9,353)   1,172          --      (8,181)
   Fixed assets..................     --       5,158     9,101          --      14,259     5,330    8,558          --      13,888
   Goodwill......................             66,560        --          --      66,560    45,379       --          --      45,379
   Total assets..................     --      89,440    41,660     (31,677)     99,423    65,229   42,002     (32,308)     74,923
   Long-term liabilities.........     --      60,768    22,977     (31,380)     52,365    63,052   23,759     (31,592)     55,219
   Total liabilities.............     --      92,529    23,804     (31,677)     84,656    85,577   24,451     (32,308)     77,720
   Total owners' equity
     (deficiency)................     --      (3,089)   17,856          --      14,767   (20,348)  17,551          --      (2,797)
   OTHER
   Cash provided by (used in)
     Operating activities........   (182)     (1,409)      829          --        (762)   (5,734)     124          --      (5,610)
     Financing activities........    (36)     34,482    31,144     (30,342)     35,248    18,610      333          --      18,943
     Investing activities........   (399)    (33,095)  (31,076)     30,342     (34,226)  (12,994)    (141)         --     (13,135)
   Gross collections.............  49,631    123,098       302        (302)    172,729   173,925      454        (454)    173,925
   EBITDA........................  (1,206)     3,530       302          --       2,626      (523)     442          --         (81)

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1999
                                                                 -----------------------------------------
                                                                  FUMI       FUR     ELIMINATION    TOTAL
                                                                 -------   -------   -----------   -------
                                                                          (THOUSANDS OF DOLLARS)
   STATEMENT OF OPERATIONS DATA
   Revenues....................................................   60,145       582        (582)     60,145
   Direct costs................................................   44,939         2        (582)     44,359
                                                                 -------   -------                 -------
   Gross margin................................................   15,206       580                  15,786
   General and administrative expenses.........................   10,236        --          --      10,236
   Depreciation and amortization...............................    4,984        43          --       5,027
                                                                 -------   -------                 -------
                                                                     (14)      537                     523
   Interest expense............................................   (5,872)   (3,044)      4,032      (4,884)
   Other income (expense)......................................     (431)  (14,816)     14,968        (279)
                                                                 -------   -------                 -------
   Income (loss) from continuing operations....................   (6,317)  (17,323)                 (4,640)
   BALANCE SHEET DATA (END OF YEAR)
   Working capital.............................................  (33,218)    3,074          --     (30,144)
   Fixed assets................................................    4,984     8,721          --      13,705
   Goodwill....................................................   43,344        --          --      43,344
   Total assets................................................   65,109    30,113     (19,046)     76,176
   Long-term liabilities.......................................   48,292    28,061     (36,329)     40,024
   Total liabilities...........................................   93,710    28,742     (38,045)     84,407
   Total owners' equity (deficiency)...........................  (28,601)    1,371      19,000      (8,230)
   OTHER
   Cash provided by (used in)
     Operating activities......................................    3,697       781          --       4,478
     Financing activities......................................      677       (11)         --         666
     Investing activities......................................   (2,858)       (5)         --      (2,863)
   Gross collections...........................................  177,833       582        (582)    177,833
   EBITDA......................................................    4,970       580          --       5,550

(3) Other income (expense) principally includes gains or losses on the sale or write-down of assets, other interest expense and income taxes. In the year ended December 31, 1998, other income (expense) includes a write-down of goodwill of $15.0 million. General and administrative expenses for 1998 include a severance provision of $2.4 million and for 1999 include a recovery of previously overprovided amounts of $1.8 million. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on this write-down.

(4) Gross collections represent the aggregate cash collected from the revenue generating activities of our operations that will be continuing subsequent to the Distribution for the periods presented. It includes revenues reported under generally accepted accounting principles as well as collections made on parking facilities for which we have a management contract. Gross collections are not a measure under generally accepted accounting principles and are not an alternative to revenues or cash flows. Gross collections are significant to an understanding of the operations of the predecessor entities to Impark because management uses gross collections as a key indicator of its business opportunities, they demonstrate the magnitude of our historical business activities, management contract revenues are partly based on the level of gross collections and management's decisions on the allocation of resources among its business activities are in part based on the level of gross collections.

(5) EBITDA equals operating income as shown on the table above, plus depreciation and amortization expense. EBITDA is included because management believes it to be a useful tool for measuring our ability to generate cash flow from operations. EBITDA does not represent cash flow from operations, is not a measure under generally accepted accounting principles and should be considered together with the other financial information included in the table and presented elsewhere in this Information Statement. EBITDA measures as presented may not be comparable to similarly titled measures of other entities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR YEARS ENDED DECEMBER 31, 1999 AND 1998 AND
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

     The following discussion of Impark's historical results of operations and financial condition should be read in conjunction with Historical Financial Statements and the Summary Financial Data, which are included in this Information Statement.

DESCRIPTION OF FINANCIAL INFORMATION

     Impark is the corporation which will result from the combination of the parking related businesses of FUMI and the Canadian parking facilities of First Union. We have set out below a brief description of the operations of each business being combined.

     FUMI Parking Business. The FUMI Parking Business consists of the parking services and related ancillary activities that will continue in Impark. Since April 1997 subsidiaries of FUMI have carried on these activities. The continuing operations of FUMI's indirect subsidiaries, Imperial Parking Limited and Impark Services Ltd., consist of operating and managing parking facilities in Canada and the United States and carrying on other parking related activities.

     FUR Parking Business. The FUR Parking Business consists primarily of owning 15 parking properties in Canada. Since April 1997 subsidiaries of First Union have operated this business, including leasing the properties to FUMI for operation and management.

     Impark Holdings Inc. Impark Holdings Inc. acquired Imperial Parking Limited from its shareholders in March 1996 and sold this business to First Union and FUMI in April 1997. Impark Holdings operated and managed parking facilities in Canada, the United States and Asia.

     Periods Presented. The results of operations for the year ended December 31, 1997 combine the period from January 1, 1997 to April 16, 1997 of Impark Holdings with that from April 17, 1997 to December 31, 1997 of the FUMI Parking Business and the FUR Parking Business. The results of operations for the years ended December 31, 1998 and 1999 combine the results of the FUMI Parking Business and the FUR Parking Business.

     During the three years ended December 31, 1999 our revenues have been generated from the following sources:

                                           YEAR ENDED DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                         ----------------------------   ----------------------------
                                          1997      1998     % CHANGE    1998      1999     % CHANGE
                                         -------   -------   --------   -------   -------   --------
                                                   (THOUSANDS OF DOLLARS, EXCEPT PERCENTS)
Leased Facilities......................  $37,833   $42,045      11.1%   $42,045   $48,771     16.0%
Managed Facilities.....................    7,752     7,967       2.8%     7,967     7,193     (9.7)%
Owned Facilities.......................    1,414     1,510       6.8%     1,510     1,676     11.0%
Other..................................    3,776     2,565     (32.1)%    2,565     2,505     (2.3)%
                                         -------   -------    ------    -------   -------     ----
Total..................................  $50,775   $54,087       6.5%   $54,087   $60,145     11.2%
                                         =======   =======    ======    =======   =======     ====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Total Revenues. Total revenues increased $6.0 million, or 11.2%, to $60.1 million in the year ended December 31, 1999 compared to $54.1 million in the year ended December 31, 1998. This increase was attributable to greater revenues from parking services, as detailed below which was partially offset by lower ancillary services revenues.

     Parking revenues from leased facilities increased $6.8 million, or 16.0%, to $48.8 million during the year ended December 31, 1999 as compared to $42.0 million in the year ended December 31, 1998. This increase was driven by new business growth, primarily in Calgary, Alberta, Toronto, Ontario, Minneapolis,

Minnesota and Milwaukee, Wisconsin where 15 major new leased facilities were added during the period. Also, the parking revenues have been reduced in 1999 versus 1998 by $1.5 million as a result of the Robbins Parking Service Ltd. and Imperial Parking (Asia) Ltd. businesses sold during the year.

     Parking revenues from management contracts decreased $0.8 million, or 9.7%, to $7.2 million in the year ended December 31, 1999 as compared to $8.0 million in the year ended December 31, 1998. This decrease resulted primarily from FUMI cancelling the agreements for Impark to manage its U.S. properties in October 1998. Also, the parking revenues have been reduced in 1999 versus 1998 by $0.4 million as a result of the Robbins Parking Service Ltd. and Imperial Parking
(Asia) Ltd. businesses sold during the year.

     Parking revenues from owned facilities remained relatively stable, increasing $0.2 million, or 11.0%, to $1.7 million during the year ended December 31, 1999 as compared to $1.5 million in the year ended December 31, 1998.

     Other revenue decreased by $0.1 million, or 2.3%, to $2.5 million for the year ended December 31, 1999 from $2.6 million for the year ended December 31, 1998. The decrease was mainly attributable to lower equipment sales as we wound down our equipment sales and installation division.

     Direct costs increased $5.2 million, or 13.2%, to $44.4 million in the year ended December 31, 1999 from $39.2 million in the year ended December 31, 1998. This increase was due principally to increased rents of $4.8 million on the 15 major new lease facilities added during the year. The remaining increase was primarily due to increased payroll cost of $0.5 million on the 15 new facilities. Direct costs, as a percentage of total revenues, increased to 73.8% in the year ended December 31, 1999 from 72.5% in the year ended December 31, 1998. The increase was primarily attributable to the 15 large new lease deals in Calgary, Toronto, Minneapolis and Milwaukee. A number of these locations were unprofitable or only marginally profitable in their first year. New lease locations may require a few years to achieve their revenue and profit potential. In order to maximize the financial performance of a new lease, we would make physical and operational changes that include but are not limited to, providing better lighting, developing new pricing and marketing policies, implementing new safety and security procedures, upgrading signage and parking equipment and redirecting traffic flow. Also, the direct costs have been reduced in 1999 versus 1998 by $1.5 million as a result of the Robbins Parking Service Ltd. and Imperial Parking (Asia) Ltd. businesses sold during the year.

     General and administrative expenses decreased by $4.8 million, or 31.6%, to $10.2 million for the year ended December 31, 1999 from $15.0 million for the year ended December 31, 1998. The decrease was primarily due to an employee severance provision of $2.4 million in 1998. This provision was ultimately determined to be over-accrued by $1.8 million which was reversed in 1999. This reversal was partially offset by a severance provision in 1999 of $0.9 million. Also, general and administrative expenses have been reduced in 1999 versus 1998 by $0.2 million as a result of the Robbins Parking Service Ltd. and Imperial Parking (Asia) Ltd. businesses sold during the year. General and administrative expenses, before taking into account severance, decreased as a percentage of total revenue from 23.3% in 1998 to 18.5% in 1999. This was a result of management efforts to reduce general and administrative expenses and the effect of spreading general and administrative expenses over a greater revenue base.

     Depreciation and amortization decreased from $5.4 million for the year ended December 31, 1998 to $5.0 million for the year ended December 31, 1999, a decrease of $0.4 million. The decrease was attributable to lower depreciation and amortization on management contracts and agreements in 1999 than 1998 as they became fully amortized during this period.

     Interest expense totalled $4.9 million for the year ended December 31, 1999 compared to $5.6 million for the year ended December 31, 1998, a decrease of $0.7 million. Interest on bank debt decreased $0.3 million as bank debt was repaid during the period. Debt owing to a former shareholder was repaid in June 1998 resulting in a decrease in other interest of $0.6 million. These decreases in interest were offset by an increase in interest to related parties of $0.2 million. With respect to credit facilities which represent substantially all of Impark's indebtedness, the weighted average balance outstanding for the year ended December 31, 1999 was approximately $22.8 million at a weighted average interest rate of 6.9%.

     Other expenses in fiscal 1998 include a write-down in the value of goodwill of $15.0 million at the fiscal year end. Goodwill was primarily created on the push-down of the acquisition of the business of Impark Holdings by FUMI in April 1997. Due to the losses incurred in the FUMI Parking Business since its acquisition, at December 31, 1998 the management of FUMI and of an Impark predecessor assessed the recoverability of the net book value of goodwill. This review was made by comparing the net book value to the estimates of future cash flows from the FUMI Parking Businesses. As a result of this review, an impairment charge in goodwill of $15.0 million was recorded.

     Net loss decreased from $27.0 million for fiscal 1998 to $4.6 million for fiscal 1999, a decrease of $22.4 million. The decrease is primarily due to recording in 1998 the $15.0 million goodwill write-down combined with lower general and administrative expenses of $4.8 million, lower interest costs of $0.7 million, lower depreciation and amortization of $0.4 million, reduced other expenses of $0.6 million, and increased gross margin of $0.9 million.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Total Revenues. Total revenues increased $3.3 million, or 6.5%, to $54.1 million in the year ended December 31, 1998 compared to $50.8 million in the year ended December 31, 1997. This increase was attributable to increased revenues in both parking services and ancillary services from new business growth and the 41 facilities that were acquired in 1998.

     Parking revenues from leased and owned facilities in fiscal 1998 increased $4.4 million, or 11.0%, to $43.6 million from $39.2 million in fiscal 1997. The increase was attributable to new business growth in Canada and the United States combined with 41 facilities acquired in 1998 from two small Canadian parking operators.

     Management contract revenues increased $0.2 million, or 2.8% to $8.0 million from $7.8 million in fiscal 1997. The increase was due primarily to managing First Union's U.S. properties for a period of ten months in fiscal 1998 compared to six months in fiscal 1997.

     Other revenue decreased $1.2 million, or 32.1%, to $2.6 million in fiscal 1998 from $3.8 million in fiscal 1997. The decrease was due primarily to lower equipment sales and installation.

     Direct costs in fiscal 1998 increased $2.1 million, or 5.7%, to $39.2 million from $37.1 million in fiscal 1997. Direct costs increased principally as a result of new business and from acquisitions. Direct costs as a percentage of total revenues, decreased to 72.5% in fiscal 1998 from 73.0% in fiscal 1997. This decrease was attributable predominately to the spreading of fixed costs, primarily rent and property costs, over a larger revenue base.

     General and administrative expenses in fiscal 1998 increased $3.9 million, or 35.2%, to $15.0 million from $11.1 million is fiscal 1997. This increase was primarily a result of severance expenses of $2.4 million, U.S. expansion costs of $2.0 million and $0.5 million allocated First Union stock compensation expense, offset by one-time provisions of $1.1 million in fiscal 1997 to terminate equipment installation contracts.

     Depreciation and amortization increased from $5.0 million in fiscal 1997 to $5.4 million in fiscal 1998, an increase of $0.4 million. The increase was due primarily to increased amortization of management contracts and agreements for a full year in fiscal 1998 following the April 1997 acquisition by FUMI.

     Interest expense totalled $5.6 million in 1998 compared to $3.3 million in 1997. The increased interest expense was a result of higher interest rates in 1998 and a full year of financing from related parties following the acquisition of Impark by FUMI on April 17, 1997. With respect to credit facilities which represent substantially all of Impark's indebtedness, the weighted average balance outstanding for fiscal 1998 was approximately $24.2 million at a weighted average interest rate of 7.2%.

     Other expenses in fiscal 1998 include a write-down in the value of goodwill of $15.0 million at the fiscal year end. Goodwill was primarily created on the push-down of the acquisition of the business of Impark Holdings by FUMI in April 1997.

     Net loss increased from $6.6 million for fiscal 1997 to $27.0 million for fiscal 1998, an increase of $20.4 million. The increase is primarily due to recording in 1998 the $15.0 million goodwill write-down combined with increased general and administrative expenses of $3.9 million, increased interest costs of $2.2 million, increased depreciation and amortization of $0.4 million, which was partially offset by increased gross margin and reduced other expense totaling $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES

     On an adjusted pro forma basis, Impark had cash of $7.7 million at December 31, 1999 as compared to $3.4 million before the pro forma changes and the adjustments described in "Adjusted Pro Forma Selected Financial Data." The additional $4.3 million primarily represents an up to $7.0 million cash contribution which First Union will make to Impark immediately prior to the Distribution. Of the cash to be contributed, $2.0 million is restricted solely for settlement of tax contingencies.

     Following the Distribution, Impark will have no long term bank or other long term debt outstanding. We will have an $8.0 million line of credit from First Union to fund working capital requirements, acquisitions and other capital investment opportunities. The credit facility will be due on September 30, 2000, with two options to extend for three additional months each. We are required to pay $40,000 for each extension. The line of credit bears interest at a floating annual rate equal to the London Interbank Offer Rate plus 4.5% per annum. The credit facility will be secured by a cross collateralized mortgage on the parking real estate contributed by the FUR Parking Business. We intend to obtain a new credit facility with a commercial bank as soon as practicable after the Distribution. This anticipated additional line will be used to establish letters of credit, support working capital, fund capital investment opportunities and repay the First Union line of credit. Impark may need letters of credit when it bids on larger lease and management contracts.

     In the 12 months following the Distribution, we anticipate the working capital necessary to satisfy current obligations will be generated from operations, available cash, First Union credit facility, and Impark's new credit facility.

     Depending on the timing and magnitude of future investment opportunities, which could be in the form of leased or purchased properties, Impark's joint ventures and acquisitions, we anticipate the cash required to come from operations, First Union or bank credit facility, a rights offering or an equity offering.

     In the future, if we identify investment opportunities requiring cash in excess of operating cash flows and credit facilities, we may seek additional sources of capital, including the sale or issuance of Impark common stock or a rights offering, or amending our credit facility to obtain additional indebtedness. No assurances can be given that such increases would be available at the time needed to complete any such acquisition.

     Following the Distribution, Impark will be committed to the completion of the development of the approximately 4,900 spaces for the new San Francisco Giants Stadium (Pacific Bell Park). At closing, of the $7.8 million estimated cost, Impark will have funded $1.1 million and First Union will contribute its investment in the limited liability company and commit to fund the balance up to $6.7 million. Should the development cost exceed $7.8 million, the excess cost will be funded by Impark.

     Net cash provided by operating activities for the year ended December 31, 1999 was $4.5 million. The primary factors which contributed to this cash provision was income before depreciation and amortization of $0.4 million and decreases in working capital of $2.8 million.

     Net cash used in investing activities was $2.9 million for the year ended December 31, 1999. The primary factor which contributed to the investing activity was fixed asset expenditures of $1.4 million and investment in other assets of $1.1 million primarily related to funding the San Francisco Giant Stadium.

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

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes consistent accounting and reporting standards for derivative instruments and for hedging activities. As of December 31, 1999 we have not adopted this standard and do not expect to do so prior to its required application date. To December 31, 1999, we do not believe we have entered into significant instruments that are subject to SFAS 133. However, we are continuing to review and evaluate SFAS 133 and its impact on Impark.

FOREIGN CURRENCY EXPOSURE

     Impark operates wholly owned subsidiaries in Canada. Total historical revenues from Canadian operations amounted to $44.9 million and $49.7 million for fiscal years 1998 and 1999, respectively. Impark intends to continue to invest in Canadian leased or owned facilities, and may identify expansion opportunities in other foreign countries. Our exposure to foreign currency fluctuations is limited as the Canadian dollar revenues have to date been significantly offset by Canadian dollar operating costs. In limited circumstances we have denominated Canadian contracts in U.S. dollars to limit currency exposure. Presently, Impark has no formal hedging programs. We anticipate implementing a hedging program if such risk materially increases.

IMPACT OF INFLATION AND CHANGING PRICES

     The primary sources of revenues to Impark are parking revenues from owned and leased locations and management contract revenue (net of expense reimbursements). In the years ended December 31, 1998 and 1999 inflation had a limited impact on our operations.

YEAR 2000 COMPLIANCE PROJECT

     In June 1998, we began implementing a Year 2000 compliance project which was intended to assess the ability of our computer systems to recognize dates properly on or after January 1, 2000 and to ensure that these systems were Year 2000 compliant as soon as possible. This project addressed three main areas: (a) information technology systems, (b) process control instrumentation and (c) third-party, suppliers and customers. This compliance project was completed prior to December 31, 1999. Subsequent to that date we have not experienced any significant problems with respect to the Year 2000 change. However, there can be no certainty that we will not be affected during the fiscal year ending December 31, 2000 due to Year 2000 system facilities or other related events by our suppliers.

QUARTERLY RESULTS

     Impark may experience fluctuations in its income from quarter to quarter. We may continue to experience fluctuations in revenues and related expenses due to acquisitions, pre-opening costs, travel and transportation patterns affected by weather and calendar related events, and local and national economic conditions. Additionally, Impark manages the parking for a number of sports stadiums and arenas and our income can be affected by the relative degree of success of various sports teams.

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

                                    BUSINESS

GENERAL

     We are a leading provider of parking services in North America. As of December 31, 1999, we managed, leased or owned over 1,400 parking lots in Canada and the United States, containing more than 250,000 parking spaces, making us the largest parking provider in Canada and one of the four largest in North America. We estimate that the more than 230,000 parking spaces we operate throughout Canada give us approximately half of the urban, private parking lot business in Canada. We also provide parking lot patrolling, ticketing and collection services for our own lots and for those operated by other parties.

     We provide parking services at multi-level parking facilities and surface lots. We operate these facilities and lots under three general types of arrangements: management contracts, leases and fee ownership. As of December 31, 1999, we managed 915 parking facilities and lots, leased 490 parking facilities and lots and owned 15 parking facilities and lots.

     Imperial Parking Limited, one of the entities that is part of Impark, was originally incorporated in 1962 in Vancouver, British Columbia and initially established a significant presence in Western Canada. Since then we have expanded our operations throughout Canada and also into the United States. Over the past 13 years we have completed 15 parking-related acquisitions.

     Over the last five years Impark increased its number of locations operated from 1,020 at January 1, 1995 to 1,420 at December 31, 1999. The growth was achieved through a combination of acquisitions and internal growth.

     Impark acquisitions included Citipark, Inc., a national Canadian parking company in 1995 (176 locations), and several smaller companies including: P1 Parking in 1998 (18 locations), Prairie Parking Ltd. in 1998 (23 locations), Advanced Parking Systems Ltd. in 1996 (45 locations), and Park Rite Ltd. in 1994 (28 locations). In 1999, as part of the FUMI reorganization plan as described on pages 11, 12 and F-4 of this Information Statement, Impark disposed of Robbins Parking Services Ltd. (141 locations) and Imperial Parking (Asia) Ltd. (14 locations).

     Our management team has extensive experience in the parking industry. Our three most senior officers, Messrs. Huntzinger, Wallner and Newsome, have over 45 years of combined experience. They have operated major parking operations throughout the United States and Canada and have been involved in numerous acquisitions. See "Management -- Executive Officers and Directors."

     Charles Huntzinger, President and CEO will report to the Board of Directors and Bruce Newsome, Senior Vice President Finance and CFO and Bryan Wallner, Senior Vice President Operations will reporting to Charles Huntzinger. David Schonberger, Vice President will also report to Charles Huntzinger.

     Following the Distribution, Impark will be a North American parking company which will concentrate its efforts in parking and the related collections business. We will expand through a combination of strategic acquisitions and internal business growth. We will continue our efforts to increase profitability from existing locations concentrating our attention on facilities that do not meet minimum profitability standards.

     Our clients include a number of significant owners and developers of commercial real estate in Canada and the United States, including Trizec/Hahn, Colliers International, Marathon Properties, Trammell Crow Faison, Cadillac Fairview and Oxford Properties. We provide parking at several high profile sites, such as Waterfront Center, GM Place and BC Place in Vancouver, the Skydome in Toronto, Clise Properties in Seattle and Trammell Crow Faison Tower Place Mall in Cincinnati. In addition, we were recently awarded the right to manage the parking facilities at the San Francisco Giants' new Pacific Bell baseball park.

     Upon the Distribution, we will no longer be involved in non-parking related ancillary businesses we have historically operated and we will no longer have operations outside of North America. We believe this renewed focus on our core business of parking management, including ticketing and patrolling services, and our core geographic market of North America will enable our management to concentrate its efforts on further improving the businesses that have historically been most profitable for us, and will minimize the distractions we have encountered from our non-core operations.

INDUSTRY

     The parking industry is highly fragmented and competitive. Industry participants, the vast majority of which are privately held companies, consist of a relatively few national companies and a large number of small regional or local operators, including a substantial number of companies providing parking as an ancillary service in connection with property management or ownership. The parking industry has begun to experience consolidation as smaller operators have found that they lack the capital, economies of scale and sophisticated management techniques required to compete with larger providers. We expect this trend will continue and will provide significant opportunities for us to acquire smaller existing providers.

     We expect that a number of other trends in the commercial property management business will continue to provide opportunities for large, specialized providers of high-quality parking services. We believe that:

     - The trend toward consolidation of property management companies will favor larger, nationwide parking providers, as increasingly centralized property management companies and property owners seek to minimize the number of separate parking providers they deal with;

     - As the property management industry becomes increasingly sophisticated and professional, property management companies and property owners will likely seek to work with specialized, professional parking service providers;

     - Parking is increasingly seen by building owners as a profit center, and owners seek parking providers who can help them to maximize profitability, increase efficiency and reduce financial unpredictability; and

     - The owners of premier properties, as they begin to recognize that the parking experience often provides both the first and last impression of their properties to tenants and users, are seeking to offer the highest possible level of quality in their parking services as a means of distinguishing their properties from those of competitors.

     We believe that the industry trends toward outsourcing by private-sector owners and privatization by government entities provide additional significant growth opportunities for parking facility operators. Private-sector parking owners have begun to move from owner-operation of their parking facilities to outsourcing the management of operations to specialized operators. This allows them to focus on their core competencies while increasing overall returns on parking assets. In addition, governments and government agencies, particularly cities and municipal authorities, are increasingly retaining private firms to operate facilities and parking-related services in an effort to reduce operating budgets and increase efficiency.

GROWTH STRATEGY

     Our strategy is to strengthen our position as the leading parking provider in Canada while significantly expanding our presence into selected markets in the United States. Key elements of this growth strategy include:

     Increase penetration of existing core markets. We will seek to leverage our long-standing relationships with real estate owners in cities where we currently have significant operations. Our reputation for premium service, our local market knowledge and our management infrastructure, allow us to compete aggressively for new business in these core cities. Because existing parking operations are sufficient to cover the costs of local and regional personnel, additional parking operations in these markets will provide a greater contribution to our profits than the operations in new markets. As we compete for new business, it will also be critical to retain and improve the profitability of existing contracts. We have historically achieved a favorable contract renewal rate, as evidenced by the fact that over the past five years, we have retained 90% of all management contracts and leases that have come up for renewal, where the renewal rate is calculated as the number of locations at the end of the year divided by the sum of locations at beginning of the year plus number of locations added during the year.

     Pursue aggressive growth in other urban markets. We have targeted major cities in Canada and the United States where we currently have little or no presence for aggressive expansion. We believe that expansion in the United States will be the key component to enhancing our overall profitability. This is because we have little presence in the United States, the largest parking market in the world, and key members of our new management team have significant experience in the United States. Also, there are far greater opportunities to bid for contracts in the United States than in Canada where we already dominate the industry. Additionally, parking rates and average profits per facility tend to be higher than in Canada. Our strategy is to enter a new market only if we believe we can quickly gain a significant position in the market, with sufficient "critical mass" to compete effectively and realize economies of scale. Certain markets are dominated by national parking companies that have established strong relationships through more advanced parking techniques. We may avoid these markets initially. However, where a market is fragmented by a number of smaller less sophisticated parking operators we believe there is an opportunity to gain market share by providing superior systems and controls to prospective customers. We will pursue opportunities in these markets either through acquisition or by establishing our own operations there. We believe that there are approximately ten new markets in the United States in which we can secure market share over the next three years.

     Pursue acquisition opportunities. We believe there are significant opportunities to expand our business through the acquisition of smaller operators, both in existing core markets and in other targeted cities where we believe we can attain a significant market share. The parking industry is highly fragmented and we believe that many of our smaller competitors have limited access to capital or do not have the systems or the scale to compete effectively. We have successfully completed five acquisitions in the last five years (adding approximately 300 facilities). Typically, we seek to acquire smaller local operators with several years of experience in their market. We believe this allows for the immediate understanding of the market and provides a platform for additional acquisitions and increased penetration in the same city.

     Participate in outsourcing and privatization trends. We believe significant opportunities for growth will result from the current trend toward outsourcing and privatization of parking services. We believe we are particularly well positioned to participate in these trends because we are able to provide parking facility management and related services at lower costs and higher service levels than those provided by municipalities, hospitals and universities. We have been successful in the past in working with the City of Victoria and the City of Nanaimo to issue municipal tickets on our lots and have parking contracts for the City of Coquitlam, the University of British Columbia and the British Columbia Transit Authority. We believe that we are the only major parking company with its own collection subsidiary, City Collection Company Ltd. City Collection is a licensed debt collection company in several Canadian provinces. We believe that having our own licensed debt collection company enhances our ability to compete for outsourcing business by allowing us to provide a package of both management and debt collection services.

OPERATING STRATEGY

     We seek to increase the revenues and profitability of our parking facilities through a variety of operating strategies, including the following:

     Focus on larger urban markets. We intend to focus on larger urban markets. We believe that (i) urban markets are more resistant to economic downturns, (ii) property owners and real estate asset managers in these markets typically have a presence in other cities, which provides opportunities to leverage these relationships to expand to new locations, (iii) the typically higher prices charged in these markets can support our premium service levels, and (iv) our senior management team has significant expertise in these markets. Charles Huntzinger and Bryan Wallner primarily contribute to the management team's expertise in these markets. Between them they have 33 years of parking experience in major

U.S. cities including New York, Philadelphia, Baltimore, Washington, Boston, Richmond, Jacksonville, Pittsburgh, Cleveland, Columbus, Cincinnati, Milwaukee, Denver, San Francisco, Los Angeles, Seattle, St. Louis, Indianapolis, as well as Toronto and Ottawa, Canada. We recently hired several regional and city managers who have experience in major U.S. cities including Minneapolis, Kansas City and Salt Lake City.

     Focus on increasing profitability. We believe there is a significant opportunity to increase the profitability of existing and future operations and we intend to focus on the profitability of our operations. Our policy is to continue to operate only those facilities that meet or exceed profitability targets. When Mr. Huntzinger joined Impark in January 1999 he shifted Impark's strategy from one of gaining market share to increasing the profitability of each location. We now view each location as a stand alone profit center and not a loss leader to gain market share.

     Generally, we will seek to close or renegotiate the arrangements with respect to facilities that do not meet our targets within the next 12 months following our identification of such arrangements. In March 1999 we identified 124 locations, approximately 9% of our total locations operated, that were not profitable. By August 1999 we were able to improve the results or cancel 95 of those locations. In addition, we identified 453 locations, approximately 32% of our total locations operated, that fell below our minimum profitability goals. Our goal in 2000 is to convert at least 50% of these locations to higher profitability levels. Typically there are few costs associated with closing a facility other than ensuring that any equipment or supplies in the facility are removed and any deposits repaid to customers.

     We will also seek to reduce overhead costs through a program of continuing cost cutting initiatives, including labor cost reduction, exploiting purchasing power and other economies of scale and ongoing improvements of automation and technology. In 1999, we eliminated approximately $500,000 of office overhead. We are targeting a further $350,000 (approximately) in 2000. Corporate and branch entertainment and travel expenses are more closely controlled. For example, executives no longer fly first or business class but economy or discount class; they stay at mid-priced hotels and also drive compact rental cars. Entertainment expenses, charitable donations and the use of outside consultants have been curtailed.

     Increase proportion of leased facilities. We intend over time to increase the number of facilities we operate under lease relative to the number we operate under management contracts. Historically, our net profits have been significantly higher on leased facilities than on managed facilities. Our goal is to have a higher proportion of leased facilities than managed facilities. We believe a mix of leased, managed, and owned parking facilities will diversify our operations, providing us with a balance of lower risk and lower profit managed operations, and higher risk and higher profit leased and owned operations.

     Provide consistently high level of service. Our goal is to provide a uniformly high level of quality and service across all of the facilities we manage, characterized by clean, well-lit, secure and pleasant surroundings, attractive graphics and signage, and professional, courteous and well-dressed staff. We also offer a wide range of optional premium services, including valet parking, concierge services, car washing, dry cleaning drop off and pick up and vehicle repair. These premium services are typically offered to owners of first-class properties who seek to provide their tenants with the highest possible level of service to help differentiate their property from competing properties. Recently our Toronto branch was awarded the 1999 Pinnacle Award by the Building Owners and Managers Association (BOMA) of Ontario. The award is given to the company and property voted by BOMA to have exhibited excellence in customer service. Many of our clients and prospective clients are BOMA members.

     Continue to implement standardized systems and controls. Over the course of more than 35 years in the parking management business, we have developed sophisticated and comprehensive management systems and controls, which we seek to implement uniformly at all facilities we manage. These systems include accounting and financial management and reporting practices, general operating procedures, training, employment policies and practices, cash controls, marketing procedures and visual image. We believe that our standardized systems and controls enhance our ability to successfully expand our operations into new markets.

     Aggressively implement technology and automation. We believe that automation and technology can enhance customer convenience, lower labor costs, improve cash management and increase overall profitability. We have been a leader in the field of introducing automation and technology to the parking business and we were among the first to widely adopt innovations such as the use of credit card payment systems, hand-held computers to track violators and issue citations, bar-code scanners to ensure monthly parkers are using the correct lot and are up-to-date in payment and entry and exit gates incorporating sensing equipment that can automatically recognize and admit authorized vehicles. We believe we have a greater proportion of unmanned facilities than any of our major Canadian or U.S. competitors, and that this gives us a cost advantage as we compete for business. We have also developed a sophisticated management information system that enables us to effectively track revenue and manage cash on a daily basis and generate a wide variety of internal reports, as well as customized reports requested by our clients.

     Implement incentive compensation program. We have adopted a performance-based compensation system for city managers, vice presidents and others based on the profitability of each individual's area of responsibility. We believe this program will enhance the entrepreneurship of our management-level employees by tying their compensation directly to improvements in the profitability of the operations they manage and will encourage them to improve operations and control costs.

     Provide profitable patrol, enforcement and ticketing services. We seek to increase the profitability of our overall operations by providing parking lot patrol, enforcement and ticketing services, both at our own facilities and at facilities operated by others. We believe there are significant opportunities to market these services to facilities not operated by us, especially those owned by municipalities or by suburban retail centers, who wish to discourage all-day parkers by enforcing parking regulations favoring short-term parkers.

     Maintain strict cash control. Strict cash control is critical to our success and that of our clients. Our cash control procedures are based on a ticketing system supervised by high level managers and include on-site spot checks, multiple daily cash deposits, local audit functions, managerial oversight and review, and internal audit procedures. It is our policy that tickets and gate counts are reconciled daily against cash collected. We believe our cash control procedures are effective in minimizing the loss of revenues at parking facilities.

PARKING FACILITIES AND SURFACE LOTS

     The following table summarizes certain information regarding our parking facilities and surface lots as of December 31, 1999.

                                  LEASED           MANAGED            OWNED             TOTAL
                               -------------    --------------    -------------    ---------------
LOCATION                       LOTS   SPACES    LOTS   SPACES     LOTS   SPACES    LOTS    SPACES
--------                       ----   ------    ----   -------    ----   ------    -----   -------
CANADA
BRITISH COLUMBIA
Vancouver....................   66     5,958    506    102,530     --       --       572   108,488
Other........................    7       755     41      4,942     --       --        48     5,697
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................   73     6,713    547    107,472     --       --       620   114,185
ALBERTA
Edmonton.....................   92     7,190     43      6,086      2      623       137    13,899
Calgary......................   81     9,335     28      7,414      3      345       112    17,094
Banff........................    2        83      6        612     --       --         8       695
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................  175    16,608     77     14,112      5      968       257    31,688
SASKATCHEWAN
Saskatoon....................   42     3,027     13      1,695     --       --        55     4,722
Regina.......................   47     2,256     13      2,128      1       20        61     4,404
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................   89     5,283     26      3,823      1       20       116     9,126
MANITOBA
Winnipeg.....................   68     4,485     77     15,719      8(1)   682       153    20,886
ONTARIO
Toronto......................   27     4,145     79     34,562      1       50       107    38,757
Hamilton.....................    4       595     12      3,995     --       --        16     4,590
London.......................    3       709     11      3,106     --       --        14     3,815
Ottawa.......................    2       144      9      5,348     --       --        11     5,492
Windsor......................    1        63      5        409     --       --         6       472
Sudbury......................    2       570      4        910     --       --         6     1,480
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................   39     6,226    120     48,330      1       50       160    54,606
QUEBEC/OTHER
Montreal.....................    3       145     17      3,950     --       --        20     4,095
Halifax......................    2        48      7        939     --       --         9       987
St. John's...................    2       246      4        621     --       --         6       867
                               ---    ------    ---    -------    ---    -----     -----   -------
  Total......................    7       439     28      5,510     --       --        35     5,949
TOTAL CANADA.................  451    39,754    875    194,966     15    1,720     1,341   236,440
UNITED STATES
Minneapolis..................   19     3,133     30      6,569     --       --        49     9,702
Milwaukee....................   14     2,123      2        250     --       --        16     2,373
Buffalo......................    6     1,552      2        774     --       --         8     2,326
Seattle......................   --        --      5      1,520     --       --         5     1,520
Cincinnati...................   --        --      1      1,605     --       --         1     1,605
                               ---    ------    ---    -------    ---    -----     -----   -------
TOTAL UNITED STATES..........   39     6,808     40     10,718     --       --        79    17,526
TOTAL........................  490    46,562    915    205,684     15    1,720     1,420   253,966
                               ===    ======    ===    =======    ===    =====     =====   =======

---------------

(1) Represents eight parking facilities located on seven properties acquired from First Union.

OPERATING ARRANGEMENTS

     We operate parking facilities under three general types of arrangements: leases, management contracts, and fee ownership. As of December 31, 1999, we leased 490 parking facilities, operated 915 parking facilities through management contracts and owned 15 parking facilities.

     The general terms and benefits of these types of arrangements are described below:

     Leases. Under a lease arrangement, the parking facility operator generally pays either a fixed annual rent, a percentage of gross customer collections, or a combination thereof to the property owner. The parking facility operator collects all revenues and is responsible for most operating expenses, but is typically not responsible for major maintenance. In contrast to the management contracts, lease arrangements are typically for terms of three to ten years and typically contain a renewal term, and provide for a fixed payment to the facility owner regardless of the operating earnings of the parking facility. As a result, the leased facilities generally require a longer commitment and a larger capital investment by the parking facility operator than do managed facilities, but generally provide a greater opportunity for long-term revenue growth.

     Management Contracts. Under a management contract, the facility manager generally receives a base monthly fee for managing the facilities and often receives an incentive fee based on the achievement of facility revenues above a base amount. Facility managers generally charge fees for various ancillary services such as accounting, equipment leasing and consulting. Responsibilities under a management contract include hiring, training and staffing parking personnel, and providing collections, accounting, record-keeping, insurance and facility marketing services. In general, the facility manager is not responsible for providing security or guard services. Under typical management contracts, the facility owner is responsible for operating expenses such as taxes, license and permit fees, insurance premiums, payroll and accounts receivable processing and wages of personnel assigned to the facility. In addition, the facility owner is responsible for non-routine maintenance, repair costs and capital improvements. The typical management contract is for a term of one to three years (though the owner often reserves the right to terminate, without cause, on 30 days' notice) and may contain a renewal clause.

     Fee ownership. Under fee ownership arrangements, the parking facility operator owns the property and fixtures. Ownership of parking facilities typically requires a larger capital investment than managed or leased facilities but provides maximum control over the operation of the parking facility, and all increases in revenue flow directly to the owner. Ownership provides the potential for realizing capital gains from the appreciation in the value of the underlying real estate, but it also subjects the property owner to risks including reduction in value of the property and additional potential liabilities, as well as additional costs such as real estate taxes and structural, mechanical or electrical maintenance or repairs.

ENFORCEMENT AND COLLECTIONS

     Approximately 70% of our parking lots are operated with parking meters and without parking lot attendants. We enforce user payment at these lots by having patrollers circulate regularly through lots to identify delinquent parkers and issue violation notices. We use modern technology which enables our patrollers to monitor and identify first-time and repeat offenders using hand-held computers. The hand-held computers are updated daily to mainframe computers that track violation history. This equipment generates violation notices for first-time offenders. Payments on account of these violation notices are collected by our collections operation and all of the proceeds become our revenues. Therefore, we have a direct incentive to issue ticket and collect violation notice payments from parking violators.

     We facilitate information collection by using current technology including bar scanning systems. Parking lot supervisors travel to each lot on a regular basis to collect cash from both parking meters and lot attendants in order to keep cash balances low and reduce the potential for shrinkage.

MANAGEMENT INFORMATION SYSTEMS

     We have made a significant commitment to technology over the last several years to provide our employees the tools to perform efficiently in today's competitive environment, to provide our landlords the information they expect from a parking operator and to provide management the reporting necessary to manage the business.

     The following is a brief list of key features of our information system:

     - Monthly Parking System -- a sophisticated system developed in-house to manage our more than 100,000 active monthly parkers;

     - Attendant System - a control system developed in-house to assist in balancing, recording, reporting and auditing attendant transactions;

     - Parking Meter System -- a control option developed in-house to assist in balancing, recording, reporting and auditing parking meter transactions at "unattended" locations;

     - Vehicle Violation System -- a system developed in-house to manage the approximately 700,000 violation notices issued per year; and

     - Financial Reporting System -- an in-house developed general ledger, accounts payable and landlord reporting system to report to our management and landlords. This is a new system completed in Spring of 1999.

     Our information system runs on a Unisys mainframe computer which connects to all of our major branch offices. The computer system is scalable and, as the applications have only recently been developed, a continued moderate annual investment in technology and continued development enhancement should be able to meet our business objectives for the next few years.

COMPETITION

     The parking industry is fragmented and highly competitive, with few barriers to entry. We compete regularly with a wide variety of parking service providers to retain our operations and to expand our operations in existing and new markets. We compete for clients based on the pricing of our services and our ability to increase revenues and control expenses for each of our client's parking facilities.

     Our largest competitors in North America are Central Parking Corporation, APCOA/Standard Parking, Inc. and Ampco System Parking. Impark is substantially smaller in number of locations and revenue than Central Parking. We have approximately the same number of locations as APCOA/Standard and Ampco System. However, Impark has lower revenues and profits than both APCOA/Standard and Ampco System because they are principally in the United States where gross revenue and profits generated from a location are typically higher than in Canada. However, being principally in Canada gives us a solid Canadian base as Canadian corporations prefer to do business with an established Canadian parking company. Additionally, since profit per location is generally lower in Canada, most U.S. competitors focus their efforts in the U.S. marketplace where there is higher potential profit. Hence, we believe we have a secure base to work from in Canada while growing our market in the U.S. where we believe new locations will create higher profit margins than we typically realize.

     We also compete with many regional or local parking service providers, as well as municipalities and other governmental entities, property owners and others.

REGULATION

     Our business is not substantially affected by direct governmental regulation, however, several provincial, state and local laws have been passed in recent years that encourage car pooling and the use of mass transit, including, for example, laws prohibiting employers from reimbursing employee parking expenses. Laws and regulations that reduce the number of cars and vehicles being driven could hurt our business. We are also affected by laws and regulations (such as zoning ordinances and business taxes) that are common to any business that own or leases real estate and by regulations (such as labor and tax laws) that affect companies with a large number of employees.

     Under various federal, provincial, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with ownership or operation of parking facilities, we may be potentially liable for such costs. Although we are currently not aware of any material environmental claims pending or threatened against us or any of our owned or operated parking facilities, there can be no assurance that a material environmental claim will not be asserted against us or against our owned or operated parking facilities. The cost of defending against claims of liability, or of remediating a contaminated property, could have a material adverse effect on our financial condition or results of operations.

     Various other governmental regulations affect our operation of parking facilities, both directly and indirectly. In the United States, these include the Americans with Disabilities Act, or ADA. Under the ADA, all public accommodations in the United States, including parking facilities, are required to meet certain federal requirements related to access and use by disabled persons. For example, the ADA requires parking facilities to include handicapped spaces, headroom for wheelchair vans, attendants' booths that accommodate wheelchairs, and elevators that are operable by disabled persons. We believe that the parking facilities we own and operate are in substantial compliance with these requirements.

EMPLOYEES

     As of December 31, 1999, we employed approximately 2,050 individuals, including approximately 1,350 full-time and 700 part-time employees. We believe that our employee relations are good. Approximately 46% of our Canadian employees (some 845 employees) are represented by unions, including the Construction and Specialized Workers' Union Local 1611 (British Columbia), Christian Labour Association of Canada Local 501 (British Columbia), Service Employees International Union (Regina), Saskatchewan Joint Board, Retail, Wholesale & Department Store Union Local 558 (Saskatoon), Canada Labour Congress (Winnipeg), Steelworkers (Sudbury), Teamsters (Ottawa), SEIU, UFCW (Toronto), SEIU (London), Le Syndicat des employes and Union des employes de service (Montreal).

LITIGATION

     The provision of services to the public entails an inherent risk of liability. We are engaged from time to time in routine litigation incidental to our business. Other than a case involving Eau Claire Market in Calgary, Alberta described below, there is no legal proceeding to which we are a party which, if decided adversely could materially harm our financial condition. We attempt to disclaim liability for personal injury and property damage claims by printing disclaimers on our ticket stubs and by placing warning signs in the facilities we operate. We also carry liability insurance that we believe meets or exceeds industry standards as determined by our landlords. We can provide no assurance, however, that any future legal proceedings (including any related judgments, settlements or costs) will not have a material adverse effect on our financial condition, liquidity or results of operations.

     The Eau Claire Market litigation was filed in the Queen's Bench of Alberta on August 20, 1998. It involves a claim against a property in which we are the lessee. The plaintiff asserts that it is entitled to priority over our lease and to possession of the property. We believe that this claim is without merit. If, however, we do not prevail in the litigation, we may be forced to renegotiate the lease with the landlord, in which case the rent could be substantially increased and may materially impact our results.

     Imperial Parking Limited, which will be a subsidiary of Impark after the distribution, is a defendant in a lawsuit brought by Newcourt Financial Ltd. as the assignee of Oracle Corporation Canada Inc. The suit was filed in Ontario Superior Court on June 11, 1999. It alleges that Imperial Parking and FUMI owe approximately $825,000 under a software license and services agreement. We believe that these claims are without merit, however the legal action is in its earliest stages. First Union has agreed to assume all liability with respect to this claim.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors, and their ages as of December 31, 1999, are as set forth below. Each of the individuals who is to serve as a director will begin that service immediately prior to the Distribution.

NAME                                   AGE                           POSITION
----                                   ----                          --------
Charles E. Huntzinger................   52     President and Chief Executive Officer, Director
J. Bruce Newsome.....................   49     Senior Vice President, Chief Financial Officer
Bryan L. Wallner.....................   40     Senior Vice President, Operations
David Schonberger....................   44     Vice President
William A. Ackman(1).................   33     Chairman, Director
Daniel P. Friedman...................   42     Vice Chairman, Director
Talton R. Embry......................   53     Director
Armand E. Lasky(2)...................   52     Director
William A. Scully....................   37     Director
Beth A. Stewart......................   43     Director
Mary Ann Tighe(1)(2).................   51     Director
David J. Woods(2)....................   50     Director

---------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     CHARLES E. HUNTZINGER has served as president and chief executive officer since joining Imperial Parking in January 1999. From 1993 until December 1998, Mr. Huntzinger was associated with Central Parking Corporation where he was vice-president for the Midwest Region and, later, for the New York Region. From 1992 until 1993 Mr. Huntzinger was vice president of Spectacore, a stadium management company and owner of the Philadelphia Flyers; he was in charge of parking operations. Mr. Huntzinger was the chief operating officer for Parkway Corporation from 1978 until 1992, where he was in charge of parking operations nationwide.

     J. BRUCE NEWSOME has served as senior vice president and chief financial officer of Impark since 1989. From 1986 to 1989, Mr. Newsome served as vice president for finance and controller. Prior to 1989, Mr. Newsome served as Impark's controller. He has been involved in several acquisitions in the last 16 years and is responsible for ensuring that financial, accounting, MIS and treasury systems will accommodate expansion plans. Before joining Imperial Parking, Mr. Newsome was a senior manager at the accounting firm of KPMG.

     BRYAN L. WALLNER became senior vice president of Imperial Parking in March 1999. Prior to joining Impark, Mr. Wallner was a regional manager for Central Parking Corporation ("Central Parking"). He guided Central Parking's growth in the Midwest, opening offices in four new cities. He has expertise in stadium/arena, mixed use, retail, office as well as valet, shuttle, and patrol contracts. Mr. Wallner began his career in the parking industry in 1987 with Central Parking Corporation in St. Louis, Missouri.

     DAVID SCHONBERGER will become a vice president of Impark upon the Distribution. He has been executive vice president of First Union since November 1998, where he is primarily responsible for retail, office and residential projects. From November 1997 to November 1998, he was senior vice president of Enterprise Asset Management Inc. At Enterprise, he was responsible for retail and raw land development projects. Since January 1990, Mr. Schonberger has been director of Legacy Construction Corporation, a privately held leasing and project management company specializing in institutional property management and oversight of specialty construction and development projects. In February 1996, Legacy Construction Corporation merged with Peter Elliot Corporation to form Peter Elliot LLC. From February 1996 to October 1997, Mr. Schonberger served as treasurer and manager of Peter Elliot LLC.

     DANIEL P. FRIEDMAN will become vice chairman of the Impark board of directors upon the Distribution. He has served as president, chief executive officer and a trustee of First Union since November 1998. He was president and chief operating officer of Enterprise Asset Management, Inc. from June 1996 to November 1998 and was executive vice president and chief operating officer of Enterprise from February 1992 to June 1996. At Enterprise, he was responsible for asset management and new business development. From September 1994 to November 1998, Mr. Friedman was a manager of all the Cheshire Limited Liability Companies ("Cheshire"). Cheshire acquires and restructures non-performing underlying residential co-op mortgage loans and unsold co-op apartments. From May 1993 to December 1997, Mr. Friedman was a board member of Emax Advisors, Inc. From May 1993 to December 1996, he was a board member of Emax Securities, Inc., a NASD broker/dealer.

     WILLIAM A. ACKMAN will become chairman of the Impark board of directors upon the Distribution. He has been chairman of the board of trustees of First Union since June 1998. Since January 1, 1993, through a company he owns, Mr. Ackman has acted as co-investment manager of three investment funds: Gotham L.P., Gotham III L.P. and Gotham Partners International, Limited.

     TALTON R. EMBRY has been the chairman of Magten Asset Management Corp. ("Magten") since 1998, where he is the chief investment officer for Magten's clients. He has been with Magten since 1978. Mr. Embry is also a director of Anacomp, Inc., Salant Corporation and BDK Holdings, Inc.

     ARMAND E. LASKY has been the president of Empire State Collateral Corporation Real Estate ("Empire State") since 1983, where he oversees the acquisition of parking properties and related commercial real estate.

     WILLIAM A. SCULLY has been vice chairman of the board of trustees of First Union since November 1998. Mr. Scully has been a partner of Apollo since 1996 and is responsible for new investments and investment management. From 1994 to 1996, Mr. Scully was a senior vice president of O'Connor Capital, Inc., the general partner of The Argo Funds, and the director of acquisitions for The Argo Funds. From 1993 to 1994, Mr. Scully directed private investment activities for entities related to Clark Construction and The Carlyle Group, primarily in land development projects in suburban Washington, D.C.

     BETH A. STEWART has been president of Stewart Real Estate Capital since 1993, where she has been involved with numerous equity investments in private and public securities with partners and properties throughout the United States. Ms. Stewart worked for Goldman, Sachs & Co. from 1980 to 1992 where she was vice president of the Real Estate Department from 1986 until 1992. Ms. Stewart is a director of General Growth Properties, Inc.

     MARY ANN TIGHE has been vice chairman of Insignia/ESG, a commercial real estate firm, since January 1999. From 1993 until January 1999 she was an executive managing director and from June 1992 until March 1993 was senior managing director. She has also chaired the Executive and Strategic Planning Committees of Insignia since November 1998. Ms. Tighe is a trustee of First Union.

     DAVID J. WOODS has been president of Pattison Outdoor Group, an outdoor advertising firm since May 1997. From January 1997 to April 1997, Mr. Woods was vice president for finance at Interactive Media Inc. From September 1995 until December 1996 he was senior vice president for finance at Gannett Inc. From January 1995 until August 1995 Mr. Woods was executive vice president at Mediacom Inc.

     Following the Distribution, the Impark board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of three Class I directors (Messrs. Lasky and Scully and Ms. Tighe), three Class II directors (Messrs. Embry, Huntzinger and Woods) and three Class III directors (Messrs. Ackman and Friedman and Ms. Stewart). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I directors, Class II directors and Class III directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2001, 2002 and 2003 respectively.

     Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has an executive committee, composed of Messrs. Ackman, Friedman and Huntzinger and Ms. Stewart, which oversees all aspects of the management of the business of Impark. In addition, the board of directors has a compensation committee, composed of Mr. Ackman and Ms. Tighe, which makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers and grants stock options pursuant to our stock option plans. The board of directors also has an audit committee, composed of Messrs. Woods and Lasky and Ms. Tighe, which reviews the financial statements of Impark that will be issued to its shareholders, the results and scope of the annual audit and other services provided by our independent public accountants and reviews matters that arise from time to time related to our internal accounting controls.

DIRECTOR COMPENSATION

     The directors of Impark will receive the following compensation:

     -  $1,500 for each board meeting attended;

     - $500 for each board meeting participated in by telephone or committee meeting; and

     - an annual grant of $20,000 worth of Impark common stock, valued at the time of the grant, but vesting one year after the grant.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 for Impark's chief executive officer and for the two other executive officers whose salary and bonus totaled at least $100,000 for 1999.

     In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life and other benefits which are available to all of our salaried employees, or perquisites or other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities Exchange Commission have been omitted where no information was required to be disclosed under these columns.

                           SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                              --------------------------------
NAME AND PRINCIPAL POSITION                                    SALARY      BONUS     ALL OTHER
---------------------------                                   --------    -------    ---------
Charles E. Huntzinger
  President and Chief Executive Officer(1)(2)(3)............  $510,000    $29,100     $10,000
Bryan L. Wallner
  Senior Vice President(4)(5)(6)............................  $205,500    $20,000     $ 4,150
J. Bruce Newsome
  Senior Vice President and Chief Financial Officer(7)(8)...  $146,207    $15,400     $13,587

---------------

(1) Paul Clough resigned as President and Chief Executive Officer on January 4, 1999 and Mr. Huntzinger was appointed to those offices effective January 4, 1999.

(2) The amount listed for Mr. Huntzinger's bonus was a payment to compensate him for various costs associated with his relocation.

(3) Mr. Huntzinger's other compensation consists of a car allowance.

(4) Mr. Wallner's salary is prorated to reflect the fact that he started in February 1999. His annual salary is at a rate of $237,500.

(5) The amount listed for Mr. Wallner's bonus was a signing bonus paid upon his joining Impark.

(6) Mr. Wallner's other compensation consists of use of a car that Impark rents for him.

(7) Mr. Newsome's salary, bonus and other compensation are paid in Canadian dollars. The figures in this table were converted to US dollars, based on a conversion rate of 1.45 Canadian dollars to one US dollar on January 7, 2000, as published in the Federal Reserve Statistical Release, January 10, 2000.

(8) Mr. Newsome's other compensation consists of $11,518 for a car allowance and $2,069 in club membership fees.

STOCK PLANS

     A total of 315,000 shares of Impark common stock have been reserved for issuance in the aggregate under our stock plan described below.

2000 Stock Incentive Plan. Under our 2000 Stock Incentive Plan, a variety of awards, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards, may be granted to our officers, employees, directors, consultants and advisors and officers, employees, directors, consultants and advisors our subsidiaries. The board of directors has authorized the compensation committee to administer the Stock Incentive Plan. While we currently anticipate that most grants under the Stock Incentive Plan will consist of stock options, we may also grant stock appreciation rights, which represent the right to receive any excess in value of the shares of common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of Impark common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares to participants free of any restrictions under the Stock Incentive Plan. Options or other awards that are granted under the Stock Incentive Plan but expire unexercised are available for future grants. As of the date of the Distribution, we will not have any options outstanding, but we expect to grant options to purchase shares of Impark common stock thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer has served as a director of or member of the compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers serve as a director of or member of the compensation committee of the board of directors.

EMPLOYMENT AGREEMENTS

     Mr. Huntzinger has entered into a 5 year employment agreement with us effective as of the date of the Distribution to serve as our Chief Executive Officer and President. Mr. Huntzinger will receive an annual base salary of $425,000. He will also be granted on the 30th day following the Distribution an option to acquire 95,625 shares of our common stock at a per share exercise price equal to the greater of the closing price of a share on that date and the average of the closing prices of a share during the 10 trading day period immediately preceding the grant date. The options vest over four years based on continued employment. If we consummate a rights offering for common stock, Mr. Huntzinger will be granted an option to acquire 4.5% of the shares issued for the first $30 million of capital raised. If we terminate Mr. Huntzinger's employment without "cause" or if he terminates his employment for "good reason" the options described above will vest and we will pay him in cash two times the sum of his base salary and bonus (but not less than $1 million). Upon certain change in control transactions, the option described above will vest. Mr. Huntzinger's employment agreement contains standard non-compete, non-solicitation and non-disclosure covenants.

     Mr. Wallner's five-year employment agreement, effective March 1999, provides for a base salary of $237,500 per year. The agreement also provides that Mr. Wallner is eligible to earn a bonus of 1.75% of the increase of Impark's EBITDA over its EBITDA for 1998 after amortizing capital expenditures and applying a 10% cost of capital. The opinions vest over four years based on continued employment. If we consummate a rights offering for common stock, Mr. Wallner will be granted options on 1.0% of the shares issued for the first $30 million of capital raised.

     Mr. Newsome's four-year employment agreement, effective January 1998, provides for a base salary of $136,900 in the first year. The base salary is subject to annual adjustment by the Compensation Committee and for changes based on the Consumer Price Index with respect to Vancouver, British Columbia. The agreement also provides for a bonus to be determined by the Compensation Committee annually.

     In the event that Impark chooses not to renew Mr. Newsome's contract, he will be entitled to a lump sum payment equal to his total salary for the preceding 24 month period.

     Mr. Schonberger's employment arrangements with Impark provide for him to serve on an at-will basis at a salary of $112,500 per year. Mr. Schonberger is not obligated to work for Impark on a full-time basis and Mr. Schonberger will continue in his current duties at First Union.

     Mr. Friedman's employment arrangements with Impark provide for him to serve on an at-will basis at a salary of $82,500 per year. Mr. Friedman's employment agreement does not require Mr. Friedman to work for Impark on a full-time basis, and Mr. Friedman will continue in his current duties at First Union while working for Impark.

     In addition to the employment arrangements with Messrs. Huntzinger, Wallner, Friedman and Schonberger described above, Impark has agreed to grant each of those individuals options to purchase its common stock as follows:

Charles E. Huntzinger.....................................   95,625 shares
Bryan L. Wallner..........................................   21,250 shares
David Schonberger.........................................   26,562 shares
Daniel P. Friedman........................................   53,125 shares

     We expect to grant these options only after a trading market for Impark's common stock has been established, in order to permit us to determine the exercise price of the options based on the fair market value of the shares of common stock. We will determine the fair market value equal to the greater of the closing price of a share on the day of grant and the average of the closing prices of a share during the 10 trading days immediately preceding the grant date. The options will vest or become exercisable over a four-year period. In addition, the options will provide for their exercise price to increase at a rate of 10% per year.

     Messrs. Huntzinger and Wallner also have an agreement with Impark to permit them to maintain their level of ownership of Impark if Impark sells additional shares of stock. Under the terms of this arrangement, Impark will grant additional options to Messrs. Huntzinger and Wallner each time Impark sells shares of its capital stock for cash until Impark has sold a total of $30 million worth of stock. The additional options will be sufficient to maintain the percentage of Impark's outstanding shares and options represented by each individual's options prior to the sale of stock. The new options will have an exercise price equal to the greater of the closing price of a share on the day of grant and the average of the closing prices of a share during the 10 trading days immediately preceding the grant date.

     Messrs. Friedman and Schonberger are expected to have an arrangement similar to that of Messrs. Huntzinger and Wallner, except that their arrangement is expected to require that they purchase some significant part of the shares necessary to maintain their percentages.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth, with respect to each member of the board of directors, the executive officers, and all directors and executive officers as a group, information relating to their anticipated beneficial ownership of Impark shares as of the date of the Distribution.

                                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)    PERCENT
------------------------                                      -----------------------    -------
DIRECTORS
  Charles E. Huntzinger (also an executive officer).........                35                *
  William A. Ackman(2)......................................           292,061           13.91%
  Daniel P. Friedman(3).....................................            19,937                *
  Talton R. Embry(4)........................................           307,564           14.65%
  Armand E. Lasky...........................................                50                *
  William A. Scully(5)......................................                 0                0
  Beth A. Stewart...........................................               225                *
  Mary Ann Tighe(6).........................................               375                *
  David J. Woods............................................                 0                0
EXECUTIVE OFFICERS
  J. Bruce Newsome..........................................                 0                0
  Bryan L. Wallner..........................................                 0                0
  David Schonberger(7)......................................             6,453                *
All directors and executive officers (12 in number) as a
  group.....................................................           626,700           29.84%

---------------

*   Beneficial ownership does not exceed 1%.

(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule. Each director and executive officer has sole voting and investment power with respect to the amounts shown or shared voting and investment powers with his or her spouse, except as indicated below.

(2) Mr. Ackman is the president of Karenina Corporation, a general partner of Section H Partners, LP. Section H is the sole general partner of Gotham LP and Gotham Partners III, LP. Accordingly, Mr. Ackman, Karenina Corporation and Section H may be deemed beneficial owners of shares owned by Gotham LP and Gotham III LP. Gotham Partners International, Limited, a Delaware limited liability company, has the power to vote and dispose of the shares held for the account of Gotham Partners International, Limited, a Cayman exempted company, and accordingly, may be deemed the beneficial owner of such shares. Mr. Ackman is a senior managing member of Gotham Partners International and may be deemed a beneficial owner of shares owned by Gotham Partners International. For purposes of this table, all of such ownership is included. Mr. Ackman's address is c/o Gotham Partners, L.P., 110 East 42nd Street, New York, NY 10017.

(3) Includes 18,187 shares that Mr. Friedman has a right to acquire through the exercise of First Union options within 60 days after December 31, 1999.

(4) Mr. Embry is the chairman of Magten Asset Management Corp. and, accordingly, may be deemed a beneficial owner of shares owned by Magten. For purposes of this table, all such ownership is included. Mr. Embry disclaims beneficial ownership of 222,638 shares owned by clients of Magten, 62,006 shares owned by Magten's pension and profit sharing plans of which Mr. Embry is a trustee, 2,275 shares owned by his wife and 5,425 shares owned by his children. Mr. Embry shares investment and/or voting power with respect to the shares held by Magten clients. Mr. Embry's address is c/o Magten Asset Management Corp., 35 East 21st Street, New York, NY 10010.

(5) Mr. Scully is a limited partner of Apollo LP. As a limited partner, he has no right to vote or dispose of any shares held by Apollo LP, and therefore does not beneficially own any shares held by Apollo LP.

(6) Ms. Tighe is a limited partner of Gotham L.P. As a limited partner of Gotham L.P., she has no right to vote or dispose of any shares held by Gotham L.P., and therefore does not beneficially own any Shares held by Gotham L.P.

(7) Includes 6,453 shares that Mr. Schonberger has a right to acquire through the exercise of First Union options within 60 days after December 31, 1999.

     The following table sets forth, according to publicly available information on file with the Commission as of the dates indicated in the accompanying footnotes, except as otherwise indicated, information concerning each person known by Impark to be the beneficial owner of more than 5% of First Union shares and, therefore, who would own a similar percentage of Impark shares after the Distribution.

                                                               AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)    PERCENT
------------------------                                      -----------------------    -------
Gotham Partners, L.P.(2)....................................          292,061            13.91%
Gotham Partners International Limited
Gotham Partners III, L.P.
110 East 42nd Street
New York, NY 10017

Apollo Real Estate Investment Fund II, L.P.(3)..............          149,518             7.12%
Apollo Real Estate Advisors II, L.P.
1301 Avenue of the Americas
New York, NY 10019

Magten Asset Management Corp. (4)...........................          223,319            10.63%
35 East 21st Street
New York, NY 10010

Snyder Capital Management, L.P. (5).........................          225,950            10.76%
Snyder Capital Management, Inc.
350 California Street
Suite 1460
San Francisco, CA 94104

---------------
(1) Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner if he has or shares voting power or investment authority in respect of such security or has the right to acquire beneficial ownership within 60 days. The amounts shown in the above table do not purport to represent beneficial ownership except as determined in accordance with this Rule.

(2) The information regarding these holders was received by Impark from a
    Schedule 14A filed with the Commission on October 14, 1999. Gotham L.P. has sole voting and investment power with respect to 216,556 shares, Gotham International Advisers has shared voting and investment power with respect to 71,583 shares and Gotham III L.P. has sole voting and investment power with respect to 3,922 shares.

(3) The information regarding these holders was received by Impark from a
    Schedule 14A filed with the Commission on October 14, 1999. These holders have shared voting and investment power with respect to all of their shares.

(4) The information regarding this holder is as of December 31, 1999, and was obtained from Magten Asset Management Corporation. Includes 415 shares attributable to the holder's pro-rata interest in shares owned by Magten Partners, L.P. and 226 shares attributable to the holder's pro-rata interest in shares owned by Magten Offshore Fund, Ltd. This holder has shared voting and investment power with respect to 117,793 shares and shared investment power with respect to 104,845 shares.

(5) The information regarding these holders was received by Impark from a
    Schedule 13G filed with the Commission on February 15, 2000. These holders have shared voting and investment power with respect to 201,617 shares and shared investment and no voting power with respect to 24,333 shares.

                              CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with all of our executive officers. We have also agreed to grant options to our executive officers. See "Management -- Employment Agreements."

AFFILIATE TRANSACTION POLICY

     We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

     - Approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors; and

     - On terms no less favorable to us than could be obtained from unaffiliated third parties.

CONSULTING RELATIONSHIP WITH MS. BETH A. STEWART

     Ms. Stewart worked for First Union under a consulting agreement dated February 1999. She was retained to guide the process of evaluating whether Impark should be sold, merged with another company or distributed to the First Union shareholders and to oversee the implementation of the chosen alternative. Through December 31, 1999, her fees under this agreement were $157,500 plus out of pocket expenses. It is expected that Ms. Stewart will receive approximately $42,500, plus out of pocket expenses in 2000 prior to the Distribution. Ms. Stewart will not serve as a consultant to Impark after the Distribution.

AGREEMENT WITH PATTISON OUTDOOR GROUP

     Pattison Outdoor is the largest outdoor advertising company in Canada with billboards in all the major markets in the country. David Woods, who will become director of Impark immediately prior to the Distribution, is the president of Pattison Outdoor. Pursuant to a competitive bidding process, Pattison Outdoor entered into a 10-year exclusive agreement with Impark to place a substantial number of billboards (approximately 265 advertising faces) of various designs on Impark-operated parking lots throughout Canada. The agreement between Imperial Parking and Pattison Outdoor runs from July 1, 1999 to June 30, 2009. Pattison Outdoor pays Impark a fee for the right to place billboards on these parking lots and in year one these payments will be approximately $424,138 escalating to $582,759 in year 10. The contract is in Canadian dollars. These amounts were converted to U.S. dollars based on a conversion rate of 1.45 Canadian dollars to one U.S. dollar on January 7, 2000, as published in the Federal Reserve Statistical Release, January 10, 2000. Prior to July 1, 1999, the companies had entered into similar agreements that covered only one to two years.

SALE OF SECURITY BUSINESS

     Imperial Parking, previously operated Inner-Tec, a parking lot security business. Imperial Parking will continue as an operating subsidiary of Impark. In 1999, Imperial Parking sold the security business to one of its former executive officers for cash of $1.3 million and promissory notes of approximately $500,000.

SALE OF PARKING BUSINESS

     In 1999, Imperial Parking sold Robbins, a subsidiary with parking lot operations, to its former president a subsidiary with parking lot operations, to its former president and chief executive officer for consideration equal to $2.1 million, the settlement of termination benefit claims, and related costs.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Impark consists of 10,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. Immediately following the Distribution, there will be approximately 2.1 million shares of common stock outstanding held by approximately 9,000 stockholders.

     The following summary of the material provisions of Impark common stock, preferred stock, certificate of incorporation and by-laws is qualified by reference to the provisions of applicable law and to our certificate of incorporation, by-laws and other agreements included as exhibits to the registration statement of which this document is a part. See "Additional Information."

COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the dissolution or liquidation of Impark, subject to the prior rights of holders of any outstanding preferred stock, the holders of common stock are entitled to receive ratably the net assets of Impark available after the payment of all debts and other liabilities. Holders of common stock have no preemptive, subscription or redemption rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

     At present, there is no established trading market for Impark Common Stock. We have applied to list the common stock on the American Stock Exchange under the symbol "IPK."

PREFERRED STOCK

     Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series. Each such series of preferred stock would have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be determined by the board of directors.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Impark is subject to the provisions of Section 203 of the Delaware General Corporation Law statute. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, assets sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our by-laws provide for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, our by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of more than 50% of the shares of capital stock entitled to vote. Under our by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on the method of filling vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Impark.

     Our by-laws also provide that any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting, and may not be taken by written action in lieu of a meeting. Our certificate of incorporation provides that special meetings of the stockholders may only be called by our chairman of the board, our president or our board of directors. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with advance notice and information disclosure requirements. The stockholder must deliver written notice of the matter to the secretary of Impark, to be received not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days' notice or prior public disclosure of the date of the meeting is given to stockholders, the notice would have to be received by the secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating shareholder. For any other matter, the notice must set forth a brief description of the business desired to be brought and the reasons for conducting business at the annual meeting and certain information regarding the proponent stockholder. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for the common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any mater is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws require the affirmative vote of holders of more than 50% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

     Our certificate of incorporation contains certain provisions permitted under the Delaware corporate law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware corporate law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be National City Bank.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and Impark's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws limit the monetary liability of directors to Impark and to its shareholders and provide for indemnification of Impark's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Impark, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Impark also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to Impark's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws which are filed as exhibits to the Registration Statement of which this Information Statement is a part.

     Under the Memorandum of Understanding regarding the Distribution, First Union is obligated, under certain circumstances, to indemnify directors and officers of Impark against certain liabilities. Reference is made to the form of Memorandum of Understanding regarding the Distribution which is filed as an exhibit to the Registration Statement of which this Information Statement is a part.

                             AVAILABLE INFORMATION

     Following the Distribution, Impark will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. Impark will also be subject to the proxy solicitation requirements of the Exchange Act and will furnish holders of Impark common stock with annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States which will be audited and reported on, as well as quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     Impark has filed a Registration Statement on Form 10 with the Commission to register the shares of Impark common stock to be issued on the Distribution Date under the Exchange Act. This Information Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected and copied, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. In addition, Impark is required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
IMPERIAL PARKING CORPORATION
Pro Forma and Adjusted Pro Forma Consolidated and Combined
  Financial Statements (unaudited)..........................   F-2
  Consolidated Balance Sheet as of December 31, 1999........   F-2
  Combined Statement of Operations for the year ended
     December 31, 1999......................................   F-3
  Notes to Pro Forma and Adjusted Pro Forma Consolidated and
     Combined Financial Statements..........................   F-4
FUMI PARKING BUSINESS
Independent Auditors' Report................................   F-7
Combined Balance Sheets as of December 31, 1998 and 1999....   F-8
Combined Statements of Operations for the period from April
  17, 1997 to December 31, 1997 and years ended December 31,
  1998 and 1999.............................................   F-9
Combined Statements of Owner's Deficiency for the period
  from April 17, 1997 to December 31, 1997 and years ended
  December 31, 1998 and 1999................................  F-10
Combined Statements of Cash Flows for the period from April
  17, 1997 to December 31, 1997 and years ended December 31,
  1998 and 1999.............................................  F-11
Notes to Combined Financial Statements......................  F-13
FUR PARKING BUSINESS
Independent Auditors' Report................................  F-29
Combined Balance Sheets as of December 31, 1998 and 1999....  F-30
Combined Statements of Operations for the period from April
  17, 1997 to December 31, 1997 and years ended December 31,
  1998 and 1999.............................................  F-31
Combined Statements of Owner's Equity for the period from
  April 17, 1997 to December 31, 1997 and years ended
  December 31, 1998 and 1999................................  F-32
Combined Statements of Cash Flows for the period from April
  17, 1997 to December 31, 1997 and years ended December 31,
  1998 and 1999.............................................  F-33
Notes to Combined Financial Statements......................  F-34
IMPARK HOLDINGS INC.
Independent Auditors' Report................................  F-41
Consolidated Statements of Operations and Retained Earnings
  (Deficit) for the nine months ended December 31, 1996 and
  the period from January 1, 1997 to April 16, 1997.........  F-42
Consolidated Statements of Cash Flows for the nine months
  ended December 31, 1996 and the period from January 1,
  1997 to April 16, 1997....................................  F-43
Notes to Consolidated Financial Statements..................  F-44

                      UNAUDITED PRO FORMA CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS

                          IMPERIAL PARKING CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                  (UNAUDITED)

                                                                  PRO FORMA ADJUSTMENTS (NOTE 3(A))
                                          FUMI       FUR      -----------------------------------------
                                        PARKING    PARKING                   DISCONTINUED
                                        BUSINESS   BUSINESS   INTER-ENTITY    OPERATION      FORMATION    PRO FORMA
                                        --------   --------   ------------   ------------   -----------   ---------
                                                                  (i)            (ii)       (iii)-(vii)
ASSETS
Current assets:
  Cash................................  $  1,394   $ 1,984                         139          4,163      $ 7,680
  Accounts receivable.................     4,620        30                      (1,389)                      3,261
  Receivables from related parties....        --     1,717       (1,716)                                         1
  Inventory...........................     4,285        --                      (3,395)                        890
  Deposits and prepaid expenses.......       827        --                         (78)                        749
                                        --------   -------                                                 -------
                                          11,126     3,731                                                  12,581
Notes receivable......................        --    17,330      (17,330)                                        --
Fixed assets..........................     4,984     8,721                        (385)                     13,320
Management and lease agreements.......       908        --                                                     908
Other assets..........................     4,747       331                                      1,277        6,355
Goodwill..............................    43,344        --                                        154       43,498
                                        --------   -------                                                 -------
                                        $ 65,109   $30,113                                                 $76,662
                                        ========   =======                                                 =======
Current liabilities:
  Bank indebtedness...................  $  2,356   $    --                                     (2,356)     $    --
  Rents payable to unrelated
     parties..........................     5,819        --                                                   5,819
  Rents payable to FUR Parking
     Business.........................     1,227        --       (1,227)                                        --
  Trade accounts payable..............    11,352        14          (86)        (1,922)          (418)       8,940
  Income and withholding taxes
     payable..........................        --       240                                                     240
  Payable to FUMI.....................        --       403         (403)                                        --
  Current portion of long-term debt...    21,229        --                                    (21,229)          --
  Deferred revenue....................     2,361        --                                                   2,361
                                        --------   -------                                                 -------
                                          44,344       657                                                  17,360
Notes payable to related parties......    36,329        --      (36,329)                                        --
Payable to FUMI.......................    11,963        --                                    (11,963)          --
Payable to First Union................        --    28,061                                    (28,061)          --
Deferred revenue......................       628        --                                                     628
Deferred income taxes.................        --        24                                                      24
Minority interest.....................       446        --                                       (446)          --
                                        --------   -------                                                 -------
                                          93,710    28,742                                                  18,012
Stockholders' equity (deficiency).....   (28,601)    1,371       18,999         (3,186)        70,067       58,650
                                        --------   -------                                                 -------
                                        $ 65,109   $30,113                                                 $76,662
                                        ========   =======                                                 =======

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

       PRO FORMA AND ADJUSTED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                    PRO FORMA ADJUSTMENTS
                               FUMI       FUR            (NOTE 3(b))
                             PARKING    PARKING    ------------------------               BUSINESSES   ADJUSTED
                             BUSINESS   BUSINESS   INTER-ENTITY   FORMATION   PRO FORMA      SOLD      PRO FORMA
                             --------   --------   ------------   ---------   ---------   ----------   ---------
                                                                                                 (note 1)
Revenues...................  $ 60,145   $    582        (582)      (1,080)     $59,065      (2,711)     $56,354
Direct costs...............    44,939          2        (582)                   44,359      (2,149)      42,210
                             --------   --------                               -------                  -------
Gross margin...............    15,206        580                                14,706                   14,144
Other operating expenses:
  General and
     administrative........    10,236         --                                10,236       1,349       11,585
  Depreciation and
     amortization..........     4,984         43                        8        5,035         (51)       4,984
                             --------   --------                               -------                  -------
                               15,220         43                                15,271                   16,569
                             --------   --------                               -------                  -------
Operating income (loss)....       (14)       537                                  (565)                  (2,425)
Other income (expense):
  Allowance for credit
     losses................  $     --    (19,000)     19,000                        --                       --
  Interest expense:
     Long-term debt........    (1,840)        --                    1,840           --                       --
     Related parties.......    (4,032)    (3,044)      4,032        3,044           --                       --
  Other....................      (105)        66                                   (39)                     (39)
  Interest income from
     related parties.......        --      4,032      (4,032)                       --                       --
                             --------   --------                               -------                  -------
                               (5,977)   (17,946)                                  (39)                     (39)
                             --------   --------                               -------                  -------
Income (loss) before income
  taxes....................    (5,991)   (17,409)                                 (604)                  (2,464)
Income taxes (recovery)....       326        (86)                                  240           3          243
                             --------   --------                               -------                  -------
Income (loss) from
  continuing operations....  $ (6,317)  $(17,323)                              $  (844)                 $(2,707)
                             ========   ========                               =======                  =======
Income (loss) per share
  from continuing
  operations...............                                                    $ (0.40)                 $ (1.29)
                                                                               =======                  =======

    See accompanying notes to pro forma consolidated and combined financial statements.

                          IMPERIAL PARKING CORPORATION

           NOTES TO PRO FORMA AND ADJUSTED PRO FORMA CONSOLIDATED AND
                         COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.   BASIS OF PRESENTATION:

     The pro forma consolidated and combined financial statements of Impark are based upon the historical financial statements described below after giving effect to the transactions and adjustments described in notes 2 and 3. These pro forma consolidated and combined financial statements are not necessarily indicative of the financial position and results of operations that would have been achieved had the transactions actually taken place at the dates indicated and do not purport to be indicative of the effects that may be expected to occur in the future.

     The pro forma consolidated and combined financial statements have been compiled from financial information in the:

     (a) audited combined financial statements of the FUMI Parking Business for the year ended December 31, 1999;

     (b) audited combined financial statements of the FUR Parking Business for the year ended December 31, 1999; and

     (c)  the additional information described in note 2.

     The adjusted pro forma column in the combined statement of operations gives effect to the elimination of the operating results of businesses sold in fiscal 1999, which businesses did not meet the definition of a segment for purposes of discontinued operations accounting principles.

     Impark's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The pro forma consolidated statements of operations exclude non-recurring charges or credits directly attributable to the transactions described in note 2.

2.   PRO FORMA TRANSACTIONS:

     Prior to completion of the Distribution, Impark will be formed through the combination and amalgamation of the continuing business operations of the FUMI Parking Business and the FUR Parking Business under First Union. These pro forma consolidated and combined financial statements reflect the following formation transactions:

     (a) the cancellation of an existing lease agreement between the FUMI Parking Business and First Union under which certain U.S. properties owned by First Union are leased to FUMI;

     (b) the funding and indemnification by First Union with respect to all costs related to an existing legal dispute regarding a previously cancelled software contract;

     (c) the acquisition of all holdings of minority interests in entities comprising the FUMI Parking Business;

     (d) the purchase by an entity within the FUR Parking Business of outstanding credit facilities by virtue of a cash contribution by First Union;

     (e) the effective transfer of the continuing business operations of the FUMI Parking Business from FUMI to First Union;

     (f) the contribution by First Union to Impark of up to $7.0 million in cash in consideration for common stock of Impark. Of the $7.0 million contributed, $2.0 million will be restricted cash to be utilized solely towards the settlement of the goods and services tax contingency described in

                          IMPERIAL PARKING CORPORATION

           NOTES TO PRO FORMA AND ADJUSTED PRO FORMA CONSOLIDATED AND
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

2.   PRO FORMA TRANSACTIONS: (CONTINUED)
        note 16(c)(i) to the combined financial statements of the FUMI Parking Business, and is materially consistent with the amount accrued in the accounts at December 31, 1999;

     (g) the contribution by First Union of its interest in a limited liability company related to the development of approximately 4,900 parking spaces for the San Francisco Giants new baseball stadium, "Pacific Bell Park." Operation of the lot commences in 2000; and

     (h) the capitalization of Impark resulting in it having issued and outstanding 2.1 million common shares with a par value of $0.01 per share.

3.   PRO FORMA ADJUSTMENTS:

     (a)  Pro forma consolidated balance sheet:

        The pro forma consolidated balance sheet gives effect to the transactions described in note 2 as if they had occurred on December 31, 1999. Pro forma transactions recognized in the consolidated balance sheet are as follows:

        (i) the elimination of all inter-entity balances between the FUMI Parking Business and the FUR Parking Business;

        (ii) the elimination of balance sheet amounts related to the FUMI Parking Business discontinued operations;

        (iii) the acquisition of minority interests in the FUMI Parking Business by FUMI for consideration having an estimated fair value of $600,000. This transaction effectively represents a step purchase of the FUMI Parking Business and has been pushed down into the pro forma consolidated balance sheet. The excess of the cost of repurchase over the carrying value of the minority interest eliminated has been assigned to goodwill;

        (iv) the elimination of an amount payable in the amount of $418,000 accrued in the accounts of the FUMI Parking Business related to the legal action to be funded and indemnified as described in note 2(b);

        (v) the purchase or capitalization of long-term debt and the advances payable and note payable to FUMI and First Union effected by the transactions as described in notes 2(d) and (e);

        (vi) the contribution of $4.2 million cash as described in note 2(f), being the amount which results in First Union's cash contribution aggregating $7.0 million; and

        (vii) the contribution of the interest in the limited liability company as described in note 2(g) at its cost basis, which is estimated to equal $6.7 million at the date of contribution. The FUMI Parking Business holds the remaining interest and it is estimated that its separate cost basis will equal $1.1 million immediately prior to this contribution. As at December 31, 1999, First Union has incurred $1.3 million of costs which have been included as an adjustment in the pro forma consolidated balance sheet.

        Adjustments (iii)-(vii) are disclosed in the pro forma consolidated balance sheet under the column headed "Formation". The net equity of the predecessor entities has been accounted for as a capital contribution.

                          IMPERIAL PARKING CORPORATION

           NOTES TO PRO FORMA AND ADJUSTED PRO FORMA CONSOLIDATED AND
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3.   PRO FORMA ADJUSTMENTS: (CONTINUED)
     (b)  Pro forma combined statement of operations:

        The pro forma combined statement of operations gives effect to the transactions described in note 2 as if they had occurred by January 1, 1999. Pro forma transactions recognized in the combined statements of operations are as follows:

        (i)   the elimination of inter-entity lease fees and interest costs;

        (ii) the elimination of the asset management fee earned during the period January 1, 1999 to December 31, 1999 for managing the United States parking properties of First Union. The fee agreement will be cancelled as described in note 2(a);

        (iii) the amortization of the goodwill that will arise from the acquisition of the minority interest described in note 2(c), calculated on a straight-line basis over a 20 year period; and

        (iv) the elimination of interest expense on long-term debt purchased or the note payable capitalized as described in notes 2(d) and (e).

        For purposes of the combined statements of operations, no adjustments have been made for interest on additional cash balances.

4.   CAPITAL STOCK:

     Capital stock as at December 31, 1999 in the pro forma consolidated balance sheet is comprised of the equity of the predecessor businesses to Impark. Pro forma income (loss) per share from continuing operations has been calculated by dividing pro forma combined income (loss) from continuing operations by 2.1 million being the estimated number of shares of Impark common stock to be issued by Impark to First Union prior to the Distribution.

     Per share information is presented as if the common shares issuable were issued at the beginning of the 1999 year.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
First Union Managements, Inc.

     We have audited the accompanying combined balance sheets of the FUMI Parking Business (note 2(a)) as at December 31, 1999 and 1998 and the related combined statements of operations, owner's deficiency and cash flows for the years ended December 31, 1999 and 1998 and the period from April 17, 1997 to December 31, 1997. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the FUMI Parking Business as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from April 17, 1997 to December 31, 1997 in accordance with generally accepted accounting principles in the United States.

                                                      /s/ KPMG LLP
                                                      Chartered Accountants
Vancouver, Canada
February 4, 2000

                             FUMI PARKING BUSINESS
                            COMBINED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current assets:
  Cash......................................................    $     --        $  1,394
  Accounts receivable.......................................       6,915           4,620
  Inventory.................................................       2,877           4,285
  Deposits and prepaid expenses.............................       2,287             827
                                                                --------        --------
                                                                  12,079          11,126
Fixed assets (note 5).......................................       5,330           4,984
Management and lease agreements (note 6)....................       1,852             908
Other assets (note 7).......................................         589           4,747
Goodwill (note 8)...........................................      45,379          43,344
                                                                --------        --------
                                                                $ 65,229        $ 65,109
                                                                ========        ========
LIABILITIES AND OWNER'S DEFICIENCY
Current liabilities:
  Bank indebtedness.........................................    $  2,744        $  2,356
  Rents payable to unrelated parties........................       6,228           5,819
  Rents payable to FUR Parking Business, a related party....         716           1,227
  Trade accounts payable and other accrued liabilities......      10,390          11,352
  Current portion of long-term debt.........................          --          21,229
  Deferred revenue..........................................       1,354           2,361
                                                                --------        --------
                                                                  21,432          44,344
Long-term debt (note 9).....................................      21,059              --
Notes payable to related parties (note 10)..................      31,592          36,329
Payable to First Union Management, Inc., parent company
  (note 10).................................................      10,401          11,963
Deferred revenue............................................          --             628
Deferred income taxes.......................................          46              --
Minority interest...........................................       1,047             446
                                                                --------        --------
                                                                  85,577          93,710
Owner's deficiency..........................................     (20,348)        (28,601)
Future operations (note 3)
Commitments and contingencies (note 16)
Subsequent event (note 17)
                                                                --------        --------
                                                                $ 65,229        $ 65,109
                                                                ========        ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS

                             (THOUSANDS OF DOLLARS)

                                                          PERIOD FROM
                                                       APRIL 17, 1997 TO    YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   ------------
Revenues.............................................       $36,710          $ 54,087       $60,145
Direct costs.........................................        25,654            39,638        44,939
                                                            -------          --------       -------
Gross margin.........................................        11,056            14,449        15,206
Other operating expenses:
  General and administrative.........................         7,526            14,972        10,236
  Depreciation and amortization......................         3,854             5,398         4,984
                                                            -------          --------       -------
                                                             11,380            20,370        15,220
                                                            -------          --------       -------
Operating income (loss)..............................          (324)           (5,921)          (14)
Other expense:
  Write-down of assets...............................            --            14,976            --
  Interest expense:
     Long-term debt..................................         1,298             2,033         1,840
     Amounts due to related entities.................         2,684             3,731         4,032
     Other...........................................           668               778            --
  Other..............................................            --                --           105
                                                            -------          --------       -------
                                                              4,650            21,518         5,977
                                                            -------          --------       -------
Loss from continuing operations before income taxes
  and discontinued operations........................        (4,974)          (27,439)       (5,991)
Income taxes.........................................           370               516           326
                                                            -------          --------       -------
Loss from continuing operations before minority
  interest and discontinued operations...............        (5,344)          (27,955)       (6,317)
Loss attributed to minority interest.................           944                --            --
                                                            -------          --------       -------
Loss from continuing operations before discontinued
  operations.........................................        (4,400)          (27,955)       (6,317)
Income (loss) from discontinued operations net of
  income taxes.......................................           578            (1,537)       (1,914)
                                                            -------          --------       -------
Net loss.............................................        (3,822)          (29,492)       (8,231)
Other comprehensive income (loss):
  Foreign currency translation adjustment............            46              (319)          (10)
  Unrealized loss on available for sale security.....            --                --           (46)
                                                            -------          --------       -------
Comprehensive loss...................................       $(3,776)         $(29,811)      $(8,287)
                                                            =======          ========       =======

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                   COMBINED STATEMENTS OF OWNER'S DEFICIENCY

                             (THOUSANDS OF DOLLARS)

                                                                    OTHER COMPREHENSIVE
                                                                       INCOME (LOSS)
                                                                  ------------------------
                                                                    FOREIGN
                                                                   CURRENCY     UNREALIZED
                                                    ACCUMULATED   TRANSLATION    LOSS ON
                                          CAPITAL    EARNINGS     ADJUSTMENT    INVESTMENT    TOTAL
                                          -------   -----------   -----------   ----------   --------
Shares issued on acquisition of business
  on April 17, 1997 (note 4(b)).........  $   721    $     --        $  --         $ --      $    721
Net loss................................       --      (3,822)          --           --        (3,822)
Dividends...............................       --         (34)          --           --           (34)
Foreign currency translation
  adjustment............................       --          --           46           --            46
                                          -------    --------        -----         ----      --------
Balance, December 31, 1997..............      721      (3,856)          46           --        (3,089)
Acquisition of shares from minority
  interest (note 11(a)).................   10,120          --           --           --        10,120
Capital contributions...................    2,478          --           --           --         2,478
Net loss................................       --     (29,492)          --           --       (29,492)
Dividends...............................       --         (46)          --           --           (46)
Foreign currency translation
  adjustment............................       --          --         (319)          --          (319)
                                          -------    --------        -----         ----      --------
Balance, December 31, 1998..............   13,319     (33,394)        (273)          --       (20,348)
Capital contributed to acquire shares
  held by minority interests............    1,070          --           --           --         1,070
Return of capital from FUMI parking
  division..............................     (990)         --           --           --          (990)
Net loss................................               (8,231)          --                     (8,231)
Dividends...............................                  (46)                                    (46)
Foreign currency translation
  adjustment............................                               (10)                       (10)
Unrealized loss on available for sale
  security..............................                                --          (46)          (46)
                                          -------    --------        -----         ----      --------
Balance, December 31, 1999..............  $13,399    $(41,671)       $(283)        $(46)     $(28,601)
                                          =======    ========        =====         ====      ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                          PERIOD FROM
                                                       APRIL 17, 1997 TO    YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   -------------
Cash flows provided by (used in)
  operating activities:
  Loss from continuing operations...................        $(4,400)         $(27,955)      $ (6,317)
  Adjustments to reconcile loss from continuing
     operations to net cash provided by (used in)
     continuing operations:
     Depreciation and amortization..................          3,854             5,398          4,984
     Interest expense capitalized to notes payable
       to related parties...........................          1,789             2,487          2,688
     Amortization of financing costs................             --               163            155
     Write-down of assets...........................             --            14,976             --
     Deferred income taxes..........................             77               198             65
     Loss attributable to minority interest.........           (944)               --             --
     Other..........................................             --                11             65
  Changes in non-cash working capital items, net of
     effects from companies purchased and divested:
     Accounts receivable............................         (2,016)              (71)           744
     Inventory......................................           (790)             (256)           264
     Deposits and prepaid expenses..................            433              (444)           379
     Trade accounts payable and accrued
       liabilities..................................             86             1,346          1,407
     Rents payable..................................          1,065               (32)           (42)
     Deferred revenue...............................            581              (446)         1,078
                                                            -------          --------       --------
  Net cash provided by (used in) continuing
     operations.....................................           (265)           (4,625)         5,470
  Net cash provided by (used in) discontinued
     operations.....................................         (1,144)           (1,109)        (1,773)
                                                            -------          --------       --------
  Net cash provided by (used in) operating
     activities.....................................         (1,409)           (5,734)         3,697
Cash flows provided by (used in)
  investing activities:
     Purchase of fixed assets.......................         (1,335)           (1,980)        (1,431)
     Purchase of minority interests.................            172           (10,120)          (986)
     Increase (decrease) in other assets............             --                88         (1,826)
     Acquisition of businesses, net of cash
       acquired.....................................        (40,309)             (808)            --
     Proceeds from dispositions of businesses.......             --                --          1,624
     Proceeds from disposition of real estate.......          8,616                --             --
                                                            -------          --------       --------
  Net cash used in investing activities from
     continuing operations..........................        (32,856)          (12,820)        (2,619)
  Net cash used in discontinued operations..........           (239)             (174)          (239)
                                                            -------          --------       --------
  Net cash as used in investing activities..........        (33,095)          (12,994)        (2,858)

                                                          PERIOD FROM
                                                       APRIL 17, 1997 TO    YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   -------------
Cash flows provided by (used in)
  financing activities:
     Contributions of capital.......................            721            12,599             --
     Equity contribution by minority interests......            415                --             --
     Increase in long-term debt.....................          1,795             1,336             --
     Long-term debt repayments......................         (4,020)           (3,408)        (1,144)
     Increase in payable to First Union Management,
       Inc..........................................          4,758             6,024          1,598
     Bank indebtedness..............................            538             2,206           (388)
     Increase in notes payable to related parties...         30,342                --             --
     Other..........................................             --                --            611
                                                            -------          --------       --------
  Net cash provided by financing activities from
     continuing operations..........................         34,549            18,757            677
  Net cash used in discontinued operations..........            (67)             (147)            --
                                                            -------          --------       --------
  Net cash provided by financing activities.........         34,482            18,610            677
Effect of exchange rate changes in cash.............             22               118           (122)
                                                            -------          --------
Decrease (increase) in cash.........................             --                --          1,394
Cash, beginning of period...........................             --                --             --
                                                            -------          --------       --------
Cash, end of period.................................        $    --          $     --       $  1,394
                                                            =======          ========       ========
Supplementary information:
  Interest paid.....................................        $ 2,193          $  3,277       $  2,616
  Income taxes paid.................................            278               604            299
  Non-cash transactions:
     Interest capitalized to notes payable to
       related parties..............................          1,789             2,487          2,688
                                                            =======          ========       ========

            See accompanying notes to combined financial statements.

                             FUMI PARKING BUSINESS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

1.   OPERATIONS:

     These combined financial statements have been prepared solely for inclusion in the registration statement of Imperial Parking Corporation ("Impark"). They present the parking related business activities that will be contributed to Impark and have, for the periods presented, been carried on directly and indirectly, through wholly-owned subsidiaries, of First Union Management, Inc. ("FUMI"). Such business activities, collectively defined as the "FUMI Parking Business", are to be acquired by Impark, pursuant to a plan of acquisition and reorganization which is expected to be completed on or before March 31, 2000. These activities will be combined with certain of the parking operations of First Union Real Estate Equity and Mortgage Investments ("First Union"), which activities are, for purposes of these combined financial statements, referred to as the FUR Parking Business.

     FUMI's indirect subsidiaries, Imperial Parking Limited ("Imperial Parking") and Impark Services Ltd. ("Services"), operate and manage parking facilities and carry on other activities related to the parking business in Canada and the United States. The FUR Parking Business owns certain parking facilities in Canada which it leases to the FUMI Parking Business for their operation and management. First Union and FUMI are related parties for accounting purposes, under a trust agreement, the shares of FUMI are held for the benefit of shareholders of First Union.

     FUMI and First Union purchased the parking business formerly carried on by an unrelated party effective April 17, 1997 (the "Acquisition"). Generally, the Acquisition was structured such that the real estate assets were acquired by First Union and the other business activities, including management contracts, were acquired by FUMI. These other business activities included Imperial Parking and Services and their subsidiaries. An entity within the FUR Parking Business has made loans to the business operations of Imperial Parking and Services.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present only the assets, liabilities, revenues and expenses of the FUMI Parking Business and do not present any other assets, liabilities, revenues or expenses of FUMI. The carrying values of the assets and liabilities included in the FUMI Parking Business include any adjustments necessary to reflect the cost basis of FUMI. These combined financial statements include expenses incurred by FUMI to the extent that such expenses relate to the separate FUMI Parking Business.

        These financial statements have been prepared on a combined basis to reflect the parking business activities under a common parent, FUMI, from the date of their acquisition from unrelated parties. These combined financial statements exclude the assets, liabilities, revenues and expenses of the parking business carried on through First Union. The combined financial statements of the FUR Parking Business are separately included in this Information Statement.

        Specifically, these combined financial statements present the financial position and results of operations of the FUMI Parking Business which consists of the following:

        (i)   Imperial Parking and Services:

             Imperial Parking was formed under the Canada Business Corporation Act pursuant to the amalgamation on April 17, 1997 of 3357392 Canada Inc. ("Canco 1"), Imperial Parking

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (a)  Basis of presentation: (continued)
             Ltd. and Impark Properties Limited. Canco 1 was formed to acquire 100% of the shares of Imperial Holdings No. 2 Inc. ("Holdco") (note 4(b)). Prior to the amalgamation, Holdco owned 100% of Imperial Parking Ltd., a Canadian company with a principal business of managing parking lots. Holdco was dissolved and its assets transferred to Canco 1 immediately prior to the amalgamation.

             Services was incorporated on April 11, 1997 under the New Brunswick Business Corporations Act. Services' principal business activity is the provision of ancillary services to the parking business.

        (ii)  Lease of First Union Canadian parking facilities:

             Pursuant to a lease agreement, First Union leased sixteen parking facilities in Canada to FUMI. Of these facilities, fifteen were acquired effective from April 17, 1997 from Imperial Parking Limited. Effective September 8, 1997, First Union purchased an additional Canadian parking facility from an unrelated party. The results of the operations of these facilities are included in these combined financial statements from the date of the acquisition.

        All significant balances and transactions between entities included in these combined financial statements have been eliminated.

     (b)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these combined financial statements.

     (c)  Inventory:

        Imperial Parking's inventory consists of equipment parts and supplies and is recorded at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation and amortization is provided as follows:

                                                                    BASIS             RATE
                                                              -----------------    -----------
         ASSET
         Furniture and fixtures...........................    declining-balance            20%
         Equipment........................................    declining-balance    20% and 30%
         Automotive equipment.............................    declining-balance            30%

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (d)  Fixed assets: (continued)
        Leasehold improvements are depreciated straight-line over the shorter of the lease term or the estimated useful life of the asset.

        Routine maintenance and repairs are expensed as incurred.

     (e)  Management and lease agreements:

        Management and lease agreements are recorded at cost and represent the value assigned to parking lot agreements acquired from other parking facility management companies. Amortization is provided over the lives of the related agreements in amounts equal to the discounted future cash flows used to measure their original cost. The remaining carrying value of management and lease agreements terminated before the end of the agreements is expensed at that time.

     (f)  Impairment of fixed assets and management and lease agreements:

        The FUMI Parking Business accounts for long-lived assets (which include fixed assets and management and lease agreements) in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

     (g)  Deferred financing costs:

        The costs of obtaining long-term debt are initially capitalized and then amortized over the term of the related debt. The amortization of these charges is included in interest expense.

     (h)  Goodwill:

        Goodwill represents the excess of cost over the value assigned to the net assets acquired on business acquisitions. Goodwill is amortized on a straight line basis over 20 years. Prior to the year ended December 31, 1999, acquired goodwill was amortized on a straight-line basis over 40 years. The effect of this change in amortization period increased net loss for 1999 by $1.2 million. This change in estimated useful life of the goodwill was made by management in accordance with its policy described below.

        The FUMI Parking Business assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The remaining useful life is estimated based on management's expectations and plans for the acquired businesses. The amount of goodwill impairment, if any, is measured based on projected discounted future

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (h)  Goodwill: (continued)
        operating cash flows using a discount rate reflecting the FUMI Parking Businesses average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. Pursuant to such an assessment, the FUMI Parking Business recorded a $15 million reduction in the carrying value of goodwill at December 31, 1998.

     (i)   Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)   Revenue recognition:

        Parking revenues consist of the parking revenues from managed and leased locations. Management contract revenues represent revenues (both fixed fees and additional payments based upon parking revenues) from facilities managed for other parties and miscellaneous management fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking and management contract revenues are recognized when earned in accordance with the applicable agreement. Revenues from leased locations are recognized in accordance with the terms of the agreements. Deferred revenue primarily represents revenue received in advance of its due date. Net income from transit vending machine contracts are recognized by the percentage of completion method.

     (k)  Research and development:

        Research and development costs are expensed as incurred.

     (l)   Foreign currency translation:

        The functional currency of the FUMI Parking Businesses operations in the United States is the United States dollar. For facilities and operations located in Canada, the functional currency is the Canadian dollar ("Cdn.").

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains or losses resulting from these translations are excluded from the determination of income and included in the separate foreign currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (m)  Comprehensive income:

        On January 1, 1998, the FUMI Parking Business adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealizable gains (losses) on securities and is presented in the consolidated statements of owners' deficiency as other comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the FUMI Parking Businesses financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

3.   FUTURE OPERATIONS:

     During the year ended December 31, 1999, the FUMI Parking Business incurred a loss of $8.2 million. At December 31, 1999, the FUMI Parking Business has a working capital deficiency of $33.2 million including $21.2 million in long-term debt maturing in April 2000. In order to continue its operations as a going concern, the FUMI Parking Business requires continued support from their parent company or other equity financing to reduce long-term debt to a level which can be supported by recurring operations. Failure to achieve this support or otherwise commence to generate sufficient positive cash flow could necessitate that the FUMI Parking Business dispose of assets which may occur at values significantly less than their carrying values.

     During the 1999 fiscal year, management has taken various steps in reviewing its business activities, including the discontinuance of certain operations as described in note 12. In addition, management of First Union and FUMI have approved a plan which will result in First Union combining the FUMI Parking Business with the FUR Parking Business into a new company, Imperial Parking Corporation ("Impark"), repaying or capitalizing all of the FUMI Parking Businesses outstanding long-term debt and the notes and advances payable to related parties, contributing $7.0 million cash and an interest in a joint venture to develop a parking lot at the San Francisco Giants new baseball stadium, indemnifying against certain existing claims against Impark, and granting a $8.0 million line of credit. Management is also evaluating additional alternatives for increasing future business prospects.

     Upon completion of these steps, First Union has indicated its intention to distribute 100% of the common shares of Impark to First Union's beneficiaries. If these steps had been completed at January 1, 1999, the exclusion of interest expense related to the debt repaid or capitalized results in the FUMI Parking Business generating substantially no loss and having a significantly reduced working capital deficiency. In addition, during the year ended December 31, 1999 the FUMI Parking Business has generated positive cash flow from operations and this number would have increased. As a result, management believes that the completion of these steps are fundamental to Impark continuing to operate in the future as a going concern.

4.   ACQUISITION OF BUSINESSES:

     (a)  Prairie Parking Limited and PI Parking Systems Limited:

        On February 9, 1998 and July 31, 1998 respectively, the FUMI Parking Business purchased 100% of the common shares of Prairie Parking Limited and PI Parking Systems Limited for total cash consideration, including costs, of $1.2 million. The purchase price was allocated $800,000 to goodwill and $400,000 to management agreements. The acquisitions are accounted

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   ACQUISITION OF BUSINESSES: (CONTINUED)

     (a) Prairie Parking Limited and PI Parking Systems Limited: (continued) for by the purchase method with the results of operations included in these combined financial statements from the dates of acquisition.

        The fair value assigned to the management agreements acquired equalled their tax basis at date of acquisition.

     (b)  Imperial Holdings No. 2 Inc.:

        On April 17, 1997, Canco 1 purchased 100% of Holdco (note 2(a)) for net cash of $36.2 (Cdn.$50.6) million and the issuance of 16,947,598 common shares having an assigned value of $12.1 (Cdn.$16.9) million (note 11). Expenses related to the acquisition amounting to $3.9 (Cdn.$5.6) million have been included in the cost of the acquisition. Holdco was then dissolved and its assets transferred to Canco 1.

        This acquisition of Holdco, and therefore of Imperial Parking, was accounted for by the purchase method and accordingly the aggregate purchase price, including related costs, was assigned to assets acquired and liabilities assumed based on their fair values as of the acquisition date as follows:

         Net working capital.........................................    $ (9,716)
         Other assets................................................       1,214
         Fixed assets................................................      13,226
         Future tax asset............................................         224
         Management and lease agreements.............................       6,032
         Goodwill....................................................      68,966
         Long-term debt..............................................     (27,728)
                                                                         --------
                                                                         $ 52,218
                                                                         ========
         Purchase price, including costs.............................    $ 52,218
                                                                         ========

        The tax basis of the deductible acquired assets was greater than the fair values assigned at the date of acquisition. No value has been assigned to the acquired deferred tax asset in the purchase equation above due to uncertainty as to its realizability. See note 13. Any ultimate realization of the acquired temporary difference will be accounted for as a reduction in goodwill.

        Certain of the fixed assets were subsequently sold to a subsidiary of First Union (note 14).

        Financing for the acquisition included the amount of $39.3 million which was lent to the FUMI Parking Business by an entity within the FUR Parking Business (note 10).

        The net working capital deficiency acquired of $9.7 million includes $1.6 million (Cdn. $2.3 million) accrued for employee terminations and relocation costs. Such costs reflect plans initiated by management at or prior to the time of the acquisition and substantially completed prior to December 31, 1997. As indicated below, certain acquisition related accruals are unpaid at December 31, 1999. These amounts primarily relate to employee termination agreements that, by contract, are payable over a period of years.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   ACQUISITION OF BUSINESSES: (CONTINUED)

     (b)  Imperial Holdings No. 2 Inc.: (continued)
        The activity impacting the accrual for employee terminations and relocation costs in the periods presented is as follows:

                                                                EMPLOYEE      RELOCATION
                                                               TERMINATION      COSTS       TOTAL
                                                               -----------    ----------    ------
         Balance, April 17, 1997.............................    $1,112         $ 518       $1,630
         Charges utilized....................................      (147)         (209)        (356)
                                                                 ------         -----       ------
         Balance, December 31, 1997..........................       965           309        1,274
         Charges utilized....................................      (237)         (205)        (442)
         Accruals reversed...................................      (238)           --         (238)
                                                                 ------         -----       ------
         Balance, December 31, 1998..........................       490           104          594
         Charges utilized....................................       (35)           --          (35)
         Accruals reversed...................................       (20)          (68)         (88)
                                                                 ------         -----       ------
         Balance, December 31, 1999..........................    $  435         $  36       $  471
                                                                 ======         =====       ======

5.   FIXED ASSETS:

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1998
    Furniture and fixtures...................................  $  652       $  193        $  459
    Equipment................................................   4,859        1,066         3,793
    Automotive equipment.....................................     330          148           182
    Leasehold improvements...................................   1,513          617           896
                                                               ------       ------        ------
                                                               $7,354       $2,024        $5,330
                                                               ======       ======        ======

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1999
    Furniture and fixtures...................................  $  569       $  125        $  444
    Equipment................................................   5,874        2,356         3,518
    Automotive equipment.....................................     320          204           116
    Leasehold improvements...................................   1,879          973           906
                                                               ------       ------        ------
                                                               $8,642       $3,658        $4,984
                                                               ======       ======        ======

6.   MANAGEMENT AND LEASE AGREEMENTS:

                                                                  DECEMBER 31,    DECEMBER 31,
                                                                      1998            1999
                                                                  ------------    -------------
    Cost........................................................     $5,750          $6,120
    Less accumulated amortization...............................      3,898           5,212
                                                                     ------          ------
                                                                     $1,852          $  908
                                                                     ======          ======

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

7.   OTHER ASSETS:

                                                                    DECEMBER 31,    DECEMBER 31,
                                                                        1998            1999
                                                                    ------------    -------------
    Deferred financing costs....................................       $  410          $  436
    Accumulated amortization....................................          260             436
                                                                       ------          ------
                                                                          150              --
    Note receivable(a)..........................................           --           2,157
    Note receivable(b)..........................................           --             520
    Investments.................................................          242           1,629
    Other.......................................................          197             441
                                                                       ------          ------
                                                                       $  589          $4,747
                                                                       ======          ======

     (a) During the year ended December 31, 1999, the FUMI Parking Business sold a subsidiary parking services company to the former president of Imperial Parking for proceeds of $2.1 (Cdn.$3.1) million. As consideration for the sale, a promissory note receivable of $2.1 million, repayable to May 2010, was received.

     (b) During the year ended December 31, 1999, the FUMI Parking Business sold its security business to the former president of that business for proceeds of $1.8 (Cdn.$2.8) million. As partial consideration for the sale, a promissory note receivable repayable to June 2001 was received.

     (c) Included in investments at December 31, 1999 are marketable securities which are held as available-for-sale having an original cost of $75,000 and a market value of $29,000. The net unrealized loss of $46,000 has been recorded as an adjustment to owner's equity.

8.   GOODWILL:

                                                                  DECEMBER 31,    DECEMBER 31,
                                                                      1998            1999
                                                                  ------------    ------------
    Cost, beginning of year.....................................    $66,560         $51,269
      Acquisition...............................................         --             400
      Dispositions of businesses................................         --          (2,895)
      Accumulated write-down....................................    (14,976)             --
      Acquisition accruals extinguished.........................       (315)            (84)
                                                                    -------         -------
    Cost, end of year...........................................     51,269          48,690
      Effect of changes in foreign currency exchange rates......     (3,125)            (54)
    Accumulated amortization....................................      2,765          (5,292)
                                                                    -------         -------
                                                                    $45,379         $43,344
                                                                    =======         =======

     In December 1998, the FUMI Parking Business recorded a $15 million write-down of goodwill that originally arose on the acquisition of Holdco. This write-down is as a result of management's annual review of the recoverability of the net book value of the FUMI Parking Business which review is based on estimated undiscounted future cash flows of the FUMI Parking Business and applying a multiple of earnings of similar companies to determine a value of the entire operations, including goodwill. As this calculated value was less than the net book value, a discount factor was applied to the estimated future cash flows to estimate fair value, with the fair value difference recognized as an impairment in goodwill. The estimates used for future cash flows may differ from actual performance

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

8.   GOODWILL: (CONTINUED)
     due to the number of variables having an effect on daily operations and markets in which these operations are located.

     During 1998 and 1999, management reviewed the remaining liabilities recognized on the acquisition described in note 4(b) relative to final settlements and actual costs incurred. As a result of these reviews, management determined that certain specific accrued obligations of the FUMI Parking Business had been contractually extinguished. Extinguished liabilities in the amount of $315,000 in the year ended December 31, 1998 and $84,000 in the year ended December 31, 1999 have been recorded as a reduction in goodwill.

9.   LONG-TERM DEBT:

                                                                  DECEMBER 31,    DECEMBER 31,
                                                                      1998            1999
                                                                  ------------    ------------
    Term facility...............................................      $20,473         $21,229
    Acquisition facility........................................          586              --
                                                                  -----------     -----------
                                                                       21,059          21,229
    Less current portion of long-term debt......................           --          21,229
                                                                  -----------     -----------
                                                                      $21,059         $    --
                                                                  ===========     ===========
    Long-term debt is repayable in Canadian dollars as
      follows:..................................................  Cdn.$32,340     Cdn.$30,640
                                                                  ===========     ===========

     The FUMI Parking Business has bank credit facilities consisting of operating, term and acquisition facilities. The revolving operating facility is available to a maximum of Cdn.$6.5 million under which, at December 31, 1999, Cdn.$3.4 million had been drawn on the facility. Pursuant to the second amendment to the credit facility agreement, no further accommodations may be obtained by the FUMI Parking Business under either the term facility or the acquisition facility.

     The term facility and revolving acquisition facility are repayable in mandatory prepayments of 50% of excess cash flow with the balance due on April 16, 2000. Funds advanced under the term and revolving acquisition facilities are available at rates of interest based on Canadian prime rate plus 0.75% per annum or bankers' acceptance rates plus 1.75%. The FUMI Parking Business is also required to pay a fee on maturity equal to 0.55% per annum on the aggregate amounts outstanding under all credit facilities.

     The bank credit facilities are secured by a general assignment by the FUMI Parking Business in favor of the bank, debentures over certain real property, assignment of rents and leases, securities pledge agreements and assignment of insurance. The terms of the bank credit facilities require that certain financial and non-financial covenants be met by the FUMI Parking Business including the maintenance of specified financial ratios and tests. These covenants allow for the deduction of certain non-recurring charges for determining earnings before interest, taxes, depreciation and amortization for covenant purposes. First Union has granted security on the long-term debt including granting cash collateral of $15.0 million and has provided the lender with put rights whereby the lender can require First Union to purchase the amounts outstanding under the credit facilities during the 30-day period which runs from November 18, 1999 to December 17, 1999 or on the occurrence of an event of default or breach of covenants. All of the long-term debt is repayable on April 16, 2000 and is intended to be extinguished through the transactions described in note 17.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

10. PAYABLE TO RELATED PARTIES:

                                                                  DECEMBER 31,    DECEMBER 31,
                                                                      1998            1999
                                                                  ------------    ------------
    Notes payable(a)............................................    $31,592         $36,329
    Advances(b).................................................     10,401          11,607
    Other.......................................................         --             356
                                                                    -------         -------
                                                                    $41,993         $48,292
                                                                    =======         =======

     (a) The notes payable are due to an entity within the FUR Parking Business and represent senior subordinated partial payment-in-kind notes secured, in part, by guarantees provided by certain entities within the FUMI Parking Business and which, as at the dates indicated, were payable in Canadian dollars as follows:

         December 31, 1998...........................................  Cdn.$48,441
         December 31, 1999...........................................  Cdn.$52,434

        These notes bear interest at 12.0% per annum, of which 4% is payable quarterly in cash and the balance is payable on April 17, 2009 when the principal outstanding on the notes is repayable in full. The notes are secured by the assets of the FUMI Parking Business. Interest expense incurred during the periods indicated has been capitalized to the balance of notes payable as follows:

         Period from April 17, 1997 to December 31, 1997.............  $1,789    (Cdn.$2,551)
         Year ended December 31, 1998................................  $2,487    (Cdn.$4,029)
         Year ended December 31, 1999................................  $2,688    (Cdn.$3,993)

     (b) The advances due to FUMI are unsecured, non-interest bearing and have no specific terms of repayment. As FUMI has confirmed that repayment will not be requested before December 31, 2000, the advances have been classified as non-current.

11. CAPITAL:

     (a) At the time of the acquisition (note 4(b)), First Union entered into an agreement whereby the holders of 14.7 million class A non-voting common shares could require First Union to purchase their shares for the issue price plus specified accretions. During 1998, First Union assigned its right to repurchase these non-voting common shares from the holders to FUMI and FUMI repurchased the shares.

     (b) The class B and C preferred shares of Imperial Parking are redeemable by Imperial Parking at its option at a price of $1.00 per share and are entitled to receive cumulative dividends at a rate of $0.045 per share per annum.

12. DISCONTINUED OPERATIONS:

     Prior to the issuance of its financial statements for the year ended December 31, 1999, the FUMI Parking Business entered into a formal plan to discontinue activities related to the manufacturing and sale of metered equipment for public transit systems and parking lots. As these activities will not form part of the business activities of Impark, to which the FUMI Parking Business is considered to be a predecessor entity, they have been accounted for as discontinued operations in these combined

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

12. DISCONTINUED OPERATIONS: (CONTINUED) financial statements. This disposition is scheduled to be completed by March 31, 2000 through the distribution to FUMI of all of the shares of the company in which these activities are undertaken. This disposition will be at the cost basis of the FUMI Parking Business.

     In addition, during 1999 the FUMI Parking Business sold its security business for consideration equal to cash of $1.3 million and notes receivable of approximately $500,000. No gain or loss was recognized on this sale.

     Income (loss) from discontinued operations for the periods presented is calculated as follows:

                                                          PERIOD FROM
                                                       APRIL 17, 1997 TO    YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   ------------
    Revenues........................................        $11,497          $15,838        $12,639
    Direct costs....................................          9,071           13,573         11,010
    General and administrative......................          1,712            3,572          3,367
    Depreciation and amortization...................            136              230            176
                                                            -------          -------        -------
                                                             10,919           17,375         14,553
                                                            -------          -------        -------
    Income (loss) from discontinued operations......        $   578          $(1,537)       $(1,914)
                                                            =======          =======        =======

     Interest expense has not been allocated to discontinued operations.

13. INCOME TAXES:

     Total income taxes for the years presented were allocated as follows:

                                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                            1997            1998            1999
                                                        ------------    ------------    ------------
    Income from continuing operations...............      $    370        $    516        $    326
    Discontinued operations.........................             6               1             (20)
                                                          --------        --------        --------
                                                          $    376        $    517        $    306
                                                          ========        ========        ========

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

13. INCOME TAXES: (CONTINUED)
     Income tax expense attributable to continuing operations consists of:

                                                             CURRENT     DEFERRED     TOTAL
                                                             --------    --------    --------
    Period from April 17, 1997 to December 31, 1997:
      Canada.............................................    $    321    $     --    $    321
      United States......................................          49          --          49
                                                             --------    --------    --------
                                                             $    370    $     --    $    370
                                                             ========    ========    ========
    Year ended December 31, 1998:
      Canada.............................................    $    534    $    (74)   $    460
      United States......................................          28          28          56
                                                             --------    --------    --------
                                                             $    562    $    (46)   $    516
                                                             ========    ========    ========
    Year ended December 31, 1999:
      Canada.............................................    $    217    $    113    $    330
      United States......................................          35         (39)         (4)
                                                             --------    --------    --------
                                                             $    252    $     74    $    326
                                                             ========    ========    ========

     Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

                                                        PERIOD FROM
                                                      APRIL 17, 1997      YEAR ENDED      YEAR ENDED
                                                      TO DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                           1997              1998            1999
                                                      ---------------    ------------    ------------
    Computed "expected" tax expense.................      $(1,741)         $(9,604)        $(2,097)
    Increase (reduction) in income taxes resulting
      from:
      Write-down of non-deductible goodwill.........           --            5,242              --
      Loss carryforwards not recognized.............        1,741            4,362           2,229
      Capital and state taxes.......................          370              516             194
                                                          -------          -------         -------
                                                          $   370          $   516         $   326
                                                          =======          =======         =======

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

13. INCOME TAXES: (CONTINUED)
     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 are as follows:

                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1999
                                                             ------------    ------------
Deferred tax assets:
  Net operating loss carry forwards........................    $ 5,122         $ 7,539
  Net capital loss carry forwards..........................         --           2,363
  Fixed assets.............................................        937           1,894
  Trade accounts payable...................................      1,722             632
  Management and lease agreements..........................        461             438
  Other....................................................         82             124
                                                               -------         -------
Total gross deferred tax assets............................      8,324          12,990
Less: valuation allowance..................................     (8,194)        (12,990)
                                                               -------         -------
                                                                   130              --
                                                               -------         -------
Deferred tax liabilities:
  Inventory................................................       (132)             --
  Goodwill.................................................        (10)             --
  Other....................................................        (34)             --
                                                               -------         -------
Total deferred tax liabilities.............................       (176)             --
                                                               -------         -------
Net deferred tax assets (liabilities)......................    $   (46)        $    --
                                                               =======         =======

     The valuation allowance for deferred tax assets as of April 17, 1997 and January 1, 1998 and 1999 was $8.3, $6.5 million and $8.1 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset at December 31, 1999, the FUMI Parking Business will need to generate future taxable income of approximately $16.7 million prior to the expiration of the net operating loss carry forwards in 2005. Based upon the level of historical taxable income deductible, management does not believe that it is more likely than not that the FUMI Parking Business will realize the benefits of these deductible differences.

     The companies which comprise the FUMI Parking Business had total income tax losses and deductions available in Canada of approximately $16.7 million available at December 31, 1999 to reduce future income taxes payable. These losses are available and expire as follows:


2000........................................................      538
2001........................................................    1,686
2002........................................................    1,352
2003........................................................    5,785
2004........................................................    1,917
2005........................................................    5,474

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

14. RELATED PARTY TRANSACTIONS:

     In addition to those discussed elsewhere in these combined financial statements, the following significant related party transactions occurred during the periods presented.

     During the year ended December 31, 1999 the FUMI Parking Business earned asset management fee income of $1.1 million (1998 -- $nil; period from April 17, 1997 to December 31, 1997 -- $nil) from First Union.

     During the year ended December 31, 1998, First Union made a loan to FUMI which reimbursed the FUMI Parking Business for expenditures in the amount of $3.5 million (period from April 17 to December 31, 1997 -- $nil) incurred in relation to a discontinued plan of expansion.

     During the year ended December 31, 1999, included in direct costs is a charge of $56,000 (1998 -- $94,000; period from April 17 to December 31, 1997 -- $93,000) paid to a company partly owned by then management of the FUMI Parking Business relating to contracts to sweep parking lots under terms that are estimated to be consistent with others in the parking industry.

     Effective May 8, 1997, the FUMI Parking Business sold certain real estate assets to a subsidiary of First Union for proceeds of Cdn$11.8 million, being the estimated fair value of the assets at the time of the acquisition (note 4(b)).

     During the year ended December 31, 1999 the FUMI Parking Business sold its security business to a former executive officer of Imperial Parking for consideration equal to cash of $1.3 million and notes receivable of approximately $500,000 (Cdn. $750,000). During the same period the FUMI Parking Business sold a subsidiary with parking lot operations on Vancouver Island, British Columbia Canada to the former president and chief executive officer of Imperial Parking for consideration equal to notes receivable of $2.1 million. Termination benefit claims and related costs were settled at the same time. Termination benefit costs aggregating $2.4 million had been accrued at December 31, 1998 and, on settlement, $1.8 million of the provision was reversed. These amounts are included in general and administrative expenses.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments to the FUMI Parking Business include cash, accounts receivable, accounts payable and accrued liabilities, long-term debt and indebtedness to related parties. The fair values of those items included in current assets and liabilities are estimated to equal their carrying value due to their short-term to maturity or ability for prompt liquidation. The fair value of long-term debt is not considered to differ materially form its carrying value as the FUMI Parking Business pays interest at a floating rate and management does not consider there to have been a significant change in its risk premium since the FUMI Parking Business entered into the bank credit facilities agreements. The fair value of the notes payable to related parties is estimated to be $17.3 million. The fair value of the amount payable to FUMI is not readily determinable due to the nature of the relationship between the FUMI Parking Business and the other party.

16. COMMITMENTS AND CONTINGENCIES:

     (a)  Operating lease commitments:

        The FUMI Parking Business leases certain of its office premises, automobiles and office equipment under long-term operating leases. At December 31, 1999, the aggregate annual

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

16. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

     (a) Operating lease commitments: (continued) minimum lease payments required under operating leases in each of the next five years are as follows:

         2000........................................................   $1,059
         2001........................................................      910
         2002........................................................      505
         2003........................................................      300
         2004........................................................       10
                                                                        ------
                                                                        $2,784
                                                                        ======

     (b)  Development commitment:

        The FUMI Parking Business and First Union are members of a limited liability company which is committed to develop 37 acres of property in San Francisco, California. The development provides for construction of approximately 4,900 paved surface parking stalls for the new Pacific Bell Park for the San Francisco Giants baseball team.

        It is anticipated the construction will complete in the first quarter of fiscal 2000 at an estimated cost of $7.8 million, which includes an estimated $6.7 million to be contributed to the limited liability company by First Union and an estimated $1.1 million to be contributed to the limited liability company by the FUMI Parking Business.

     (c)  Contingencies:

        (i)   Canada Customs and Revenue Agency:

             The FUMI Parking Business was subject to a series of audits by Canada Customs and Revenue Agency primarily regarding its treatment of goods and services tax with respect to customer receipts for parking violation notices. The FUMI Parking Business appealed all assessments to the Tax Court of Canada and during 1998 it lost its case before the Court. Management intends to appeal the Tax Court of Canada decision and has accrued amounts owed pursuant to the assessed amounts.

             As part of its regular operations, the FUMI Parking Business periodically becomes involved with legal claims or potential claims related to damage to vehicles or personal injuries for which the FUMI Parking Business carries insurance, or disagreements with individual employees or on the interpretation of management or lease agreements. In the opinion of management, the resolution of these matters will not have a material effect on the financial condition, results of operations or cash flows of the FUMI Parking Business.

        (ii)  Performance bond:

             First Union has provided performance guarantees for the manufacturing and installation of transit ticket vending equipment totalling $11.5 million which expires in February 2001 and 2002.

                             FUMI PARKING BUSINESS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

17. SUBSEQUENT EVENT:

     On January 20, 2000, the board of trustees of First Union approved a series of transactions that will result in:

     (a) the cancellation of an existing lease agreement between the FUMI Parking Business and First Union under which certain U.S. properties owned by First Union are leased to FUMI;

     (b) the funding and indemnification by First Union with respect to all costs related to an existing legal dispute regarding a previously cancelled software contract;

     (c) the acquisition of all holdings of minority interests in entities comprising of FUMI Parking Business; and

     (d) the purchase by an entity within the FUR Parking Business of outstanding credit facilities by virtue of a cash contribution by First Union;

     (e) the effective transfer of the continuing business operations of the FUMI Parking Business from FUMI to First Union;

     (f) the contribution by First Union to the combined entity, Impark of up to $7.0 million cash, of which $2.0 million will be restricted cash to be utilized solely towards the settlement of the goods and services tax contingency described in note 16(c)(i);

     (g) the contribution by First Union of its interest in the limited liability company described in note 16(b);

     (g) the capitalization of Impark resulting in it having issued and outstanding 2.1 million common shares with a par value of $0.01 per share; and

     (h) the distribution of all shares of Impark by First Union to First Union's beneficiaries.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Trustees
First Union Real Estate Equity and Mortgage Investments

     We have audited the accompanying combined balance sheets of the FUR Parking Business (note 2(a)) as at December 31, 1999 and 1998 and the related combined statements of operations, owner's equity and cash flows for the years ended December 31, 1999 and 1998 and the period from April 17, 1997 to December 31, 1997. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the FUR Parking Business as at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from April 17, 1997 to December 31, 1997 in conformity with generally accepted accounting principles in the United States.

                                                      /s/ KPMG LLP
                                                      Chartered Accountants
Vancouver, Canada
February 4, 2000

                              FUR PARKING BUSINESS
                            COMBINED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current assets:
  Cash......................................................    $ 1,128         $ 1,984
  Accounts receivable.......................................          8              30
  Rents receivable from First Union Management Inc., a
     related party..........................................        716           1,360
  Interest receivable on notes receivable from related
     parties................................................         --             356
  Current portion of receivable from sale of parking
     facility...............................................         --               1
                                                                -------         -------
                                                                  1,852           3,731
Notes receivable from related parties (note 4)..............     31,592          17,330
Long-term receivable from sale of parking facility (note
  9)........................................................         --             331
Fixed assets (note 5).......................................      8,558           8,721
                                                                -------         -------
                                                                $42,002         $30,113
                                                                =======         =======
LIABILITIES AND OWNER'S EQUITY
Current liabilities:
  Trade accounts payable....................................    $    --         $    14
  Income and withholding taxes payable......................        290             240
  Payable to First Union Management, Inc., a related
     party..................................................        390             403
                                                                -------         -------
                                                                    680             657
Note payable to First Union Real Estate Equity and Mortgage
  Investments, parent company (note 6)......................     23,759          28,061
Deferred income taxes (note 7)..............................         12              24
                                                                -------         -------
                                                                 24,451          28,742
Owner's equity..............................................     17,551           1,371
                                                                -------         -------
Subsequent event (note 10)                                      $42,002         $30,113
                                                                =======         =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                       COMBINED STATEMENTS OF OPERATIONS

                             (THOUSANDS OF DOLLARS)

                                                          PERIOD FROM                         YEAR
                                                       APRIL 17, 1997 TO    YEAR ENDED       ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   ------------
Parking facilities lease revenue from related
  party.............................................        $  302           $   454        $    582
Other operating expenses:
  Direct costs......................................            --                12               2
  Depreciation......................................            31                45              43
                                                            ------           -------        --------
                                                                31                57              45
                                                            ------           -------        --------
Operating income....................................           271               397             537
Other income (expense):
  Interest income on notes receivable from related
     companies (note 4).............................         2,672             3,725           4,032
  Interest expense on note payable to First Union
     Real Estate Equity and Mortgage Investments
     (note 6).......................................          (904)           (2,757)         (3,044)
  Allowance for credit losses.......................            --                --         (19,000)
  Other.............................................            --                --              66
                                                            ------           -------        --------
                                                             1,768               968         (17,946)
                                                            ------           -------        --------
Income (loss) before income taxes...................         2,039             1,365         (17,409)
Income taxes (note 7):
  Current (recovery)................................           673               380             (97)
  Deferred..........................................            --                12              11
                                                            ------           -------        --------
                                                               673               392             (86)
                                                            ------           -------        --------
Net income (loss)...................................         1,366               973         (17,323)
Other comprehensive income (loss):
  Foreign currency translation adjustment...........          (527)           (1,278)          1,143
                                                            ------           -------        --------
Comprehensive income (loss).........................        $  839           $  (305)       $(16,180)
                                                            ======           =======        ========

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                     COMBINED STATEMENTS OF OWNER'S EQUITY

                             (THOUSANDS OF DOLLARS)

                                                                            ACCUMULATED
                                                                               OTHER
                                                                           COMPREHENSIVE
                                                                           INCOME (LOSS)
                                                                           -------------
                                                                              FOREIGN
                                                                             CURRENCY
                                                             ACCUMULATED    TRANSLATION
                                                   CAPITAL    EARNINGS      ADJUSTMENT      TOTAL
                                                   -------   -----------   -------------   -------
Issuance of shares in Nominee for cash
  consideration..................................  $ 7,580    $     --        $    --      $ 7,580
Issuance of shares in Ontario Holdings for cash
  consideration..................................      336          --             --          336
Capital contributions to purchase Canadian
  properties.....................................    9,101          --             --        9,101
Net income.......................................       --       1,366             --        1,366
Foreign currency translation adjustment..........       --          --           (527)        (527)
                                                   -------    --------        -------      -------
Balance, December 31, 1997.......................   17,017       1,366           (527)      17,856
Net income.......................................       --         973             --          973
Foreign currency translation adjustment..........       --          --         (1,278)      (1,278)
                                                   -------    --------        -------      -------
Balance, December 31, 1998.......................   17,017       2,339         (1,805)      17,551
Net income (loss)................................       --     (17,323)            --      (17,323)
Foreign currency translation adjustment..........       --          --          1,143        1,143
                                                   -------    --------        -------      -------
Balance, December 31, 1999.......................  $17,017    $(14,984)       $  (662)     $ 1,371
                                                   =======    ========        =======      =======

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                          PERIOD FROM
                                                       APRIL 17, 1997 TO    YEAR ENDED     YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                             1997              1998           1999
                                                       -----------------   ------------   -------------
Cash flows provided by (used in) operating
  activities:
  Net income (loss)..................................      $  1,366           $  973        $(17,323)
  Adjustments to reconcile net income to cash
     provided by operating activities:
     Depreciation....................................            31               45              43
     Deferred income taxes...........................            --               12              11
     Allowance for credit losses.....................            --               --          19,000
  Interest income capitalized........................        (1,789)          (2,487)         (2,688)
  Changes in non-cash working capital items:
     Accounts receivable.............................            --                6             (21)
     Rents receivable from First Union Management,
       Inc...........................................          (304)            (469)           (582)
     Interest receivable on notes receivable from
       related parties...............................            --               --            (346)
     Trade accounts payable..........................            10               (9)             13
     Income and withholding taxes payable............           762             (416)            (66)
     Accrued interest added to note payable to First
       Union.........................................           753            2,469           2,740
                                                           --------           ------        --------
  Net cash provided by (used in) operating
     activities......................................           829              124             781
Cash flows provided by (used in) financing
  activities:
  Capital contribution...............................        30,342               --              --
  Redemption of capital stock........................       (22,047)              --              --
  Increase in amount due to FUMI.....................            75              333             (11)
  Initial issue and increase in note payable to First
     Union Real Estate Equity and Mortgage
     Investments.....................................        22,774               --              --
                                                           --------           ------        --------
  Net cash provided by financing activities..........        31,144              333             (11)
Cash flows used in investing activities:
  Purchase of fixed assets...........................          (734)            (141)             (5)
  Increase in notes receivable from related
     parties.........................................       (30,342)              --              --
                                                           --------           ------        --------
  Net cash used in investing activities..............       (31,076)            (141)             (5)
Effect of exchange rate changes on cash..............           (15)             (70)             91
                                                           --------           ------        --------
Increase in cash.....................................           882              246             856
Cash, beginning of period............................            --              882           1,128
                                                           --------           ------        --------
Cash, end of period..................................      $    882           $1,128        $  1,984
                                                           ========           ======        ========
Supplementary information:
  Interest paid......................................      $    241           $  288        $    408
  Income taxes paid..................................            --            1,159              --
  Non-cash transactions:
     Interest income capitalized to notes
       receivable....................................         1,789            2,487           2,688
                                                           ========           ======        ========

            See accompanying notes to combined financial statements.

                              FUR PARKING BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

1.   OPERATIONS:

     These combined financial statements have been prepared solely for inclusion in the registration statement of Imperial Parking Corporation ("Impark"). They present the parking related business activities that will be contributed to Impark and have, for the periods presented, been carried on directly and indirectly, through wholly-owned subsidiaries, of First Union Real Estate Equity and Mortgage Investments ("First Union"). Such business activities, collectively defined as the "FUR Parking Business", are to be acquired by Impark pursuant to a plan of acquisition and reorganization which is expected to be completed on or before March 31, 2000. These activities will be combined with the parking operations of First Union Management, Inc. ("FUMI"), which activities are, for the purpose of these combined financial statements, referred to as the FUMI Parking Business.

     The FUR Parking Business owns certain parking facilities in Canada which it leases to FUMI for their operation and management. In addition, an entity within the FUR Parking Business has made loans to the business operations of Imperial Parking Limited ("Imperial Parking") and Impark Services Ltd. ("Services"), Canadian companies which operate and manage parking facilities and carry on other related activities. Imperial Parking and Services are indirect subsidiaries of First Union Management Investments Inc., a wholly-owned subsidiary of FUMI. First Union and FUMI are related parties for accounting purposes as, under a trust agreement, the shares of FUMI are held for the benefit of shareholders of the Trust.

     First Union and FUMI purchased the parking business formerly carried on by an unrelated party effective April 17, 1997 (the "Acquisition"). Generally, the Acquisition was structured such that the real estate assets were acquired by First Union and the other business activities, including management contracts, were acquired by FUMI. These other business activities included Imperial Parking and Services and their subsidiaries. An entity within the FUR Parking Business has made loans to the business operations of Imperial Parking and Services.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and present only the assets, liabilities, revenues and expenses of the FUR Parking Business and do not present any other assets, liabilities, revenues or expenses of First Union. The carrying values of the assets and liabilities included in the FUR Parking Business include any adjustments necessary to reflect the cost basis of First Union. These combined financial statements include expenses incurred by First Union to the extent that such expenses relate to the separate FUR Parking Business.

        These financial statements have been prepared on a combined basis to reflect the parking business activities of the FUR Parking Business being under a common parent, First Union, from the date of their acquisitions from unrelated parties. These combined financial statements exclude the assets, liabilities, revenues and expenses of the parking business carried on through FUMI, including through its direct and indirect subsidiaries. The combined financial statements of the FUMI Parking Business are separately included in this Information Statement.

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (a)  Basis of presentation: (continued)
        Specifically, these combined financial statements present the financial position and results of operations of the FUR Parking Business which consists of the following:

        (i)   Canadian properties:

             The FUR Parking Business includes sixteen parking facilities and one office building in Canada owned through First Union's wholly-owned subsidiaries, 3006712 Nova Scotia Company ("Nominee") and 3006714 Nova Scotia Company ("Ontario Holdings"), respectively. Of these facilities, fifteen were acquired from Imperial Parking, effective from April 17, 1997 for Cdn.$11.8 million, which price reflected the fair values assigned to the fixed assets on the Acquisition. Nominee acquired its facilities beneficially for First Union. During the periods presented, First Union leased the facilities to FUMI. Effective September 8, 1997, First Union purchased an additional Canadian parking facility for $844,000 (Cdn.$1.2 million) from an unrelated party. The results of operations of these facilities are included in these combined financial statements from the date of acquisition.

        (ii)  Imperial Parking and Services financing:

             The FUR Parking Business includes the financial position and results of operations of 3006302 Nova Scotia Company ("Finance Entity"), a wholly-owned subsidiary of First Union. Finance Entity is a Canadian incorporated company which commenced operations on April 17, 1997 by making loans to finance the acquisition of Imperial Parking and Services by First Union, FUMI and their wholly-owned subsidiaries.

        All significant balances and transactions between entities included in these combined financial statements have been eliminated.

     (b)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these combined financial statements.

     (c)  Notes receivable from affiliated companies:

        Notes receivable from affiliated companies are recorded at cost less an allowance for credit loss if required. Management, considering current information and events, considers a note receivable to be impaired when it is probable that the FUR Parking Business will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for credit losses as a charge to operations. Interest arising subsequent to the recording of an impairment loss is recognized on a cost-recovery basis.

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation is provided by the straight-line method. Buildings are depreciated over their estimated useful lives of 25 to 40 years, based on the property's age, overall physical condition and type of construction materials. Improvements to buildings are depreciated over the remaining useful life of the building at the time the improvement is completed. Leasehold improvements are depreciated over five years. Routine maintenance and repairs are expensed as incurred.

        The FUR Parking Business accounts for fixed assets in accordance with the provisions of SFAS No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

     (e)  Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (f)  Revenue recognition:

        The FUR Parking Business earns revenues from its owned facilities pursuant to agreements whereby it has leased the facility to FUMI, which entered into agreements with Imperial Parking to manage their operations. The FUR Parking Business does not manage facilities on behalf of other parties. Revenues are recognized as earned in accordance with the individual lease agreements.

     (g)  Foreign currency translation:

        The functional currency of the operations of FUR Parking Business in the United States is the United States dollar. For facilities and operations located in Canada, the functional currency is the Canadian dollar ("Cdn.").

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains and losses resulting from these translations are excluded from the determination of income and included in the separate foreign

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (g) Foreign currency translation: (continued) currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

     (h)   Comprehensive income:

        On January 1, 1998, the FUR Parking Business adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. To the FUR Parking Business, comprehensive income consists of net income and unrecognized foreign currency translation adjustments and is presented in the consolidated statements of owners' equity as other comprehensive income. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect the FUR Parking Business's financial position or results of operations. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

3.   ACQUISITIONS:

     Acquisitions of parking facilities have been accounted for by the purchase method with the consideration paid assigned to the fair value of the assets acquired as follows:

                                                     CANADIAN PARKING FACILITIES
                                                   -------------------------------
                                                     ACQUIRED ON      SUBSEQUENTLY
                                                   THE ACQUISITION      ACQUIRED      TOTAL
                                                   ---------------    ------------    ------
                                                           (NOTE 2(A)(I))
Net assets acquired at assigned values:
  Fixed assets...................................      $8,436             $844        $9,280
                                                       ======             ====        ======
Consideration paid:
  Cash...........................................      $8,436             $844        $9,280
                                                       ======             ====        ======

     The fair value assigned equalled the tax basis of the assets acquired at the date of acquisition.

4.   NOTES RECEIVABLE FROM RELATED PARTIES:

                                                                    DECEMBER 31,     DECEMBER 31
                                                                        1998            1999
                                                                    ------------    -------------
    Imperial Parking............................................      $24,749          $28,460
    Services....................................................        6,843            7,870
                                                                      -------          -------
                                                                       31,592           36,330
    Allowance for credit loss...................................           --          (19,000)
                                                                      -------          -------
                                                                      $31,592          $17,330
                                                                      =======          =======

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

4.   NOTES RECEIVABLE FROM RELATED PARTIES: (CONTINUED)
     The notes receivable from related parties represent senior subordinated partial payment-in-kind notes secured, in part, by guarantees provided by certain entities within the FUMI Parking Business and which as at the dates indicated, were receivable in Canadian dollars as follows:

    December 31, 1998...........................................    Cdn. $48,441
    December 31, 1999, (prior to the allowance for credit
      losses)...................................................    Cdn. $52,434

     These notes bear interest at 12.0% per annum, of which 4% is receivable quarterly in cash and the balance is receivable on April 17, 2009 when the principal outstanding on the notes is repayable in full. Interest income earned during the periods indicated has been capitalized to the balance of notes receivable from related parties as follows:

    Period from April 17, 1997 to December 31, 1997.............    $1,789    (Cdn. $2,551)
    Year ended December 31, 1998................................    $2,487    (Cdn. $4,029)
    Year ended December 31, 1999................................    $2,688    (Cdn. $3,993)

     The notes are subordinate to bank indebtedness of FUMI Parking Business in the amount of $21.2 million at December 31, 1999.

5.   FIXED ASSETS:

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1998
    Land...................................................    $6,878        $ --         $6,878
    Buildings and improvements.............................     1,752          72          1,680
                                                               ------        ----         ------
                                                               $8,630        $ 72         $8,558
                                                               ======        ====         ======

                                                                         ACCUMULATED     NET BOOK
                                                                COST     DEPRECIATION     VALUE
                                                               ------    ------------    --------
    DECEMBER 31, 1999
    Land...................................................    $7,114        $ --         $7,114
    Buildings and improvements.............................     1,722         115          1,607
                                                               ------        ----         ------
                                                               $8,836        $115         $8,721
                                                               ======        ====         ======

6.   NOTE PAYABLE TO FIRST UNION:

     The promissory note payable to First Union is unsecured, bears interest payable on December 31st each year at 11.875% per annum, matures on April 17, 2009 and, as at the dates indicated, was repayable in Canadian dollars as follows:

    December 31, 1998...........................................    Cdn.$36,430
    December 31, 1999...........................................    Cdn.$40,500

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

6.   NOTE PAYABLE TO FIRST UNION: (CONTINUED)
     Interest expense incurred during the periods indicated has been included to the note payable to First Union as follows:

    Period from April 17, 1997 to December 31, 1997.............    $  753    (Cdn.$1,074)
    Year ended December 31, 1998................................    $2,469    (Cdn.$3,796)
    Year ended December 31, 1999................................    $2,740    (Cdn.$3,954)

7.   INCOME TAXES:

     Income tax expense is attributable to the Canadian operations of the FUR Parking Business.

     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income taxes as a result of the following:

                                                       PERIOD FROM
                                                     APRIL 17, 1997      YEAR ENDED      YEAR ENDED
                                                     TO DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          1997              1998            1999
                                                     ---------------    ------------    -------------
    Computed "expected" tax expense..............         $ 714            $ 486           $(6,093)
    Increase (reduction) in income taxes
      resulting from:
         Difference between U.S. federal and
           Canadian effective tax rates..........            82               57              (786)
         Deductions allocated to the FUR Parking
           Business by First Union...............          (123)            (151)             (190)
         Allowance for credit losses.............            --               --             7,095
         Other...................................            --               --              (112)
                                                          -----            -----           -------
                                                          $ 673            $ 392           $   (86)
                                                          =====            =====           =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at the balance sheet dates are as follows:

                                                                  DECEMBER 31,    DECEMBER 31,
                                                                      1998            1999
                                                                  ------------    -------------
    Deferred tax assets:
      Net operating loss carryforwards..........................      $ --           $ 6,825
      Other.....................................................        --                --
                                                                      ----           -------
    Total deferred tax assets...................................        --             6,825
    Less: valuation allowance...................................        --            (6,825)
                                                                      ----           -------
                                                                        --                --
                                                                      ----           -------
    Deferred tax liabilities:
      Fixed assets, principally due to differences in
         depreciation...........................................       (11)              (24)
      Other.....................................................        (1)               --
                                                                      ----           -------
    Total deferred tax liabilities..............................       (12)              (24)
                                                                      ----           -------
    Net deferred tax asset (liability)..........................      $(12)          $   (24)
                                                                      ====           =======

                              FUR PARKING BUSINESS

                  (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS)

8.   FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Financial instruments to the FUR Parking Business include cash, accounts receivable, notes receivable from related companies, trade accounts payable and accrued liabilities, long-term debt and the note payable to First Union. The fair values of those items included in current assets and liabilities are estimated to equal their carrying value due to the shorter-term to maturity or ability for prompt liquidation. At December 31, 1999, the fair value of the notes receivable from related parties is estimated to be equal to the carrying value after giving effect to the allowance for credit losses. The fair value of notes payable to First Union are not readily determinable due to the nature of the relationship between the FUR Parking Business and the other party.

9.   RELATED PARTY TRANSACTIONS:

     In addition to related party transactions disclosed elsewhere in these combined financial statements, during the year ended December 31, 1999, the FUR Parking Business sold a parking facility to the former president and chief executive officer of Imperial Parking for proceeds equal to the facility's net book value of $326,000 (Cdn.$480,000). The remaining consideration is receivable over the period to May 2010.

10. SUBSEQUENT EVENT:

     On January 20, 2000, the board of trustees approved a series of transactions that will result in the combination of the FUR Parking Business and the FUMI Parking Business under First Union and the distribution of the all shares of the combined entity by First Union to First Union's beneficiaries.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Impark Holdings Inc.

     We have audited the consolidated statements of operations and retained earnings (deficit) and cash flows of Impark Holdings Inc. for the period from January 1, 1997 to April 16, 1997 and the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of the Company's operations and its cash flows for the period from January 1, 1997 to April 16, 1997 and the nine months ended December 31, 1996 in accordance with generally accepted accounting principles in the United States.

                                                      /s/ KPMG LLP
                                                      Chartered Accountants
Vancouver, Canada
January 12, 2000

                              IMPARK HOLDINGS INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                              NINE MONTHS       PERIOD FROM
                                                                 ENDED        JANUARY 1, 1997
                                                              DECEMBER 31,     TO APRIL 16,
                                                                  1996             1997
                                                              ------------    ---------------
Revenues (note 2(j))........................................    $35,755           $14,065
Direct costs................................................     25,209            11,724
                                                                -------           -------
Gross margin................................................     10,546             2,341
Other operating expenses:
  General and administrative................................      7,568             3,547
  Depreciation and amortization.............................      2,567             1,066
                                                                -------           -------
                                                                 10,135             4,613
                                                                -------           -------
Operating income (loss).....................................        411            (2,272)
Other income (expenses):
  Gain on sale of investment................................        993                --
  Write-down of asset.......................................         --              (236)
  Interest expense:
     Long-term debt.........................................       (541)             (453)
     Other..................................................        (46)               --
                                                                -------           -------
                                                                    406              (689)
                                                                -------           -------
Income (loss) from continuing operations before income taxes
  and discontinued operations...............................        817            (2,961)
Income taxes (recovery) (note 5):
  Current...................................................         73                50
  Deferred..................................................        246              (353)
                                                                -------           -------
                                                                    319              (303)
                                                                -------           -------
Income (loss) from continuing operations before discontinued
  operations................................................        498            (2,658)
Income (loss) from discontinued operations (note 6).........         33               (30)
                                                                -------           -------
Net income (loss)...........................................        531            (2,688)
Retained earnings, beginning of period......................         --               531
                                                                -------           -------
Retained earnings (deficit), end of period..................    $   531           $(2,157)
                                                                =======           =======

          See accompanying notes to consolidated financial statements.

                              IMPARK HOLDINGS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                NINE MONTHS       PERIOD FROM
                                                                   ENDED        JANUARY 1, 1997
                                                                DECEMBER 31,     TO APRIL 16,
                                                                    1996             1997
                                                                ------------    ---------------
Cash provided by (used in) operating activities:
  Income (loss) from continuing operations..................      $    498          $(2,658)
  Adjustments to reconcile income (loss) from continuing
     operations to cash provided by (used in) operating
     activities:
     Gain on sale of investments............................          (993)              --
     Depreciation and amortization..........................         2,567            1,066
     Deferred income taxes (recovery).......................           246             (353)
  Changes in non-cash working capital items:
     Accounts receivable....................................        (2,067)             886
     Inventory..............................................          (388)               9
     Deposits and prepaid expenses..........................          (240)             127
     Rents payable..........................................           342              387
     Trade accounts payable and other accrued liabilities...           404              682
     Deferred revenue.......................................            74             (111)
                                                                  --------          -------
     Operating cash flows from continuing operations........           443               35
     Operating cash flows from discontinued operations......          (146)            (217)
                                                                  --------          -------
  Net cash provided by (used in) operating activities.......           297             (182)
Cash flows provided by (used in) investing activities:
  Additions to other assets.................................          (650)            (469)
  Purchase of fixed assets..................................        (2,575)              --
  Additions to management agreements........................           (55)              --
  Acquisition of businesses, net of cash acquired (note
     3).....................................................       (42,441)              --
  Proceeds on sale of investments...........................         1,085               --
  Proceeds on disposal of assets............................            --              131
                                                                  --------          -------
  Investing cash flows from continuing operations...........       (44,636)            (338)
  Investing cash flows from discontinued operations.........          (404)             (61)
                                                                  --------          -------
  Net cash used in investing activities.....................       (45,040)            (399)
Cash flows provided by (used in) financing activities:
  Issue of share capital, net...............................        24,662               --
  Long-term debt issued.....................................        20,698               --
  Bank indebtedness.........................................            --               30
  Repayment of long-term debt...............................            --              (34)
                                                                  --------          -------
  Financing cash flows from continuing operations...........        45,360               (4)
  Financing cash flows from discontinued operations.........            --              (32)
                                                                  --------          -------
  Net cash provided by (used in) financing activities.......        45,360              (36)
                                                                  --------          -------
Increase (decrease) in cash.................................           617             (617)
Cash, beginning of period...................................            --              617
                                                                  --------          -------
Cash, end of period.........................................      $    617          $    --
                                                                  ========          =======
Supplementary information:
  Interest paid.............................................      $    406          $   689
  Income taxes paid.........................................            12               38
                                                                  ========          =======

          See accompanying notes to consolidated financial statements.

                              IMPARK HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

1.   OPERATIONS:

     Impark Holdings Inc. (the "Company") was incorporated on February 23, 1996 under the Ontario Business Corporations Act, and was inactive until the commencement of operations upon the acquisition of Imperial Parking Ltd. (see below) The Company's principal business activity during the periods presented was the management of parking lots in Canada, the United States and Asia.

     Effective March 4, 1996, Onex Corporation, a Canadian public company, through wholly-owned subsidiaries (the "Group") acquired all of the issued and outstanding shares of Imperial Parking Ltd. ("Imperial") from existing shareholders. Information with respect to the acquisition by the Group of Imperial is set out in note 3(a). During the period ended December 31, 1996, 99.2% of the shares of Imperial were sold from the Group to the Company. The remaining 0.8% was sold to companies controlled by the existing management of Imperial.

     As the shareholders of the Group also controlled the Company, this transfer represented a transaction between companies under common control and has been accounted for in these consolidated financial statements by a method similar to the pooling of interests method. Under this method, the assets and liabilities are recorded in the accounts of the Company at the carrying amounts recorded by the Group. In addition, under this method, the operations and cash flows of Imperial are reflected from the date that the Group acquired Imperial.

     The Company sold its investment in Imperial effective April 17, 1997 to 3357392 Canada Inc., an unrelated party. The Company's business was subsequently carried on under First Union Real Estate Equity and Mortgage Investments ("First Union") and First Union Management, Inc. ("FUMI"), which are related entities. The operations carried on under FUMI are herein defined as the "FUMI Parking Business". As allowed by the rules and regulations of the Securities and Exchange Commission, the business activities carried on by entities consolidated in these financial statements subsequent to April 16, 1997 are included in separate financial statements included in this Information Statement.

2.   SIGNIFICANT ACCOUNTING POLICIES:

     (a)  Basis of presentation:

        The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and in United States dollars. They include the accounts of the Company, its 99.2% owned subsidiary Imperial Holdings No. 2 Inc. ("Holdings") and Holdings subsidiaries all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated.

        These consolidated financial statements have been prepared solely to comply with the rules and regulations of the Securities and Exchange Commission for the presentation of information with respect to a predecessor entity to a registrant. In accordance with these rules and regulations, no consolidated balance sheet is required to be or has been presented.

     (b)  Use of estimates:

        The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recognized amounts of revenues and expenses during the reporting period. Actual amounts may differ from the estimates applied in the preparation of these consolidated financial statements.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
     (c)  Inventory:

        Inventory consists of equipment parts and supplies and is recorded at the lower of cost, determined on a first-in, first-out basis, and replacement cost.

     (d)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation and amortization is provided as follows:

         ASSET                                                      BASIS             RATE
         -----                                                -----------------    -----------
         Buildings........................................    declining-balance             3%
         Furniture and fixtures...........................    declining-balance            20%
         Equipment........................................    declining-balance    20% and 30%
         Automotive equipment.............................    declining-balance            30%

        Leasehold improvements are depreciated straight-line over the shorter of the lease term or the estimated useful life of the asset.

        Routine maintenance and repairs are expensed as incurred.

     (e)  Management and lease agreements:

        Management and lease agreements are recorded at cost and represent the Company's investment in parking lot agreements acquired from other parking facility management companies. Amortization is provided on a straight-line basis over the agreements expected useful lives of twenty years. The remaining carrying value of management and lease agreements that are terminated before the end of the agreements are expensed at that time.

     (f)  Impairment of fixed assets and management and lease agreements:

        The Company accounts for long-lived assets (which include fixed assets and management and lease agreements) in accordance with the provisions of SFAS No. 121 -- Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell.

     (g)  Deferred financing costs:

        The costs of obtaining long-term debt are initially capitalized and then amortized over the term of the related debt. The amortization of these charges is included in interest expense.

     (h)  Goodwill:

        Goodwill represents the excess of cost over the fair values assigned to the net assets acquired on the business acquisitions (note 3). Goodwill is amortized on a straight line basis over 40 years.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

2.   SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     (h)  Goodwill: (continued)
        The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     (i)   Income taxes:

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to (i) differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (j)   Revenue recognition:

        Parking revenues consist of the revenues from managed and leased locations. Management agreement revenues represent revenues (both fixed fees and additional payments based upon parking revenues) from facilities managed for other parties and miscellaneous management fees for accounting, insurance and other ancillary services such as consulting and transportation management services. Parking and management contract revenues are recognized when earned in accordance with the applicable agreement. Revenues from leased locations are recognized in accordance with the terms of the lease agreements. Deferred revenue is derived primarily for revenue received in advance of its due date.

     (k)  Research and development:

        Research and development costs are expensed as incurred.

     (l)   Foreign currency translation:

        The functional currency of the Company's operations in Canada is the Canadian dollar ("Cdn."). For facilities and operations located in the United States, the functional currency is the United States dollar.

        The assets and liabilities of the Canadian operations are translated into United States dollars at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at the rates of exchange prevailing during the period. The gains or losses resulting from these translations are excluded from the determination of income and included in the separate foreign currency translation account within owners' equity. Other exchange gains and losses are included in the determination of income.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

3.   ACQUISITION OF BUSINESSES:

     (a)  Imperial Parking Ltd.:

        Effective March 4, 1996, through a series of share purchase transactions, the Group acquired 100% of the outstanding common shares of Imperial from unrelated parties for aggregate consideration (including costs) of $44.6 (Cdn.$60.6) million. The Group subsequently sold its shares in Imperial to the Company (note 1). The acquisition by the Group was accounted for by the purchase method and accordingly, the aggregate purchase price, including related costs paid by the Group, was assigned to Imperial's assets acquired and liabilities assumed based on their fair values as of the acquisition date as follows:

         Net working capital.........................................    $(6,863)
         Other assets................................................      2,501
         Fixed assets................................................      9,453
         Management and lease agreements.............................     13,225
         Goodwill....................................................     32,385
         Long-term debt..............................................     (6,101)
                                                                         -------
         Consideration paid..........................................    $44,600
                                                                         =======
         Cash........................................................    $44,600
                                                                         =======

        The tax basis of the deductible acquired assets was greater than the fair values assigned at the date of acquisition. No value has been assigned to the acquired deferred tax asset in the purchase equation above due to uncertainty as to its realizability. See note 5.

        The net working capital deficiency acquired of $6.9 million includes $1.4 (Cdn.$1.9) million accrued for employee terminations and relocation costs. Such costs reflect plans initiated by management of the Group at the time of the acquisition and completed prior to December 31, 1996. As indicated below, certain acquisition related accruals are unpaid at April 16, 1997. These amounts relate to employee termination agreements that, by contract, are payable over a period of years.

        The activity impacting the accrual for employee terminations and relocation costs in the periods presented is as follows:

                                                                EMPLOYEE      RELOCATION
                                                               TERMINATION      COSTS       TOTAL
                                                               -----------    ----------    ------
         Balance, April 1, 1996..............................    $1,342          $74        $1,416
         Charges utilized....................................      (319)         (74)         (393)
                                                                 ------          ---        ------
         Balance, December 31, 1996..........................     1,023           --         1,023
         Charges utilized....................................      (125)          --          (125)
                                                                 ------          ---        ------
         Balance, April 16, 1997.............................    $  898          $--        $  898
                                                                 ======          ===        ======

     (b)  Parking Services, Inc.:

        On April 1, 1996, Imperial acquired the parking lot management and lease agreements of Parking Services, Inc. from an unrelated party for cash consideration, including costs, of $1.1 million. The acquisition is accounted for by the purchase method with the results of operations under the agreements included in these consolidated financial statements from the

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

3.   ACQUISITION OF BUSINESSES: (CONTINUED)
     (b)  Parking Services, Inc.: (continued)
        date of acquisition. The purchase price was assigned to management and lease agreements, the identifiable asset acquired.

        The fair values assigned equalled the tax basis of the assets acquired at the date of acquisition.

     (c)  Century Security Limited:

        On November 1, 1996, Imperial acquired 100% of the issued shares of Century Security Limited from an unrelated party for cash consideration, including costs, of approximately $210,000 (Cdn.$282,000). The acquisition was accounted for by the purchase method with the results of operations of Century included in these consolidated financial statements from the date of acquisition. The purchase price was assigned to management and lease agreements, the identifiable asset acquired.

        The fair values assigned equalled the tax basis of the assets acquired at the date of acquisition.

4.   DEBT:

     At April 16, 1997, the Company had outstanding debt and bank credit facilities as follows:

     (a) Term loan of $23.9 (Cdn.$33.5) million, repayable in semi-annual installments of principal and interest commencing on June 30, 1997 with the balance to be repaid in full by October 31, 2003. The semi-annual installments commence at $750,000 (Cdn.$1.05 million) increasing annually to semi-annual installments of $3.0 (Cdn.$4.2) million in the year 2003.

     (b) Revolving acquisition loan of $1.1 (Cdn.$1.5) million, repayable in semi-annual installments of principal and interest commencing on June 30, 1998 with the balance to be repaid in full by October 31, 2003. The semi-annual installments commence at $285,000 (Cdn.$400,000) increasing annually to semi-annual installments of $900,000 (Cdn.$1.3 million) in the year 2003.

     Funds advanced under the term loan and revolving acquisition loan are available at variable rates of interest based on Canadian prime, U.S. base, Eurodollar and bankers' acceptances rates plus an applicable margin. The applicable margin will vary to a maximum of 1.75% depending upon the type of advance and the Company's compliance with certain financial ratios. The average interest rate on long-term debt at April 16, 1997 was 4.90% (at December 31, 1996 -- 5.00%).

     (c)  Loans payable:

        Loans payable of $2.1 (Cdn.$2.9) million, repayable based on a 15 year amortization period in equal monthly blended principal and interest payments of Cdn.$34,514, and bearing interest at 8.2% per annum.

     (d)  Mortgage payable:

        First mortgage payable of $140,000 (Cdn.$200,000), repayable in equal monthly blended principal and interest payments of Cdn.$2,070 to maturity on July 1, 1998, and bearing interest at 9.25% per annum.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

5.   INCOME TAXES:

     Income tax expense for the periods presented is substantially attributable to continuing operations in Canada.

     Income tax expense attributable to continuing operations differed from amounts completed by applying the Canadian combined statutory income tax rate to income (loss) from continuing operations before income taxes as follows:

                                                                  NINE MONTHS       PERIOD FROM
                                                                     ENDED        JANUARY 1, 1997
                                                                  DECEMBER 31,     TO APRIL 16,
                                                                      1996             1997
                                                                  ------------    ---------------
    Combined Canadian federal and provincial statutory rate.....     45.0%              45.0%
    Income tax expense is comprised of:
      At statutory rate.........................................      $368            $(1,332)
      Increase in losses carried forward........................        --                979
      Large corporations tax....................................        38                 48
      Other.....................................................       (87)                 2
                                                                      ----            -------
                                                                      $319            $  (303)
                                                                      ====            =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and April 16, 1997 are presented below:

                                                                    DECEMBER 31,    APRIL 16,
                                                                        1996          1997
                                                                    ------------    ---------
    Deferred tax assets:
      Net operating loss carry forwards.........................      $ 1,065        $1,726
      Research and development costs............................          797           637
      Fixed assets..............................................        1,445         1,342
      Accrued liabilities.......................................          686         1,181
      Other.....................................................          284           331
                                                                      -------        ------
    Total deferred tax assets...................................        4,277         5,217
    Less: valuation allowance...................................       (1,011)       (1,947)
                                                                      -------        ------
                                                                        3,266         3,270
                                                                      -------        ------
    Deferred tax liabilities:
      Management and lease agreements...........................       (3,127)       (3,270)
      Other.....................................................         (139)           --
                                                                      -------        ------
    Total deferred tax liabilities..............................       (3,266)       (3,270)
                                                                      -------        ------
    Net deferred tax assets (liabilities).......................      $    --        $   --
                                                                      =======        ======

     As of April 16, 1997, the Company has total income tax losses and deductions carry forward of $3.9 (Cdn. -- $5.4) million which are available to reduce taxable income otherwise calculated to 2003.

                              IMPARK HOLDINGS INC.

     (TABULAR DOLLAR AMOUNTS STATED IN THOUSANDS OF UNITED STATES DOLLARS)

6.   DISCONTINUED OPERATIONS:

     Prior to the issuance of its financial statements for the period ended September 30, 1999, the FUMI Parking Business entered into a formal plan to discontinue activities related to the manufacturing and sale of metered equipment for public transit systems and parking lots. As these activities will not form part of the business activities of Imperial Parking Corporation, to which the Company is considered to be a predecessor entity, they have been accounted for as discontinued operations in these consolidated financial statements. This disposition is scheduled to be completed by March 31, 2000 through the distribution to FUMI of all of the shares of the company in which these activities are undertaken.

     In addition, during 1999, the FUMI Parking Business sold all of its security business for consideration equal to cash of $625,000 (Cdn. $950,000) and notes receivable of $500,000 (Cdn. $750,000). No gain or loss was recognized on this sale.

     For the nine months ended December 31, 1996 and the period from January 1, 1997 to April 16, 1997 these activities were undertaken in subsidiaries of the Company.

     Loss from discontinued operations for the periods presented is calculated as follows:

                                                                  NINE MONTHS       PERIOD FROM
                                                                     ENDED        JANUARY 1, 1997
                                                                  DECEMBER 31,     TO APRIL 16,
                                                                      1996             1997
                                                                  ------------    ---------------
    Revenues....................................................     $8,866           $3,494
    Direct costs................................................      6,733            2,556
    General and administrative..................................      1,958              910
    Depreciation and amortization...............................        142               58
                                                                     ------           ------
                                                                      8,833            3,524
                                                                     ------           ------
    Income (loss) from discontinued operations..................     $   33           $  (30)
                                                                     ======           ======

     Interest expense has not been allocated to discontinued operations.

             INFORMATION NOT INCLUDED IN THE INFORMATION STATEMENT

ITEM 15.  FINANCIAL STATEMENT SCHEDULES AND EXHIBITS

     (a)  Financial Statement Schedules

        Financial Statement Schedules for the FUMI Parking Business and the FUR Parking Business and the Report of Independent Public Accountants on such Schedules are included in this Registration Statement as of January 12, 2000. All other financial statement schedules have been omitted either because they are not required, are not applicable or the information is otherwise set forth in the Financial Statement and Notes thereto.

     (b)  Exhibits

EXHIBIT NO.   DESCRIPTION
-----------   -----------
    2.1       Form of Memorandum of Understanding regarding the
              Distribution between First Union Real Estate Equity and
              Mortgage Investments ("First Union") and the Registrant.
    3.1       Form of Amended and Restated Certificate of Incorporation of
              the Registrant.
    3.2       Form of Amended and Restated By-Laws of the Registrant.
    4.1       Specimen certificate for shares of common stock of the
              Registrant.
   10.1       Form of 2000 Stock Incentive Plan of the Registrant.
   10.2       Form of Credit Agreement.
   10.3       Form of Guarantee.
   10.4       Form of Indemnification Agreement.
   10.6*      Huntzinger Employment Agreement.
   10.7*      Wallner Employment Agreement.
   10.8       Newsome Employment Agreement.
   10.9       Form of Debenture.
   21.1       Subsidiaries of the Registrant.
   27.1       Financial Data Schedule for FUMI Parking Business for year ending December 31, 1999.
   27.2**     Financial Data Schedule for FUMI Parking Business for year ending December 31, 1998.
   27.3       Financial Data Schedule for FUR Parking Business for year
              ending December 31, 1999.
   27.4**     Financial Data Schedule for FUR Parking Business for year
              ending December 31, 1998.

---------------

 *To be filed by amendment.

**Previously filed

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on this 2nd day of March, 2000.

                                          IMPERIAL PARKING CORPORATION

                                          By:       /s/ CHARLES HUNTZINGER
                                            ------------------------------------

                                              Charles Huntzinger
                                              President and Chief Executive
                                              Officer

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